Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

DATED AS OF

SEPTEMBER 7, 2012

AMONG

PMFG, INC.

AND

PEERLESS MFG. CO.,

EACH AS BORROWER,

CITIBANK, N.A.,

AS ADMINISTRATIVE AGENT, SWINGLINE LENDER

AND ISSUING BANK

AND

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

AS

SOLE LEAD ARRANGER, DOCUMENTATION AGENT, SYNDICATION AGENT AND SOLE BOOKRUNNER

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments
Annex II	Term B Loans

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swingline Note
Exhibit C	Form of Term A Loan Note
Exhibit D	Form of Amended and Restated Term B Loan Note
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Draw Request
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Borrowing Base Certificate
Exhibit J-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Assignment and Assumption
Exhibit L	Form of Lien Waiver and Release
Exhibit M	Form of Affidavit of Completion
Exhibit N	Form of Certificate of Substantial Completion
Exhibit O	Budget

Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.14	Subsidiaries
Schedule 9.02	Existing Indebtedness
Schedule 9.03	Existing Liens
Schedule 9.05	Existing Investments

v

THIS CREDIT AGREEMENT dated as of September 7, 2012 is among PMFG, INC., a corporation duly formed and existing under the laws of the State of Delaware (“PMFG”), and PEERLESS MFG. CO., a corporation duly formed and existing under the laws of the State of Texas (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”); each of the Lenders from time to time party hereto; and CITIBANK, N.A., a national banking association (in its individual capacity, “Citibank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning set forth in the UCC.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangible (including a payment intangible).

“Acquisition” means the acquisition by the Borrower or any other Loan Party of (a) all of the Equity Interests of any other Person, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more divisions, lines of business or business units of any other Person.

“Act” has the meaning set forth in Section 12.19.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Advance” means a disbursement by the Administrative Agent of any Term B Loan proceeds or any funds from the Borrower’s Deposit in accordance with the provisions of this Agreement.

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“Advance Account” means an account established by the Borrower with the Administrative Agent into which all Advances being made to the Borrower will be deposited as provided in Section 2.03(b).

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affidavit of Completion” has the meaning assigned such term in Section D(f) of Annex II, in the form attached hereto as Exhibit M.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 12.01(c)(iii).

“Agents” means, collectively, the Administrative Agent and other agents subsequently named; and “Agent” shall mean either the Administrative Agent or such other agent, as the context requires.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Allocations” means the line items set forth in the Budget for which Advances of Term B Loan proceeds will be made.

“Amended and Restated Term B Loan Note” means a promissory note substantially in the form of Exhibit D.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (c) the Adjusted LIBO Rate (based on an Interest Period of thirty (30) days) in effect on such day plus 2%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Approved Currency (other than Dollars) as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate on any date of determination for the purchase of such Approved Currency (other than Dollars) with Dollars.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread,” respectively, based upon the Consolidated Funded Debt to EBITDA Ratio as of the most recent determination date; provided that from the Effective Date until the delivery of the Borrower’s consolidated financial statements for the fiscal quarter ending on or nearest to December 31, 2012, the “Applicable Margin” shall be the applicable rate per annum set forth below in Level III:

Level	Consolidated Funded Debt to EBITDA Ratio	ABR Spread	Eurodollar Spread	Unused Fee Rate
I	Greater than 4.00:1.00	0.75%	2.75%	0.50%
II	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	0.50%	2.50%	0.50%
III	Greater than or equal to 3.00:1.00 but less than or equal to 3.50:1.00	0.25%	2.25%	0.25%
IV	Less than 3.00:1.00	0.00%	2.00%	0.25%

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For purposes of the foregoing, (i) the Consolidated Funded Debt to EBITDA Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 8.01(a) or (b) (and the related Compliance Certificate delivered pursuant to Section 8.01(c)), and (ii) each change in the Applicable Margin resulting from a change in the Consolidated Funded Debt to EBITDA Ratio shall be effective during the period commencing on and including the date three (3) Business Days after delivery to the Administrative Agent of such consolidated financial statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Funded Debt to EBITDA Ratio shall be deemed to be in Level I (A) at any time that an Event of Default shall have occurred and be continuing or (B) if the Borrower fails to deliver the consolidated financial statements (and related Compliance Certificate) required to be delivered by it pursuant to Section 8.01(a), (b) and/or (c), during the period from the expiration of the time for delivery thereof specified in such sections until such financial statements and Compliance Certificate are delivered.

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the applicable level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 3.02(c) and Article X. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment in cash in full of all other Obligations hereunder for the limited period ending on the date that is two (2) months following the date upon which the Borrower’s annual audited financial statements, which include the period during which such termination and repayment occurred, become publicly available.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 or Section 2.09 or in respect of any indemnity claim under Section 12.03(b) arising out of an action or omission of the Swingline Lender or the Issuing Bank under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of (i) any indemnity claim under Section 12.03(b) arising out of an action or omission of the Administrative Agent under this Agreement or (ii) any participation in a Protective Advance under Section 2.10(g), the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder. With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender’s Revolving Credit Exposure.

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“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Margin”.

“Approved Currency” means Dollars, Canadian Dollars, Sterling and Euros.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citibank, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit K or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the U.S. or any successor Governmental Authority.

“Borrower Agreement” shall mean that certain Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement to be signed by the Borrower in connection with the execution of the Ex-Im Credit Agreement substantially in the form published by the Ex-Im Bank at http://www.exim.gov/pub/pdf/ebd-w-16d.pdf, as such form shall be updated and revised by the Ex-Im Bank from time to time until execution by the Borrower.

“Borrower’s Deposit” means the cash amounts deposited by the Borrower with the Administrative Agent, from time to time, in accordance with the terms and provisions hereof.

“Borrowing” means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date, an amount equal to (a) the sum of (i) eighty percent (80%) of the aggregate amount of Eligible Accounts on such date plus (ii) fifty percent (50%) of the aggregate amount of Eligible Inventory on such date plus (iii) one hundred percent (100%) of the cash held in the LC Cash Account as of such date of determination, minus (b) the Foreign Currency Letter of Credit Contingency Amount.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit I or in such other form as may be acceptable to the Administrative Agent, which has been completed and duly executed by a Responsible Officer of the Borrower.

“Borrowing Base Deficiency” occurs if at any time the total Risk Adjusted Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

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“Budget” means the budget that is set forth on Exhibit O attached hereto and incorporated herein by reference of all costs needed or anticipated for the design and construction of the Improvements in accordance with the Loan Documents and all applicable Governmental Requirements and Requirements of Law, and for soft costs and other related development costs, as such budget may be amended with the approval of the Administrative Agent from time to time as provided in this Agreement or otherwise in the Administrative Agent’s good faith reasonable discretion, as same may be revised from time to time by mutual agreement of the Borrower and the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by Law to remain closed, and

(a) if such day relates to any fundings, disbursements, settlements and payments in Dollars, or any related interest rate settings, or any other dealings in Dollars (or notices by the Borrower with respect thereto) to be made or carried out pursuant to this Agreement, any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any fundings, disbursements, settlements and payments in Euro, or any related interest rate settings, or any other dealings in Euro to be carried out pursuant to this Agreement, a TARGET Day; and

(c) if such day relates to any fundings, disbursements, settlements and payments in an Approved Currency other than Dollars or Euro, or any related interest rate settings, or any other dealings in any Approved Currency other than Dollars or Euro to be carried out pursuant to this Agreement, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Approved Currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditure” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding, without duplication, any such expenditures to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset, or (b) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor or sublessee.

“Capital Expenditure Threshold” has the same meaning assigned thereto in Section 9.06.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the

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Person providing such collateral shall request, such other credit support approved by the Administrative Agent and the Issuing Bank (and the Borrower if such Cash Collateral is being provided by a Defaulting Lender) in their sole discretion, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and the Borrower, if applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Certificate of Substantial Completion” means a Certificate of Substantial Completion in the form of the American Institute of Architects contract document form G704-2000, attached hereto as Exhibit N, or such other form as may be approved by the Borrower and the Administrative Agent, in their reasonable discretion.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the equity securities of PMFG entitled to vote for members of the board of directors or equivalent governing body of PMFG on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of PMFG cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) PMFG no longer holds 100% of the Equity Interests of Peerless, free and clear of all Liens (other than (i) the Liens securing the Obligations and (ii) during the Ex-Im Period, to the extent required by the Ex-Im Bank, Liens securing the obligations under the Ex-Im Credit Agreement);

(d) PMFG no longer is a public company; or

(e) any “Change in Control” as such term or similar concept is defined in any Subordinated Debt Document.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule,

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regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued.

“Chattel Paper” has the meaning specified in the UCC and including, without limitation, electronic chattel paper.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans, Term B Loans, Incremental Revolving Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term A Loan Commitment, or Term B Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all of the “Collateral” and Mortgaged Property referred to in the Collateral Documents, and all of the other Property and other Equity Interests of the Loan Parties and other Persons that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Security Agreements, the Mortgages, the Guaranty Agreement, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements, Secured Treasury Management Agreements and participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for or to guarantee the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Commitment” means, a Revolving Credit Commitment, a Term A Loan Commitment, a Term B Commitment or a LC Commitment, or any combination thereof (as the context requires).

“Communications” has the meaning set forth in Section 12.01(c)(i).

“Completion” means when all of the following, in form and substance reasonably acceptable to the Administrative Agent, have been delivered to and approved by Administrative Agent: (i) a certificate of occupancy (or its equivalent) from the appropriate Governmental Authority with respect to the Improvements; (ii) the Certificate of Substantial Completion from the Design Professional and Contractor (and as verified by the Inspector); (iii) endorsement from the Title Company deleting any exception in the Title Insurance relating to completion of the Improvements and other exceptions specified by the Administrative Agent that may be deleted pursuant to applicable regulations; (iv) a final release and waiver of Liens, in form and substance reasonably acceptable to the Administrative Agent, from the Contractor and, upon request of the Administrative Agent, any other contractor or subcontractor (including any laborer, materialman, or other) involved with the construction of the Improvements; and (v) the Affidavit of Completion, duly recorded in the real property records of the county in which the Land is located.

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“Completion Date” means the date is eighteen (18) calendar months after the Effective Date subject to any extension due to Force Majeure.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H or in such other form as may be acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense, (d) out-of-pocket expenses incurred in connection with the closure and sale of the Abilene facility, (e) transaction fees and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Ex-Im Credit Agreement, and (f) any non-cash expenses, losses or other charges (including whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets (other than Inventory) outside of the ordinary course of business and any Inventory write up due to purchase accounting, but excluding losses or charges resulting from write-downs or write-offs with respect to Accounts or Inventory, and including non-cash Restricted Payments and unrealized gains earned and losses incurred under Swap Agreements), in each case, determined on a consolidated basis in accordance with GAAP, provided however that, for the avoidance of doubt, to the extent any such non-cash expenses or losses require cash payments in subsequent periods, such cash payments shall be deducted from the calculation of Consolidated EBITDA in the periods in which such cash payments are made.

Consolidated EBITDA for a consecutive four quarter period shall be calculated after giving effect, on a Pro Forma Basis, to Acquisitions and Dispositions made by the Borrower or a Consolidated Subsidiary during such period. Such pro forma adjustments shall be calculated in a manner reasonably satisfactory to the Administrative Agent.

“Consolidated Fixed Charges” means, as of any date of determination, the sum, without duplication, of (a) all Consolidated Interest Expense paid or payable in cash by any of the Borrower or its Consolidated Subsidiaries in respect of such period plus (b) all installments of principal due and payable by any of the Borrower or its Consolidated Subsidiaries with respect to long-term Indebtedness and Indebtedness set forth in clauses (a) and (b) of the definition of “Funded Debt” during the period of determination (including principal payment in respect of the Term Loans, but excluding voluntary prepayments of the Term Loans) plus (c) all earn-out payments paid or payable in cash during such period of determination, in each case determined on a consolidated basis.

“Consolidated Funded Debt” means at any date the aggregate amount of all Funded Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Funded Debt to EBITDA Ratio” means as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on the applicable date of determination.

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“Consolidated Interest Expense” means for any period the total cash interest expense (including that attributable to Capital Leases) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the aggregate of the total liabilities of Borrower and its Consolidated Subsidiaries as of such date as determined on a consolidated basis in accordance with GAAP to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, including the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any of the Borrower or its Subsidiaries if the Administrative Agent has received financial information relating to such Person in form and substance reasonably satisfactory to the Administrative Agent; provided that there shall be excluded (a) the income (or deficit) of any Person in which any Person has a joint interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries from such Person in the form of dividends or similar distributions (except in the case of the income and earnings of Peerless Manufacturing (Zhenjiang) Co. Ltd. which shall not be excluded by clause (a) of this proviso), and (b) the undistributed earnings of any Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means the sum of the excess of total assets of the Borrower and its Consolidated Subsidiaries over total liabilities of the Borrower and its Consolidated Subsidiaries, total assets and total liabilities each being determined on a consolidated basis in accordance with GAAP consistent with those applied in the preparation of the financial statements previously furnished to the Administrative Agent in connection herewith, excluding however, from the determination of total assets all assets which would be classified as intangible assets under GAAP, including without limitation, good will, patents, trademarks, trade names, copyrights, and franchises and excluding any obligations due from Affiliates.

“Construction Contract” means, collectively or severally, as the context thereof shall suggest or require, all contracts and agreements entered into between the Borrower and each Contractor pertaining to the construction of the Improvements or any part thereof, and all amendments and supplements thereto.

“Construction Plans” means the plans and specifications for the construction of the Improvements, prepared by the Design Professional, and approved as required herein, all amendments thereof and supplements thereto, approved if and as required herein, and all other design, engineering or architectural work, tests, reports, surveys, shop drawings and similar items related thereto. The Construction Plans shall, and shall include a statement signed by the Design Professional that the Construction Plans, conform to the recommendations of the soils report obtained pursuant to this Agreement.

“Construction Schedule” means a construction schedule which shall include the anticipated commencement and completion dates of each phase or aspect of construction of the Improvements, and such other information and detail regarding the construction of the Improvements as the Administrative Agent may reasonably request.

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“Contingency Account” means a restricted account with Administrative Agent funded with an amount equal to $490,000.00, which funds shall be used to for any cost overruns in connection with the Term B Loan.

“Contractor” means collectively or severally, as the context thereof shall suggest or require, the General Contractor and any other Person with whom the Borrower contracts (whether for labor, materials, or otherwise) for the construction of the Improvements or any portion thereof, and who is reasonably acceptable to the Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the managers or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) the sum of (i) the Consolidated EBITDA for the four fiscal quarter period ended on such determination date less (ii) cash Restricted Payments constituting of dividends and distributions made by the Borrower and its Consolidated Subsidiaries to any Person other than to PMFG or a Subsidiary of PMFG during the four fiscal quarter period ended on such determination date less (iii) Maintenance Capex made during the four fiscal quarter period ended on such determination date, less (iv) cash Taxes for the four fiscal quarter period ended on such determination date, to (b) Consolidated Fixed Charges.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or any Advance within two (2) Business Days of the date such Loans or such Advance, as applicable, were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that

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such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has defaulted on its funding obligations under other loan or credit agreements or similar financing agreements generally, or (e) has, or has a direct or indirect parent company that has, (i) become insolvent, or generally unable to pay its debts as they become due, or admitted in writing its inability to pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law (or has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding), or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (or has taken any action in furtherance of or indicating its consent to or acquiescence in any such appointment); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Denton Property” means, collectively, the Land, the Improvements, and the following, as such terms are defined in the applicable Mortgage: Minerals, Fixtures, Personalty, Contracts, Leases and Rents.

“Denton Property Contracts” means any Contract (as such term is defined in the applicable Mortgage) related to or which affects all or any portion of the operation or use of any portion of the Denton Property, including all service contracts and all utility, maintenance and security contracts.

“Design Professional” means, collectively or severally, as the context thereof shall suggest or require, each architect, engineer, and other professional consultant and planner with whom the Borrower contracts, or with whom any other Design Professional subcontracts, to provide planning, design, architectural, engineering, construction supervision (other than the Inspector), or other similar services relating to the Improvements, or any part thereof.

“Design Services Contract” means collectively or severally, as the context thereof shall suggest or require, all contracts and agreements, and all amendments thereto, entered into between the Borrower and each Design Professional, or each Design Professional and its subcontracted Design Professional, relating to the design and/or construction of the Improvements.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Approved Currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate on any date of determination for the purchase of Dollars with such other Approved Currency.

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“Dollars” or “$” refers to lawful money of the U.S.

“Domestic First-Priority Collateral” means, during the Ex-Im Period, Accounts (other than Export-Related Accounts), Inventory (other than Export-Related Inventory), General Intangibles (other than Export-Related General Intangibles), Pledged Equity Interests and Mortgaged Properties pledged to secure the Obligations and proceeds of the foregoing.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Domestic Wholly-Owned Subsidiary” means any Domestic Subsidiary that is also a Wholly-Owned Subsidiary.

“Draw Period” means a calendar month.

“Draw Request” means a request submitted by the Borrower to the Administrative Agent as a condition precedent to an Advance, in the form of Exhibit F attached hereto, together with a completed Draw Spread Sheet in the form of Exhibit F-1 attached hereto and such invoices, documents and certifications as the Administrative Agent may reasonably require.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Accounts” means Accounts of the Borrower and its Domestic Subsidiaries which the Administrative Agent, in its reasonable discretion, determines to be Eligible Accounts. Without limiting the reasonable discretion of the Administrative Agent to establish other criteria of eligibility, Eligible Accounts shall exclude any Account:

(a) that is not subject to a valid, perfected first priority Lien in favor of the Administrative Agent or that is subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank;

(b) that is not owned by the Borrower or its Domestic Subsidiaries or is subject to any right, claim or interest of another Person other than (i) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex Im Lender and the Ex-Im Bank;

(c) as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account has both (i) been breached, and (ii) such breach is still existing at the relevant date of determination;

(d) with respect to which an invoice has not been sent;

(e) which is not due and payable within sixty (60) days after its invoice date;

(f) that arises from a sale of goods to or performance of services for an employee of the Borrower or its Domestic Subsidiaries;

(g) that is backed by a letter of credit unless the Inventory covered by the subject letter of credit has been shipped;

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(h) that is due and payable from an Account Debtor who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other Law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such Debtor Relief Laws;

(i) with respect to which the obligation of payment of the Account Debtor is or may be conditional for any reason whatsoever, including, without limitation, Accounts that are billed in advance (other than progress billings or similar billings in advance or on delivery against deliverables or standards specified in the applicable contract, provided that such deliverables have been received or standards attained) or arise from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis;

(j) that is evidenced by chattel paper;

(k) that is subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except (i) for customary discounts allowed by the applicable Loan Party in the ordinary course of business for prompt payment, and (ii) to the extent there is any agreement between the applicable Loan Party and the relevant Account Debtor, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto; or for which the Account Debtor is also a creditor or supplier of the Borrower;

(l) to the extent it includes any finance charges, service charges, taxes, discounts, credits, allowances and retainages;

(m) owing by an Account Debtor if twenty-five percent (25%) or more of the aggregate balance of Accounts owing by such Account Debtor is ineligible, unless specifically approved by the Administrative Agent in its sole discretion;

(n) with respect to which the Account Debtor is the U.S. or any other federal government body unless such accounts are duly assigned to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation reasonably satisfactory to the Administrative Agent in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended);

(o) which is for that portion of an account balance owed by a single Account Debtor that would exceed thirty percent (30%) (or such greater percentage as permitted by the Administrative Agent in its sole discretion) of the aggregate amount of all Accounts;

(p) that is due and payable from an Account Debtor that is not a resident or citizen of the United States or a province in or territory of Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in the Province of Ontario as of the Effective Date, unless such Account is secured by a letter of credit issued by a bank acceptable to the Administrative Agent which letter of credit shall be in form and substance acceptable to the Administrative Agent and/or is adequately covered by foreign credit insurance provided by a solvent insurer acceptable to the Administrative Agent;

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(q) that are otherwise deemed ineligible for any reason by the Administrative Agent in its reasonable discretion;

(r) for which any of the Inventory giving rise to such Account have been returned, rejected or repossessed;

(s) for which the Inventory giving rise to such Account have not been delivered to and accepted by the Account Debtor, the services giving rise to such Account have not been performed by the Borrower or its Domestic Subsidiaries or the Account otherwise does not represent a final sale, other than, in each case, any Accounts that arise from progress billings or similar billings in advance or on delivery against deliverables or standards specified in the applicable contract, provided that such deliverables have been received or standards attained;

(t) except for the U.S. Navy, that is due and payable from a military Account Debtor;

(u) that is due and payable in a currency other than Dollars, Canadian Dollars or Euros;

(v) that the Administrative Agent, in its reasonable judgment, deems uncollectible for any reason;

(w) which remains unpaid more than ninety (90) days past its invoice date;

(x) during the Ex-Im Period, that are Export-Related Accounts, except to the extent such Export-Related Accounts are fully insured and not part of the borrowing base under the Ex-Im Credit Agreement; or

(y) that does not arise from the sale of Inventory in the ordinary course of the Borrower’s or any of its Domestic Subsidiaries’ business.

If any Account (or portion thereof) at any time ceases to be an Eligible Account, then such Account (or the applicable portion thereof) shall promptly be excluded from the calculation of the Borrowing Base.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.04(b)(iii)). Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Loan Party or any Loan Party’s Affiliates or Subsidiaries.

“Eligible Inventory” means Inventory of the Borrower and its Domestic Subsidiaries, valued at the lower of cost or market, as determined in accordance with GAAP, which the Administrative Agent, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the reasonable discretion of the Administrative Agent to establish other criteria of eligibility, Eligible Inventory shall exclude any such Inventory:

(a) that is not subject to a valid, perfected first priority Lien in favor of the Administrative Agent or that is subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank;

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(b) that is not owned by the Borrower or its Domestic Subsidiaries or is subject to any right, claim or interest of another Person other than (i) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex Im Lender and the Ex-Im Bank;

(c) that is located at an address that has not been approved in writing by the Administrative Agent (which approval the Administrative Agent shall not unreasonably withhold, condition or delay), unless such location (i) is owned in fee by the Borrower or any Domestic Subsidiary, or (ii) satisfies clause (e) or (f) of this definition;

(d) that is placed by the Borrower or any of its Domestic Subsidiaries on consignment or held by the Borrower or any of its Domestic Subsidiaries on consignment from another Person;

(e) that is in transit to the U.S. unless (A) the Administrative Agent is in possession of all documents of title such as, but not limited to, bills of lading necessary to perfect a first priority security interest in such Inventory, and (B) the Borrower or any of its Domestic Subsidiaries has delivered to the Administrative Agent satisfactory evidence that such Inventory is insured against such risks and in such amounts as the Administrative Agent, in the exercise of its reasonable determination, determines to be reasonable;

(f) that is in the possession of a processor or bailee, or located on premises leased or subleased to the Borrower or any of its Domestic Subsidiaries, or on premises subject to a mortgage in favor of a Person other than the Administrative Agent, unless, in each case, such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Administrative Agent shall reasonably require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and the Administrative Agent’s right to gain access thereto, provided, however, that Inventory with an aggregate value of not more than $1,000,000 at any time shall not be excluded pursuant to this clause (f) if it is located at a site of a contractor, subcontractor or customer of the Borrower or any Domestic Subsidiary or any customer of any such contractor or subcontractor;

(g) that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;

(h) as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has both (i) been breached, and (ii) such breach is still existing at the relevant date of determination;

(i) that is not located in the U.S. or in any territory or possession of the U.S. that has adopted Article 9 of the UCC or in any province in Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in effect in the Province of Ontario on the Effective Date, unless permitted pursuant to clause (e) above or expressly permitted by Administrative Agent on terms acceptable to Administrative Agent;

(j) that is sample or demonstration Inventory;

(k) that consists of proprietary software (i.e. software designed solely for the Borrower’s internal use and not intended for resale);

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(l) that is damaged, slow moving, obsolete, returned (unless such returned Inventory is saleable in the normal course of the Borrower’s operations), defective, recalled or unfit for further processing or not currently saleable in the normal course of the Borrower’s operations;

(m) that has been previously exported from the U.S.;

(n) that is perishable or live;

(o) that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(p) that is work-in-progress Inventory;

(q) that is Inventory otherwise deemed ineligible by the Administrative Agent in its reasonable discretion;

(r) that is to be incorporated into Inventory whose sale would result in an Account which would not be an Eligible Account; or

(s) during the Ex-Im Period, that is Export-Related Inventory.

“Eligible Person” means a sole proprietorship, partnership, limited liability partnership, corporation or limited liability company which (a) is domiciled, organized or formed, as the case may be, in the U.S., whether or not such entity is owned by a foreign national or foreign entity; (b) is in good standing in the state of its formation or otherwise authorized to conduct business in the U.S.; (c) is not currently suspended or debarred from doing business with the U.S. government or any instrumentality, division, agency or department thereof; (d) exports or plans to export Items; (e) operates and has operated as a going concern for at least one (1) year; (f) has a positive tangible net worth determined in accordance with GAAP; and (g) has revenue generating operations relating to its core business activities for at least one (1) year.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Governmental Requirements relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens (other than any Lien imposed by ERISA) in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary, which do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such

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Property is held by the Borrower and any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Ex-Im Credit Agreement” means an Ex-Im Credit Agreement to be entered into between Borrower and Ex-Im Lender pursuant to which Ex-Im Lender makes loans to Borrower and such loans are partially guaranteed by Ex-Im Bank.

“Ex-Im Bank” means the Export-Import Bank of the United States.

“Ex-Im Effective Date” means the date upon which each of the conditions to effectiveness set forth in the Ex-Im Credit Agreement have been satisfied or waived in accordance with the terms of the Ex-Im Credit Agreement.

“Ex-Im Export-Related Collateral” means the collateral securing the Ex-Im Credit Agreement comprised of Export-Related Accounts, Export-Related Inventory and Export-Related General Intangibles and proceeds of the foregoing.

“Ex-Im Lender” means Citibank.

“Ex-Im Other Collateral” means the collateral securing the Ex-Im Credit Agreement other than the Ex-Im Export-Related Collateral; provided that to the extent permitted by the Ex-Im Bank in writing, the Mortgaged Properties and the Pledged Equity Interests shall not be included as Ex-Im Other Collateral.

“Ex-Im Period” means the period from and after the Ex-Im Effective Date through and including the Ex-Im Termination Date.

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“Ex-Im Termination Date” means the date upon which the commitments to lend under the Ex-Im Credit Agreement have expired and all obligations under the Ex-Im Credit Agreement have been paid in full.

“Existing Credit Agreement” means that certain Revolving Credit and Term Loan Agreement originally dated April 30, 2008, as amended, by and among Peerless, the financial instructions from time to time signatory thereto and Comerica Bank, as agent for such lenders.

“Export-Related Accounts” means “Export-Related Accounts Receivable” as defined in the Borrower Agreement.

“Export-Related General Intangibles” has the meaning set forth in the Borrower Agreement.

“Export-Related Inventory” has the meaning set forth in the Borrower Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds (other than the tax refund anticipated by the Borrower to be received in the Borrower’s 2013 fiscal year in the amount of approximately $2,500,000), pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated July 12, 2012 and executed on July 13, 2012, by PMFG and Citibank.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Force Majeure” means, with respect to the Improvements, any event, act or condition which causes a delay in the completion of the Improvements and is outside the Borrower’s control, but only to the extent that:

(a) such event does not arise out of (i) the gross negligence, willful misconduct of the Borrower, (ii) unexcused late performance by the General Contractor, any Contractor, any subcontractor or the Architect for reasons other than those described in subparagraph (b) below, (iii) any cause or circumstance resulting in delays, stoppage or any other interference with the completion of the Improvements caused by the insolvency, bankruptcy or any lack of funds by the Borrower or any Affiliate thereof, or (iv) a default by the Borrower under the Loan Documents or the failure by the Borrower to comply with any of the terms or conditions of the Loan Documents; and

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(b) such event consists of an act of God (such as tornado, flood, hurricane, etc.), fires and other casualties; strikes, lockouts or other labor disturbances; war, terrorist acts, riots, insurrections or civil commotions; embargos, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the date hereof, but only to the extent caused by another act, event or condition covered by this subparagraph (b); sabotage (excluding sabotage by the Borrower or any Loan Party or any of their Affiliates; vandalism (excluding vandalism by the Borrower or any Loan Party, or any of their Affiliates); Requirements of Law or Governmental Requirements enacted by any Governmental Authority after the date hereof (unless the Borrower should, in the exercise of due diligence and prudent judgment, have anticipated such enactment); judicial or governmental orders or final judgments entered by courts of competent jurisdiction; or any similar types of events;

provided, however, that (i) the Borrower has sought to mitigate the impact of the delay, (ii) the period during which Force Majeure exists shall commence on the date that the Borrower has given Administrative Agent written notice describing in reasonable detail the event which constitutes the Force Majeure, and (iii) any delay resulting from the foregoing shall terminate on the earlier of the date which is one hundred eighty (180) days after the commencement of such Force Majeure as provided herein, or the date that such Force Majeure no longer exists, whether or not notice of such termination is given to the Administrative Agent, as determined by the Administrative Agent in its reasonable discretion, but in no event beyond the Term B Loan Maturity Date.

“Foreign Currency Letter of Credit Contingency Amount” means, at any time, an amount equal to 10% of the aggregate undrawn amount of all Letters of Credit denominated in an Approved Currency other than Dollars outstanding at such time.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swingline Lender, such defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (including earn-out obligations but excluding operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under

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Capital Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all guarantee obligations of such Person in respect of any liability which constitutes Funded Debt; provided however that Funded Debt shall not include any indebtedness under any Swap Agreement prior to the occurrence of a termination event with respect thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“General Contractor” means a general contractor, licensed in the State of Texas, acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld, conditioned or delayed.

“General Intangible” has the meaning set forth in the UCC.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any Law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect.

“Guarantors” means (a) all Domestic Subsidiaries of the Borrower (except Propulsys), (b) each other Domestic Subsidiary that guarantees the Obligations pursuant to Section 8.13, and (c) each other Person that guarantees the Obligations.

“Guaranty Agreement” means an agreement executed by one or more of the Guarantors in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated by any Environmental Law.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under Laws applicable to such Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws allow as of the date hereof.

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“Improvements” means the improvements to be constructed on the Land pursuant to the Construction Contract in accordance with the Construction Plans, and which is generally described as follows: an 80,000-square-foot manufacturing facility located on approximately 33 gross acres in Denton County, Texas and will support PMFG’s and its Subsidiaries’ global supply chain needs.

“Increase Effective Date” has the meaning set forth in Section 2.08(a).

“Increase Joinder” has the meaning set forth in Section 2.08(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.08(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including earn-out obligations but excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person and (k) all obligations of Swap Agreements to the extent required to be reflected on a balance sheet of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means(a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 12.03(b).

“Information” has the meaning set forth in Section 12.11.

“Inspector” means, collectively, such Person or Persons designated by the Administrative Agent from time to time to assist the Administrative Agent with matters related to the costing, plan review, and inspection of, and other matters related to, construction of the Improvements.

“Intercreditor Agreement” means that certain Intercreditor Agreement to be entered into between the Administrative Agent, on behalf of the Secured Parties, the Ex-Im Lender and the Borrower on or prior to the Ex-Im Effective Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the

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last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the date that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three(3) or six (6) months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth in the UCC.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Persons; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Citibank and any other Lender that has, at the request of Borrower, agreed to issue Letters of Credit hereunder and that is reasonably acceptable to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank. As used herein, the term “Issuing Bank” shall mean “each Issuing Bank” or “the applicable Issuing Bank,” as the context may require, and shall include any Affiliate of an Issuing Bank with respect to Letters of Credit issued by such Affiliate.

“Items” has the meaning set forth in the Borrower Agreement.

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“Land” means the real Property described in the applicable Mortgage relating to the Denton Property.

“Law” means (i) a statute, permit, ordinance, treaty, rule or regulation of any Governmental Authority, (ii) a court decision, judgment, order, decree, injunction or rule, and (iii) a regulatory bulletin or guidance, or examination order or recommendation of a Governmental Authority.

“LC Cash Account” means a deposit account that the Borrower establishes with the Administrative Agent, which account shall be subject to a control agreement reasonably acceptable to the Administrative Agent, and the cash in such account shall serve as additional Collateral for the Obligations.

“LC Collection Account” has the meaning assigned such term in Section 2.09(j).

“LC Commitment” at any time means the amount equal to the Revolving Credit Commitment.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time or discharged and replaced by an ABR Revolving Credit Loan or a Swingline Loan pursuant to Section 2.09(e). The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including, without limitation, all Warranty Letters of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower (whether for itself or any Subsidiary as the account party), with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of

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$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries, as applicable, shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, each Compliance Certificate, each Borrowing Base Certificate, the Guaranty Agreement, the Fee Letter, the Collateral Documents and, during the Ex-Im Period, the Intercreditor Agreement, together with any and all renewals, extensions and restatements of, and amendments and modifications to, any such agreements, documents and instruments, but excluding any Secured Swap Agreements and Secured Treasury Management Agreements.

“Loan Party” means as applicable, any of the Borrower and each Guarantor, and “Loan Parties” means all of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement. A “Loan” may also be an Advance of Term B Loan proceeds, if applicable.

“Maintenance Capex” means the lesser of (a) the actual amount paid by the Borrower and its Consolidated Subsidiaries in cash on account of Capital Expenditures (other than Capital Expenditures made in connection with the Denton Property and Capital Expenditures made by Peerless Manufacturing (Zhenjiang) Co. Ltd. for the building of a manufacturing plant in Zhenjiang, China to the extent permitted pursuant to Section 9.06) determined on a consolidated basis or (b) the depreciation expense of Borrower and its Consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP with respect to such Capital Expenditures.

“Major Subcontractor” means any subcontractor of the General Contractor or the Borrower, which has a contract for providing materials, services or specifically fabricated materials for the construction of the Improvements in an amount of $250,000 or more.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any other Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, (d) the value of the Denton Property or (e) the rights and remedies available to the Administrative Agent, any other Agent, the Issuing Bank, the Swingline Lender or any Lender under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit, but including obligations in respect of one or more Swap Agreements and Treasury Management

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Agreements) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred percent (100%) of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to other types of Cash Collateral approved by the Administrative Agent and the Issuing Bank (and the Borrower to the extent that such Cash Collateral is being provided by a Defaulting Lender), an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” and “Mortgaged Properties” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Collateral Documents.

“Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, assignments of proceeds of production, security documents and the like (including all amendments, modifications and supplements thereto) delivered pursuant to this Agreement for the ratable benefit of the Secured Parties.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to a Disposition or issuance of any Indebtedness by any Person, the cash proceeds received by such Person in connection with such transaction (including any cash received in respect of non-cash proceeds, but only and as when received) after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction or to any asset that may be the subject thereof: (a) all reasonable and customary legal, investment banking, brokerage, accounting and other transaction fees and expenses incurred in connection with such Disposition or issuance, (b) all taxes paid or payable by such Person to be payable in cash in connection with such Disposition or issuance, (c) payments made by such Person to retire Indebtedness (other than the Borrowings and Advances) where payment of such Indebtedness is required in connection with such Disposition or issuance, (d) any amounts required to be deposited into escrow in connection with the closing of such Disposition or issuance (until any such amounts are released therefrom to such Person) and (e) the amount of any reserve for adjustments in respect of the sale price of such asset or assets established in accordance with GAAP (until any such reserve is reversed).

“Net Equity Proceeds” means, with respect to the sale or issuance after the Effective Date by PMFG of any of its Equity Interests, the excess of: (a) the gross cash proceeds received PMFG from such sale or issuance over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other transaction expenses (including taxes) actually incurred and paid or payable in connection with such sale or issuance.

“Net Recovery Proceeds” means, with respect to any Recovery Event or Extraordinary Receipts, the gross cash proceeds (net of reasonable fees, costs and taxes actually incurred and paid in connection with such Recovery Event or Extraordinary Receipt, any required permanent payment of Indebtedness

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(other than Indebtedness secured pursuant to the Collateral Documents) which is secured by the Property that is the subject of such Recovery Event, and any proceeds received in connection with a Recovery Event which are required to paid to third parties due to indemnity claims (or used to reimburse a Loan Party which advanced such payments) received by the respective Person in connection with such Recovery Event or Extraordinary Receipt.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note, the Term A Loan Notes, and the Amended and Restated Term B Loan Notes.

“Obligations” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor or other Loan Party (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising), and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding: (a) to the Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender or any other Secured Party under any Loan Document; (b) to any Swap Lender under any Secured Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Obligations is being determined), (c) to any Treasury Management Party under any Secured Treasury Management Agreement, and (d) all renewals, extensions and/or rearrangements of any of the above.

“OFAC” has the meaning set forth in Section 7.19.

“Ordinary Business Purpose Letter of Credit” means a Letter of Credit which is issued (i) pursuant to this Agreement for the account of a Subsidiary that is not a Loan Party, (ii) to a beneficiary that is not an Affiliate of such Subsidiary, and (iii) for business purposes of such Subsidiary which are in the ordinary course of business of such Subsidiary consistent with past practices. For the avoidance of doubt, the “back to back” Letter of Credit issued on the Effective Date to collateralize that certain letter of credit existing on the Effective Date issued in Euros to Barclays for the account of Peerless Europe Ltd. shall be deemed an “Ordinary Business Purpose Letter of Credit” for all purposes herein.

“Organizational Documents” mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than

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connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant” has the meaning set forth in Section 12.04(d).

“Participant Register” has the meaning set forth in Section 12.04(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Peerless” has the meaning set forth in the introductory paragraph hereto.

“Permitted Acquisition” means any Acquisition provided that each of the following conditions shall be met: (a) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (b) the Borrower would be in compliance (on a Pro Forma Basis after giving effect to such Acquisition and any other Acquisition, Disposition, debt incurrence, debt retirement) with the covenants contained in Section 9.01 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; (c) if such Acquisition involves the acquisition of Equity Interests of a Person, such Acquisition shall result in the issuer of such Equity Interests becoming a Guarantor to the extent required by Section 8.13; (d) such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 8.13 and (e) during the Ex-Im Period, such Acquisition is not prohibited by the Borrower Agreement or is otherwise approved by the Ex-Im Bank in writing.

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition, the aggregate amount (as valued at the fair market value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or guaranteed obligations, “earn outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition.

“Permitted Holder” means all or any one or more of William F. Nicklin, NSB Advisors LLC, Family Members and/or Family Trusts and their respective successors. For purposes of this definition, “Family Member” means any individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to William F. Nicklin and “Family Trusts” means any trusts or other estate planning vehicles established for the benefit of William F. Nicklin or Family Members and in respect of which William F. Nicklin or Family Members serves as trustee or in a similar capacity.

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“Permitted Investments” means:

(a) cash;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market or other deposit accounts issued or offered by, the Administrative Agent, any Lender or any Affiliate thereof, or any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments or deposit accounts utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Platform” has the meaning set forth in Section 12.01(c).

“Pledged Equity interests” has the meaning set forth in the Security Agreement.

“PMFG” has the meaning set forth in the introductory paragraph hereto.

“Prime Rate” means a fluctuating rate of interest equal to the highest quoted annual rate of interest which is published from time to time in the “Money Rates” Section of The Wall Street Journal as

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the prime rate (or, if such source is not available, such alternate source as determined by the Administrative Agent), as adjusted from time to time in the Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

“Principal Payment Date” means (a) with respect to the Term A Loans, (i) the last Business Day of March, June, September and December in each calendar year, commencing with such quarterly date following immediately after the Term A Commitment Termination Date and (ii) the Term A Loan Maturity Date; and (b) with respect to the Term B Loans, (i) the last Business Day of March, June, September and December in each calendar year, commencing with such quarterly date following immediately after the Term B Commitment Termination Date and (ii) the Term B Loan Maturity Date.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA, Consolidated Funded Debt and Consolidated Interest Expense for any period of four consecutive fiscal quarters during which one or more Permitted Acquisition or Disposition occurs or which is the period of four consecutive fiscal quarters ending immediately prior to the date of determination with respect to a Permitted Acquisition or Disposition occurring on or prior to or simultaneously with the date of determination, that such Permitted Acquisition or Disposition (and all other Permitted Acquisition or Disposition that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of four consecutive fiscal quarters and all income statement items (whether positive or negative) attributable to the assets or Person disposed of in a Disposition shall be excluded and all Indebtedness repaid or discharged in connection with such Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the assets or Person acquired in a Permitted Acquisition and all Indebtedness incurred or assumed in connection with such Permitted Acquisition shall be included.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Propulsys” means Peerless Propulsys China Holdings, LLC, a Delaware limited liability company.

“Protective Advance” means any advances made by the Administrative Agent in accordance with the provisions of Section 2.10(g) to protect the Denton Property and other collateral securing the Obligations.

“Public Lender” has the meaning assigned to such term in Section 8.02.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding in or deed in lieu thereof relating to any Collateral.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness.

“Redeem” has the correlative meaning thereto.

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“Register” has the meaning assigned such term in Section 12.04(c).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, managers, officers, employees, agents, trustees, administrators, representatives and advisors (including attorneys, accountants and experts) of such Person and of such Person’s Affiliates.

“Release Date” means the date on which (a) all of the Obligations are fully, indefeasibly, absolutely and unconditionally paid and performed (other than (i) contingent indemnification obligations and (ii) any other obligations or liabilities, which by their terms expressly survive the termination of the Loan Documents), (b) the Commitment of each Lender is terminated, (c) all Letters of Credit have expired, been terminated or secured on terms that are satisfactory to Issuing Bank, and (d) all Secured Swap Agreements and Secured Treasury Management Agreements have expired, been terminated or secured on terms that are satisfactory to the applicable Swap Lender or Treasury Management Party.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than sixty-seven percent (67%) of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Revolving Credit Exposures, outstanding Term Loans and Commitments of any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term A Loans, outstanding Term B Loans and/or unused Commitments of such Class, as applicable, representing more than sixty-seven percent (67%) of the total Revolving Credit Exposures, outstanding Term A Loans, outstanding Term B Loans and/or unused Commitments of such Class, as applicable, at such time.

“Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any Law, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Retainage Percentage” means an amount equal to ten percent (10%).

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“Revaluation Date” means, with respect to any Letter of Credit issued in an Approved Currency other than Dollars, each of the following: (i) each date of issuance, extension and renewal of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any Revolving Credit Loans or Swing Line Loans, (iv) each date of any payment by an Issuing Bank under any such Letter of Credit, and (v) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Banks shall require.

“Revolving Credit” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the Revolving Credit Maturity Date.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to the Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Annex I under the caption “Revolving Credit Commitment,” or in the Assignment and Assumption or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitment is $30,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans, (b) the LC Exposure of such Lender, and (c) the Swingline Exposure of such Lender at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments created on the Effective Date.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment, or if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the Loans made by the Revolving Credit Lenders to the Borrower pursuant to this Agreement.

“Revolving Credit Maturity Date” means with respect to Revolving Credit Loans the earlier of (a) September 30, 2015, and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Note” means a promissory note substantially in the form of Exhibit A.

“Risk Adjusted LC Exposure” means, at any time, the sum of (a) thirty percent (30%) of the aggregate undrawn amount of all outstanding Warranty Letters of Credit at such time (provided however, that such thirty percent (30%) threshold may be adjusted upward by the Administrative Agent once per fiscal year if, based on the audited annual financial statements delivered pursuant to Section 8.01(a), the aggregate warranty expense of the Borrower and its Consolidated Subsidiaries is greater than three percent (3%) of the total revenue of such Persons as reflected in such financial statements), plus (b) one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit that are not Warranty Letters of Credit at such time, plus (c) one hundred percent (100%) of the Dollar Equivalent of

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the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time or discharged and replaced by an ABR Revolving Credit Loan or a Swingline Loan pursuant to Section 2.09(e). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Risk Adjusted Revolving Credit Exposure” means the sum of (a) the total aggregate outstanding principal amount of Revolving Credit Loans, (b) the total Risk Adjusted LC Exposure, and (c) the total Swingline Exposure of all Lenders at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means the Administrative Agent, each Lender, each Swap Lender and each Treasury Management Party.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Swap Lender.

“Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Treasury Management Party.

“Security Agreements” means one or more security agreements in form and substance satisfactory to the Administrative Agent pursuant to which a security interest in assets of the Borrower or a Subsidiary, including a pledge of Equity Interests by the Borrower or such Subsidiary, is granted to the Administrative Agent for the ratable benefit of the Secured Parties to secure the payment of the Obligations, including the reimbursement of obligations under the Letters of Credit, as such agreements may be amended, modified or supplemented from time to time.

“Special Account” means, collectively and individually, one or more deposit accounts (other than the Advance Account) that the Borrower establishes with the Administrative Agent pursuant to the terms of the Loan Documents, each of which shall be used solely for the purpose or purposes stated in the Loan Documents for the respective account.

“Spot Rate” for a currency means the rate determined by the Issuing Bank or the Administrative Agent, as appropriate, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Issuing Bank or the Administrative Agent may obtain such spot rate from another financial institution designated by the Issuing Bank or Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Approved Currency other than Dollars.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Debt” means unsecured Funded Debt of any Loan Party and the other obligations under the applicable Subordinated Debt Documents which have been subordinated in right of payment and priority to the Obligations, all on terms and conditions satisfactory to the Administrative Agent.

“Subordinated Debt Documents” means any document evidencing any Subordinated Debt acceptable to the Administrative Agent, as the same may be amended, modified, supplemented or otherwise modified from time.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Lender” means any Person that is a counterparty to a Swap Agreement with the Borrower or any Subsidiary, that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into.

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“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swingline” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citibank or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swingline Lender hereunder, in each case in its capacity as the Swingline Lender hereunder.

“Swingline Loan” means a Loan made pursuant Section 2.04.

“Swingline Note” means the promissory note substantially in the form of Exhibit B.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b) or (c).

“Term A” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Term A Commitment Termination Date” means the date that is the earliest of (a) eighteen (18) calendar months after the Effective Date, (b) if the Term A Loans have been funded in the full amount of the Term A Loan Commitment, the date the Term A Loans are prepaid in full, and (c) the date the Term A Loan Commitments are terminated.

“Term A Loan Commitment” means, with respect to each Term A Loan Lender, the commitment, if any, of such Lender to make a Term A Loan hereunder in the amount of such Lender’s Term A Loan Commitment as set forth on Annex I under the caption “Term A Loan Commitment.” The aggregate amount of the Lenders’ Term A Loan Commitments is $2,000,000 as of the Effective Date.

“Term A Loan Lender” means a Lender with a Term A Loan Commitment or, following the Term A Commitment Termination Date, an outstanding Term A Loan.

“Term A Loan Maturity Date” means with respect to Term A Loans, September 30, 2019.

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“Term A Loan Note” means a promissory note substantially in the form of Exhibit C.

“Term B” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(c).

“Term B Commitment Termination Date” means the date that is the earliest of (a) eighteen (18) calendar months after the Effective Date, (b) if the Term B Loans have been funded in the full amount of the Term B Loan Commitment, the date the Term B Loans are prepaid in full, and (c) the date the Term B Loan Commitments are terminated.

“Term B Loan Commitment” means, with respect to each Term B Loan Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder in the amount of such Lender’s Term B Loan Commitment as set forth on Annex I under the caption “Term B Loan Commitment.” The aggregate amount of the Lenders’ Term B Loan Commitments is $10,000,000 as of the Effective Date.

“Term B Loan Lender” means a Lender with a Term B Loan Commitment or, following the Term B Commitment Termination Date, an outstanding Term B Loan.

“Term B Loan Maturity Date” means with respect to Term B Loans, September 30, 2022.

“Term Loan Maturity Date” means the Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable.

“Title Company” means First American Title Insurance Company and/or Republic Title of Texas, Inc. as the context requires.

“Title Insurance” means one or more Mortgagee or Loan Policies of Title Insurance, as the Administrative Agent may require, issued by the Title Company, not issued on a coinsurance basis unless approved by the Administrative Agent in the Administrative Agent’s good faith reasonable discretion, in the amount of the Term A and Term B Loans plus any other insurable amount secured by the applicable Mortgage, insuring that the applicable Mortgage constitutes a valid, first priority lien covering the Land, the Improvements, and any other improvements on the Land, subject only to those exceptions which the Administrative Agent may approve, and containing such affirmative coverages and endorsements as the Administrative Agent may reasonably require.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Collateral Documents and (b) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Loan Party’s grant of the security interests and provision of collateral under the Collateral Documents, and the grant of Liens by such Loan Party on Mortgaged Properties and other Properties pursuant to the Collateral Documents.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

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“Treasury Management Party” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement or was a Lender or an Affiliate of a Lender at the time such Treasury Management Agreement was entered into.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unused Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“U.S.” means the United States of America, including any division or agency thereof and any United States Territory.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g).

“Warranty Letter of Credit” means a Letter of Credit that may only be drawn upon to satisfy contractual warranty claims of beneficiaries against the Borrower and its Subsidiaries.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests, on a fully-diluted basis, are owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable Laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withholding Agent” means any Loan Party and the Administrative Agent, as applicable.

Section 1.03 Types and Class of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”) and by Class (e.g., a “Term A Loan” or a “Term A Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any Law or

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regulation shall be construed as referring to such Law or regulation as amended, modified, codified, supplemented or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights. References in this Agreement and the other Loan Documents to “reasonable”, “reasonably” and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder or under any other Loan Document or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of a lender in a senior credit facility where such lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents, and the Borrower and any other Person guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

For purposes of Section 10.01, a breach of a financial covenant contained in Section 9.01 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last date of any specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to the Administrative Agent and the Lenders.

Section 1.05 Accounting Terms and Determinations; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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(c) Rounding. Any financial ratios required to be maintained by the Borrower and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06 Letters of Credit.

(a) Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit, as applicable, after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b) Draws. The amount of any draw on a Letter of Credit shall be deemed to be calculated on a Dollar Equivalent basis.

Section 1.07 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

Section 1.08 Determination of Time. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.09 Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

Section 2.01 Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided however that after giving effect to any Revolving Credit Borrowing: (i) such Revolving Credit Lender’s Revolving Credit Exposure shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; (ii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments; and (iii) the total Risk Adjusted Revolving Credit Exposure shall not exceed the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Credit Loans.

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(b) Term A Loans. Subject to the terms and conditions set forth herein and relying upon the representations and warranties herein set forth, each Term A Loan Lender agrees, severally and not jointly, to make Term A Loans to the Borrower in an aggregate principal amount equal to its Term A Loan Commitment. Notwithstanding anything in the Loan Documents to the contrary, the aggregate amount of Term A Loan proceeds which the Term A Loan Lenders shall be obligated to disburse, and for which the Borrower shall be entitled to request, shall not exceed the Term A Loan Commitment. Amounts prepaid or repaid in respect of Term A Loans may not be reborrowed. The Term A Loan Lenders’ commitment to lend shall terminate automatically upon the Term A Commitment Termination Date. Upon and after the Term A Commitment Termination Date, the Term A Loan Lenders shall not be obligated to make any Term A Loans, and the Borrower shall not be entitled to request any Term A Borrowings. Subject to Section 2.03(a), a Term A Loan shall be in the amount of seventy-five percent (75%) of the sum of (i) the invoiced amount of any new equipment purchased by the Borrower to be used at the Denton Property and (ii) the appraised value of existing equipment to be used at the Denton Property and financed hereunder. To the extent that Term A Loan proceeds are insufficient to pay all costs required for such equipment, the Borrower shall pay such excess costs with funds derived from sources other than the Loans.

(c) Term B Loans. Subject to the terms and conditions set forth herein and relying upon the representations and warranties herein set forth, each Term B Loan Lender agrees, severally and not jointly, to make Term B Loans to the Borrower in an aggregate principal amount equal to its Term B Loan Commitment. Notwithstanding anything in the Loan Documents to the contrary, the aggregate amount of Term B Loan proceeds which the Term B Loan Lenders shall be obligated to disburse, and for which the Borrower shall be entitled to request, shall not exceed the Term B Loan Commitment. Amounts prepaid or repaid in respect of Term B Loans may not be reborrowed. The Term B Loan Lenders’ commitment to lend shall terminate automatically upon the Term B Commitment Termination Date. Upon and after the Term B Commitment Termination Date, the Term B Loan Lenders shall not be obligated to make, and the Borrower shall not be entitled to request, any further Advances. To the extent that Term B Loan proceeds are insufficient to pay all costs required for the development, construction and completion of the Denton Property, and all other costs associated with the Denton Property, the Borrower shall pay such excess costs with funds derived from sources other than the Loans.

Section 2.02 Loans, Borrowings and Advances.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowng, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing (other than an ABR Borrowing for a Term Loan) shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Each Swingline Loan shall be in an amount that is a multiple of $25,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding, and provided further that Borrower shall not submit more than one (1) Borrowing Request for Term A Loans per month.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) (i) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefore would end after the Revolving Credit Maturity Date; (ii) any Term Eurodollar Borrowing if the Interest Period requested therefore would end after the applicable Term Loan Maturity Date; or (iii) any Term Eurodollar Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.

(e) Notes. Any Lender may request that Loans made by it be evidenced by a promissory note of the Borrower (provided, however, that Term B Loans shall be evidenced by a promissory note regardless of request). In such event, the Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibits A, B, C or D, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more promissory notes in such form payable to the payee named therein (or if requested by such payees, to such payee and its registered assigns).

Section 2.03 Requests for Borrowings.

(a) Revolving Credit Borrowings and Term A Borrowings. To request a Revolving Credit Borrowing (other than a Swingline Borrowing) or a Term A Borrowing, the Borrower shall notify the Administrative Agent of such request (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each Borrowing Request shall be irrevocable, shall be substantially in the form of Exhibit E and signed by the Borrower, and shall be effective only if delivered in writing by hand delivery or sent by facsimile to the Administrative Agent. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) Whether the requested Borrowing is to be Revolving Credit Borrowing or Term A Borrowing;

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(ii) the aggregate amount of the requested Borrowing, which in the case of a Term A Borrowing shall be in accordance with Section 2.02(b);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02;

(vi) in the case of a Revolving Credit Borrowing, the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing), the current total Risk Adjusted Revolving Credit Exposures (without regard to the requested Borrowing), the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing), and the pro forma total Risk Adjusted Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Each Term A Borrowing shall be accompanied by the applicable invoice for the new equipment purchased by the Borrower or an appraisal of the existing equipment to be financed.

(b) Term B Borrowing. To request a Term B Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 11:00 a.m. five (5) Business Days before the date of the proposed Borrowing and submit a Draw Request. Each Draw Request must include the information and documentation required in this Agreement, along with the lien waivers and releases, information, certifications, approvals, instruments, and documents required hereby as a condition to the requested Advance (except the down date endorsement to the Title Insurance must be received by the Administrative Agent prior to the date that the requested Advance is actually made); provided, that if such information and documentation is not delivered prior to or concurrently with such Draw Request, such Draw Request shall be deemed invalid and not made. In each Draw Request, the Borrower must (i) specify the amount of such Draw Request that applies to each Allocation, and (ii) identify all funds being used to pay any portion of the costs reflected in the Draw Request other than the funds being requested to be advanced, and identify the sources and respective amounts from each source of such other funds. A Draw Request must state the date the Advance is requested, which shall be at least five (5) Business Days after Administrative Agent receives the Draw Request. All Draw Requests shall account for the retainage and other withholdings required pursuant to Section 2.10(f). Without limiting any of the other provisions in this Agreement, the Administrative Agent shall not be required to approve any Draw Request or make an Advance if (A) any cost requested in the Draw Request is not set forth in the Budget, (B) the requested amount, when added to all prior Advances and any applicable retention requirements for such line item, would exceed the lesser of (x) the actual cost incurred by the Borrower for such item, or (y) the sum allocated in the Budget for such line item, or (C) an amount is requested directly from a contingency line item. Except as otherwise set forth in this Agreement, all Advances will be made by direct deposit into the Advance Account.

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(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request or a Draw Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause an Event of Default.

Section 2.04 Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $3,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 11:00 a.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e), by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph in compliance with the terms and conditions of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this Section 2.04(c) by wire

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transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(c) shall not relieve the Borrower of any default in the payment thereof.

(d) Repayment. If the maturity date shall have occurred in respect of any Revolving Credit Facility at a time when another Revolving Credit Facility is in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.09(d)), there shall exist sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Revolving Credit Commitments that will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments that will remain in effect, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.05 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or Draw Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or Draw Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class comprising such Borrowing, and the Loans of such Class comprising each such portion shall be considered a separate Borrowing. This Section 2.05 shall not apply to Swingline Borrowings, which may not be converted or continued and which shall accrue interest based only at the Alternate Base Rate.

(b) Interest Election Requests. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request or Draw Request would be required under Section 2.03 if the Borrower were

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requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable, shall be in substantially the form of Exhibit G and signed by the Borrower, and shall be delivered by hand delivery or sent by facsimile to the Administrative Agent.

(c) Information in Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.05(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Type of ABR Borrowing.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency, has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in

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Section 2.04 and participation in Protective Advances shall be made as provided in Section 2.10(g). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (i) an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request or (ii) with respect to Term B Loans, the Advance Account or otherwise pursuant to Section 2.10; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent) to the Issuing Bank, and provided that Term B Loans shall be remitted pursuant to Section 2.03(b). Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, prior to 12:00 noon on the date of the proposed Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Term A Loan Commitments shall terminate at 5:00 p.m. on the Term A Commitment Termination Date, (ii) the Term B Loan Commitment shall terminate at 5:00 p.m. on the Term B Commitment Termination Date and (iii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate in its entirety the Revolving Credit Commitments, the Term A Loan Commitments and/or the Term B Loan Commitments, or from time to time reduce any portion of the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section 2.07(b) shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments to the extent that after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04, the total Revolving Credit Exposures would exceed the total Revolving Credit

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Commitments or the total Risk Adjusted Revolving Credit Exposures would exceed the Borrowing Base. The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments pursuant to this Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07(b) shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitments pursuant to this Section 2.07(b) shall be permanent.

Section 2.08 Increase in Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request prior to the Revolving Credit Maturity Date, one or more increases to the existing Revolving Credit Commitments (each, an “Incremental Revolving Commitment”) by an amount not in excess of the aggregate sum of $10,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitment shall be effective, which shall be a Business Day not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each assignee permitted by Section 12.04(b) to whom the Borrower proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment.

(b) Conditions. The Incremental Revolving Commitments shall become effective as of such Increase Effective Date; provided that:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings (assuming that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and the use of proceeds thereof;

(ii) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(iii) the conditions set forth in Section 6.03(c) shall be satisfied.

(c) Terms of Incremental Revolving Commitments. The terms and provisions of the Incremental Revolving Commitments and Loans made pursuant thereto shall be as follows:

(i) the Revolving Credit Loans made pursuant to Incremental Revolving Commitments (“Incremental Revolving Loans”) will rank pari passu in right of payment and security with the Loans; and

(ii) the terms and provisions of Revolving Credit Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Credit Loans.

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The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.08. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to new Commitments made pursuant to this Agreement.

(d) Adjustment of Revolving Credit Loans. On the Increase Effective Date, each Revolving Credit Lender that is acquiring a new or additional Revolving Credit Commitment shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(a).

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.08 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments.

Section 2.09 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in an Approved Currency for its own account or for the account of any of its Subsidiaries as permitted pursuant to Section 9.05(e)(iii), in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period; provided that (i) the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if after giving effect thereto (A) a Borrowing Base Deficiency would exist, (B) any Revolving Credit Lender’s Revolving Credit Exposure would exceed such Revolving Credit Lender’s Revolving Credit Commitment, (C) the total Revolving Credit Exposure would exceed the total Revolving Credit Commitments, (D) the total Risk Adjusted Revolving Credit Exposure would exceed the Borrowing Base, or (E) the LC Exposure would exceed the LC Commitment, and (ii) the minimum face amount of any such Letter of Credit shall be the Dollar Equivalent of $10,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by

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electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying whether such requested Letter of Credit is a Warranty Letter of Credit or a non-Warranty Letter of Credit;

(iii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iv) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));

(v) specifying the amount of such Letter of Credit, and which Approved Currency shall be the denomination of such Letter of Credit (it being understood that if no denomination is specified, the Letter of Credit shall be Dollar-denominated);

(vi) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vii) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), the current total Risk Adjusted Revolving Credit Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), and the pro forma total Risk Adjusted Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Credit Exposures shall not exceed the total Commitments, and (iii) the total Risk Adjusted Revolving Credit Exposures shall not exceed the Borrowing Base. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be obligated to issue a Letter of Credit in the event that, as of the requested issuance date, (A) such Issuing Bank does not issue letters of credit in the requested currency, (B) the issuance of such Letter of Credit in such requested currency would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (C) any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall (1) prohibit, or request that such Issuing Bank

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refrain from, the issuance of letters of credit in the requested currency, (2) impose upon such Issuing Bank with respect to letters of credit issued in the requested currency any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement, or (3) shall result in any unreimbursed loss, cost or expense that was not applicable, in effect, or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it, or (D) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank, with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure (after giving effect to Section 2.12(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has Fronting Exposure. No Issuing Bank shall be obligated to amend any Letter of Credit if the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the Effective Date, provided that all conditions set forth in Section 6.01 have been satisfied (or will be satisfied upon the issuance of the “back to back” Letter of Credit) or waived, the Issuing Bank shall issue a Letter of Credit as a “back to back” Letter of Credit to fully collateralize any existing letters of credit issued under the Existing Credit Agreement and outstanding as of the Effective Date.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least thirty (30) days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Revolving Credit Commitments,

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and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, the obligation of each Lender to acquire participations and reimburse LC Disbursements pursuant to this Section 2.09(d) shall be absolute regardless of whether such Lender’s participation or Applicable Percentage of any LC Disbursement exceeds, by reason of fluctuations of foreign currency exchange rate or otherwise, such Lender’s Revolving Credit Commitment.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit denominated in an Approved Currency, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in such Approved Currency (except as specified below) an amount equal to such LC Disbursement not later than 12:00 noon, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Revolving Credit Borrowing or a Swingline Loan in an amount equal to the Dollar Equivalent of the amount of the LC Disbursement, as determined by the Issuing Bank promptly following determination thereof and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan. Notwithstanding the foregoing, the Issuing Bank may, at its option, specify in the applicable notice of LC Disbursement that the Issuing Bank will require reimbursements in Dollars; provided that the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement (expressed in Dollars in the amount of the Dollar Equivalent of such LC Disbursement), the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision

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therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Currency to the Borrower or in the relevant currency markets generally, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing by facsimile of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the Dollar Equivalent of the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateral – Default. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.09(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b), then the Borrower shall deposit, in an account with the Administrative Agent (the “LC Collection Account”), in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(b), the amount of such excess as provided in Section 3.04(b), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the other Secured Parties, an exclusive first priority and continuing perfected security interest in and Lien on the LC Collection Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the LC Collection Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the other Loan Parties’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collection Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collection Account. Moneys in the LC Collection Account shall be applied

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by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the other Loan Parties under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount in cash collateral hereunder as a result of any prepayment pursuant to Section 3.04(b) and the Borrower is not otherwise required to pay to the Administrative Agent an amount equal to the LC Exposure as a result of the occurrence of an Event of Default, then if the total Risk Adjusted Revolving Credit Exposure is reduced (whether pursuant to Section 3.04(a), the expiration of Letters of Credit or otherwise) and a Borrowing Base Deficiency no longer exists and so long as no Default has occurred and is continuing, the Administrative Agent shall return to the Borrower such amount but only to the extent that the then effective Borrowing Base exceeds the total Revolving Credit Exposures by not less than $1,000,000.

(k) Cash Collateral – Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to Section 2.09(k)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.09(k) or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.09(k) following (A) the

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elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.12, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(l) Exchange Rates; Currency Equivalents. The Issuing Bank or the Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts with respect to the issuance, amendment, extension or increase of any Letter of Credit and the LC Exposure denominated in Approved Currencies other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The applicable amount of any currency for purposes of any calculation involving the Letters of Credit shall be such Dollar Equivalent amount as so determined by the Issuing Bank or the Administrative Agent, as appropriate. Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Approved Currency other than Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Letter of Credit Reports.

(i) Each Issuing Bank shall furnish to the Administrative Agent on the fifth Business Day of each calendar quarter a written report (A) summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding calendar quarter and drawings during such calendar quarter under all Letters of Credit issued by such Issuing Bank and (B) setting forth the average daily aggregate undrawn amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Administrative Agent shall promptly deliver such report to the Lenders and the Borrower by the means provided for delivery of Communications pursuant to Section 12.01.

(ii) Each Issuing Bank with one or more outstanding Letters of Credit issued in an Alternative Currency shall furnish to the Administrative Agent on the fifth Business Day of each calendar month a written report setting forth the undrawn amount of each such Letter of Credit outstanding as of such date (calculated using the Spot Rates determined as of such date).

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Section 2.10 Term B Loan and Advances.

(a) Advances. All Advances are subject to the conditions and requirements contained in this Agreement. Advances shall be made only once each Draw Period. Advances will be made only for actual costs incurred in accordance with the Budget and other provisions hereof. Except as otherwise provided in this Agreement, all Advances will be deposited in the Advance Account; provided that if not all of the conditions to an Advance have been satisfied, or if an Event of Default exists, but the Administrative Agent elects to make such Advance, then the Administrative Agent shall have the unconditional right, exercisable in the Administrative Agent’s sole discretion, to make such Advance, in whole or in part, to one or more of (i) directly to the Borrower by depositing same in the Advance Account, (ii) directly to the Contractor, Design Professional, or other third party owed, and/or (iii) jointly to the Borrower and any one or more of the Contractor, Design Professional, or other third party owed. The Borrower will hold the Advances in the Advance Account (until payment to the proper payee) as a trust fund for the purpose of paying the cost of construction of the Improvements and related nonconstruction costs contained in the Draw Request pursuant to which such Advance was made. The Borrower will apply the same promptly to the payment of the costs and expenses for which each Advance is made and will not use any part thereof for any other purpose.

(b) Allocations. The purposes for which the Term B Loan proceeds are allocated and the respective amounts of such Allocations are set forth in the Budget. Term B Loan proceeds shall be disbursed only for the purposes set forth in the Budget and only until the Term B Commitment Termination Date. The Administrative Agent shall not be obligated to make an Advance from an Allocation set forth in the Budget to the extent that the amount of the Advance for such Allocation would, when added to all prior Advances for such Allocation, exceed the total of such Allocation as set forth in the Budget. The Administrative Agent shall not be obligated to make an Advance from an allocation for “Contingency” as set forth in the Budget; all Term B Loan proceeds provided in a “Contingency” Allocation in the Budget must be reallocated pursuant to Section 2.10(c) as a condition to the Advance of such proceeds.

(c) Reallocations. Any cost overruns for any Allocation shall be satisfied out of funds contained within the Contingency Account. Except as herein provided, the Borrower shall not be entitled to require that the Administrative Agent reallocate Term B Loan proceeds from any Allocation to any other Allocations. The Borrower may request the Administrative Agent to make a reallocation of the Term B Loan proceeds among one or more currently existing or the Administrative Agent approved new Allocations (including any “Contingency” Allocation) in the Budget; provided, however, any such reallocation of the “Contingency” Allocation shall be in the Administrative Agent’s reasonable discretion and reallocation of any other Budget line items shall be in Administrative Agent’s sole and absolute discretion. The Administrative Agent shall not unreasonably withhold its consent for a requested Reallocation from a “Contingency” to another Allocation. To the extent the amount of the Term B Loan proceeds actually needed and disbursed for any Allocation is less than the amount of the Allocation, and the use of those Term B Loan proceeds are not otherwise reallocated as herein provided, then such unused Term B Loan proceeds shall not be available for Advances. If any Term B Loan proceeds are reallocated at the request of the Borrower and in accordance with this Section 2.10(c), then the Budget shall be deemed amended in accordance with such reallocation. The Administrative Agent reserves the right, at its option, to disburse, while an Event of Default exists, Term B Loan proceeds allocated to any of the Allocations for such other purposes or in such different proportions as the Administrative Agent may, in its sole discretion, deem necessary or advisable.

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(d) Limitation on Advances. The Administrative Agent may withhold from an Advance or, on account of subsequently discovered evidence, withhold from a later Advance or require the Borrower to repay to the Administrative Agent the whole or any part of any earlier Advance, to the extent necessary to protect the Administrative Agent or the Lenders from loss on account of (i) obligations of Borrower to be performed pursuant to the Loan Documents on or before the subject date that have not been performed; (ii) defective work not remedied, (iii) Liens filed or reasonable evidence indicating probable filing of Liens, (iv) the failure of the Borrower to make payments to the Contractor or subcontractors for material or labor, or (v) after fifteen (15) days notice thereof from the Administrative Agent, a reasonable doubt by the Administrative Agent that the construction of the Improvements can be completed for the sum of (A) the balance of the Term B Loan Commitments then undisbursed, (B) the balance of any undisbursed Borrower’s Deposits, and (C) the balance of any other deposits made by the Borrower into a Special Account with the Administrative Agent for any of the foregoing purposes. When all such grounds are cured, the Borrower may request the Advance of any amount so withheld because of the foregoing.

(e) Borrower’s Deposit. If at any time and from time to time the Administrative Agent shall in its reasonable discretion deem that the undisbursed proceeds of the Term B Loan Commitments, plus the then balance of the Advance Account and any Special Account to be applied to construction costs of the Improvements, are insufficient to meet the costs of completing construction of the Improvements (including all unpaid nonconstruction costs, costs for work and materials completed or provided but not paid for, and all costs of work and materials not completed or provided), plus the costs of insurance, ad valorem taxes, and other normal costs related to the Denton Property, plus any other unpaid costs contained in the Budget, the Administrative Agent may, after fifteen (15) days written notice to the Borrower, refuse to make any additional Advances to the Borrower hereunder until the Borrower shall have deposited with the Administrative Agent in the Advance Account or a Special Account, as the Administrative Agent may require, sufficient additional funds as a Borrower’s Deposit to cover the deficiency which the Administrative Agent deems to exist. Such Borrower’s Deposit will be disbursed by the Administrative Agent to the Borrower pursuant to the terms and conditions hereof as if they constituted a portion of the Term B Loan proceeds, prior to the Advance of any Term B Loan proceeds. The Borrower agrees to establish such Special Account (if applicable) and make the Borrower’s Deposit into the Advance Account or Special Account, as applicable, within fifteen (15) days after written demand by the Administrative Agent. Unless required by Governmental Requirements, the Administrative Agent shall not be required to pay interest on the Borrower’s Deposit.

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(f) Retainage. An amount equal to the Retainage Percentage of all hard costs of construction under the Construction Contract and any and all subcontracts entered into by a Contractor for which an Advance has been made, plus the amount of any claims asserted by any laborers or materialmen against any portion of the Denton Property pursuant to stop notices, Lien claims or similar demands or notices received by the Administrative Agent (which have not been bonded against or otherwise secured in accordance with the applicable provisions of the applicable Mortgage), shall not be disbursed by the Administrative Agent on behalf of the Lenders. Such retainage shall be disbursed by the Administrative Agent on behalf of the Lenders to the Borrower, excluding the amount of any such unbonded or unsecured Lien claims, plus potential costs and interest related thereto (which funds will be disbursed only as such claims are resolved satisfactorily bonded around in addition to the satisfaction of the following conditions), when all of the following have occurred to the satisfaction of the Administrative Agent:

(i) The Administrative Agent has received the Certificate of Substantial Completion executed by the Borrower and the appropriate Design Professional, and approved by the Inspector, stating that the Improvements have been completed in accordance with the Construction Plans.

(ii) The Administrative Agent shall have received such other evidence as the Administrative Agent may require that no mechanics’ or materialmen’s Liens or other encumbrances have been filed and remain in effect against the Denton Property, and the time periods for the filing of any stop notice or Lien claim with respect to the construction of the Improvements shall have elapsed without the filing or providing of any such stop notice or Lien claim. The Design Professional, Contractor, and all subcontractors and material suppliers who performed or provided work or materials related to the Improvements have been paid in full, subject to the release of the retainage as provided in the last paragraph of this Section 2.10(f).

(iii) Each applicable Governmental Authority shall have duly inspected and approved the Improvements and the occupancy of same and issued the appropriate permit, license or certificate of occupancy, to evidence such approval.

(iv) All conditions to an Advance contained in Article VI are satisfied.

(v) Thirty (30) days shall have elapsed from the later of (i) the date of the completion of the Improvements, as specified in Texas Property Code §53.106, if such Affidavit of Completion is filed within ten (10) days after such date of completion, or (ii) the date of filing of such Affidavit of Completion if such Affidavit of Completion is filed ten (10) days or more after the date of the completion of the Improvements as specified in Texas Property Code §53.106.

Notwithstanding the previous provisions of this Section 2.10(f) to the contrary, the Administrative Agent on behalf of the Lenders hereby agree to release separately the amount of retainage not disbursed with respect to each subcontractor providing services or materials for the construction of the Improvements, but only after (A) all other conditions to an Advance are satisfied, (B) the Inspector approves the separate release of such amount, and (C) such subcontractor and the General Contractor execute an affidavit, Lien waiver, and release in form and substance reasonably acceptable to the Administrative Agent, for the benefit of the Borrower, Administrative Agent and the Lenders stating (x) that the subcontractor has completed all of its services relating to the construction of the Improvements and has been paid in full for such services, and (y) that the subcontractor waives and releases any mechanic’s and materialmen’s or other Liens it may have against the Improvements and the Denton Property.

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(g) Protective Advances. The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Applicable Percentage) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to the Denton Property or any other related Collateral for the Obligations up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon the Denton Property or other related Collateral; (ii) amounts expended to pay insurance premiums for policies of insurance related to the Denton Property or other related Collateral; and (iii) $500,000 per annum. Protective Advances in excess of said sum during any calendar year for the Denton Property or any other related Collateral for the Obligations shall require the consent of the Required Lenders. The Borrower agrees to pay on demand all Protective Advances. Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance. Each Lender shall comply with its obligation under this Section 2.10(g) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by Revolving Credit Lenders (and Section 2.06(b) shall apply, mutatis mutandis, to the payment obligation of such Lenders).

(h) Advance not an Approval. The making of any Advance shall not be deemed an approval or acceptance by the Administrative Agent or any Lender of any work, materials, or other matters related to the construction of the Improvements, the Denton Property, or any actions taken in connection therewith.

(i) Advance not a Waiver. The Administrative Agent may make an Advance of all or any portion of a Draw Request notwithstanding the fact that one or more of the conditions required by Section 6.02 and Section 6.04 hereof have not been satisfied, have not occurred, or do not exist, but such action by the Administrative Agent shall not be deemed to be a waiver of the requirement that any such condition be satisfied, have occurred, and/or exist as a condition precedent to any future Advance by the Administrative Agent pursuant to this Agreement or any of the other Loan Documents. If the Administrative Agent makes an Advance before fulfillment of one or more conditions to such Advance, the Administrative Agent may require fulfillment of such conditions before making any subsequent Advance. No Advance shall constitute a waiver of any breach of any provision of this Agreement or of any Event of Default, nor of any default or event of default under any of the other Loan Documents, nor shall any Advance have the effect of precluding the Administrative Agent from pursuing the Administrative Agent’s rights or remedies with respect to any such breach, Event of Default, or other Default.

Section 2.11 Collateral.

(a) Mortgaged Property. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents and under the Secured Swap Agreements and under Treasury Management Agreements with Treasury Management Parties,

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and the reimbursement obligations under the Letters of Credit, shall be secured by a first and superior Lien against the entire interest of the Borrower and each other Loan Party in substantially all of their real Properties, including the Denton Property, pursuant to the terms of one or more Mortgages in favor of the Administrative Agent for the ratable benefit of the Secured Parties, which Mortgages shall be reasonably satisfactory in form and substance to the Administrative Agent.

(b) Guarantees and Pledges of Equity Interests. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents, and under the Secured Swap Agreements, Secured Treasury Management Agreements and the reimbursement obligations under the Letters of Credit, (i) shall be unconditionally guaranteed by each Domestic Subsidiary (except for Propulsys for so long as Propulsys is not a Wholly-Owned Subsidiary) pursuant to one or more Guaranty Agreements, and (ii) shall be secured by a first priority Lien (A) against all of the Equity Interests of each Domestic Wholly-Owned Subsidiary, (B) against all of the Equity Interests of each non-Wholly-Owned Domestic Subsidiary that are directly owned by a Loan Party, and (C) against all of the Equity Interests of each Foreign Subsidiary that are directly owned by a Loan Party, each pursuant to a Security Agreement; provided, however, that, notwithstanding the foregoing, Liens shall not be required on Equity Interests of any Foreign Subsidiary (or any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes and owns Equity Interests of a Foreign Subsidiary) in excess of approximately (but in no event greater than) sixty-five percent (65%) of the issued and outstanding Equity Interests of such Foreign Subsidiary (or such disregarded Domestic Subsidiary) entitled to vote. Reference is made to Section 8.13 of this Agreement for further provisions with respect to additional Guarantors and additional collateral.

(c) Personal Property of Borrowers and Subsidiaries. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents and under Swap Agreements with Swap Lenders and under Treasury Management Agreements with Treasury Management Parties, and the reimbursement obligations under the Letters of Credit, shall also be secured by a first priority Lien (subject during the Ex-Im Period to the first priority Liens of the Ex-Im Lender as described in the Intercreditor Agreement) against all personal Property (including the Advance Account and any Special Account, but subject to the limitations on the pledge of Equity Interests set forth in clause (b) of this Section) of the Borrower and each other Loan Party pursuant to the terms of one or more Security Agreements in favor of the Administrative Agent for the ratable benefit of the Secured Parties which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Collateral Assignment of Construction Contract, Design Services Contract, and Construction Plans. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents and under Swap Agreements with Swap Lenders and under Treasury Management Agreements with Treasury Management Parties, and the reimbursement obligations under the Letters of Credit, shall also be secured by a collateral assignment to the Administrative Agent for the ratable benefit of the Secured Parties of all of the Borrower’s rights and interests, but not its obligations, in, under, and to each Construction Contract, each construction contract with a Major Subcontractor, Design Services Contract, and the Construction Plans upon the following terms and conditions:

(i) the Administrative Agent may use each Construction Contract, each construction contract with a Major Subcontractor, Design Services Contract, and the Construction Plans for any purpose relating to the Improvements, including inspections, construction, and the completion of the Improvements;

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(ii) the Administrative Agent shall have no liability or obligation in connection with, and neither the assignment nor any action taken by the Administrative Agent shall constitute an approval or an assumption by the Administrative Agent of any liability or obligation under, any Construction Contract, any Major Subcontractor contract, Design Services Contract, or the Construction Plans; provided that the Administrative Agent has no responsibility for the adequacy of the Construction Plans or for the construction of the Improvements, and the Borrower shall continue to be liable for all obligations of the Borrower under the Construction Contract, any Major Subcontractor contract, the Design Services Contract, and the Construction Plans;

(iii) the Borrower shall not cancel or amend any Construction Contract, any Major Subcontractor contract, or Design Services Contract or do or suffer to be done any act which would impair the security constituted by the collateral assignment without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(iv) such other terms and conditions reasonably acceptable to the Administrative Agent.

Section 2.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts (including any amounts with respect to Protective Advances) owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.09(k); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan or any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Advances under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.09(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result

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of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in or required by Section 6.03 and Section 6.04 (to the extent applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any unused fee under Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees under Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.09(b).

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.12(a)(iv), (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise

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notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment as in effect at the time of such reallocation. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.12(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.09(k).

(vi) Reallocation of Participations of Protective Advances. All or any part of such Defaulting Lender’s participation in Protective Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Advances and funded and unfunded participations in Letters of Credit, Swingline Loans and Protective Advances to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

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ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans; Evidence of Debt.

(a) Repayment.

(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans, and each such Revolving Credit Loan shall mature, on the Revolving Credit Maturity Date.

(ii) The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(iii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Term A Loan Lender on the Principal Payment Dates the aggregate principal amount to be paid on each Principal Payment Date in respect of all Term A Loans held by the Term A Loan Lenders in the amount specified below:

Principal Payment Dates:	Amount of Payment on Each Principal Payment Date
Each Principal Payment Date commencing on June 2014 and ending on June 2019	$90,900

The Principal Payment Date occurring on September 2019	$91,100

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term A Loan Lenders the full outstanding principal amount of the Term A Loans on the Term A Loan Maturity Date.

(iv) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Term B Loan Lender the principal amount of the Term B Loan held by such Term B Loan Lender on the Principal Payment Dates the aggregate principal amount to be paid on each Principal Payment Date in respect of all Term B Loans held by the Term B Loan Lenders to be in the amount specified below (with the final such installment being in the aggregate principal amount of the Term B Loans then outstanding):

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Principal Payment Dates:	Amount of Payment on Each Principal Payment Date
Each Principal Payment Date commencing on June 2014 and ending on September 2015	$109,100

Each Principal Payment Date commencing on December 2015 and ending on September 2017	$159,100

Each Principal Payment Date commencing on December 2017 and ending on June 2019	$309,100

The Principal Payment Date occurring on September 2019	$308,900

Each Principal Payment Date commencing on December 2019 and ending on March 2020	$400,000

Each Principal Payment Date commencing on June 2020 and ending on March 2021	$450,000

Each Principal Payment Date commencing on June 2021 and ending on September 2022	$500,000

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term B Loan Lenders the full outstanding principal amount of the Term B Loans on the Term B Loan Maturity Date.

(b) Adjustment of Term A Loan Amortization Schedule. Any prepayment of Term A Loans under Section 3.04(a) shall be applied ratably to reduce the then remaining principal installments of the Term A Loans.

(c) Adjustment of Term B Loan Amortization Schedule. Any prepayment of Term B Loans under Section 3.04(a) shall be applied ratably to reduce the then remaining principal installments of the Term B Loans.

(d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f) Effect of Entries. The entries made in the accounts maintained pursuant to Section 3.01(d) and Section 3.01(e) (including the Register maintained pursuant to Section 12.04(c)) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

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Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Loan Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(b), then, at the option of the Required Lenders, all or any portion of the Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand of the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto. Interest on the principal of the Term B Loans shall be limited to and calculated with respect to such Term B Loan proceeds actually disbursed to the Borrower pursuant to the terms of this Agreement and the Term B Notes and which are outstanding from time to time.

(f) No Fees Paid to Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, then all fees shall cease to accrue on the unfunded portion of the applicable Commitment of such Defaulting Lender.

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Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders promptly as practicable in writing and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request or Draw Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to voluntarily prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(c). Any partial prepayment of a Eurodollar Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Any partial prepayment of an ABR Borrowing shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Optional prepayments of either the Term A Loans or the Term B Loans shall reduce the applicable scheduled principal payments of such Class of Loans ratably.

(b) Mandatory Prepayments.

(i) If the total Revolving Credit Exposures exceeds the total Revolving Credit Commitments, including without limitation due to a currency fluctuation and/or after giving effect to any termination or reduction of the total Revolving Credit Commitments pursuant to Section 2.07, if applicable, then in any such case the Borrower shall (A) prepay the Revolving Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Revolving Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.09(j).

(ii) If a Borrowing Base Deficiency exists, then the Borrower shall prepay the Revolving Credit Loans and Swingline Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and if any Borrowing Base Deficiency remains after prepaying all of the Revolving Credit Loans and Swingline Loans as a result of any LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.09(j).

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(iii) The Borrower shall make mandatory prepayments of the Term B Loans (regardless of whether or not an Event of Default has occurred and is continuing) in an amount equal to one hundred percent (100%) of (i) the Net Cash Proceeds of any Disposition of real Property by the Borrower or any other Loan Party, (ii) Extraordinary Receipts received by the Borrower or other Loan Party in connection with the real Property of the Borrower or any other Loan Party, and (iii) the Net Recovery Proceeds of any Recovery Event relating to any real Property of the Borrower or any other Loan Party. Each prepayment of Borrowings pursuant to this clause (iii) shall be applied, first, ratably to the Term B Loans outstanding and reduce in inverse order of maturity the scheduled principal payments of such Term B Loans, until repaid in full.

(iv) At any time during the continuation of an Event of Default, concurrently with the receipt of Net Cash Proceeds from any Disposition by the Borrower or other Loan Party (other than a Disposition of real Property), the Borrower shall prepay the Loans in an aggregate principal amount equal to one hundred percent (100%) of such Net Cash Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 3.04(b)(viii), subject during the Ex-Im Period to the Intercreditor Agreement.

(v) At any time during the continuation of an Event of Default, the Borrower shall make mandatory prepayments of the Loans in an amount equal to one hundred percent (100%) of the Net Recovery Proceeds of any Recovery Event by the Borrower or any other Loan Party and any Extraordinary Receipt (other than a Recovery Event or Extraordinary Receipt relating to real Property of the Borrower or any other Loan Party). Each such mandatory prepayment shall be made and applied as provided in Section 3.04(b)(viii), and subject during the Ex-Im Period to the terms of the Intercreditor Agreement.

(vi) At any time during the continuation of an Event of Default, concurrently with the receipt of Net Equity Proceeds from the sale or issuance by PMFG of any of its Equity Interests (other than the issuance or sale of Equity Interests permitted under Section 9.04(b)), the Borrower shall prepay the Loans in an aggregate principal amount equal to fifty percent (50%) of such Net Equity Proceeds received. Each such mandatory prepayment shall be made and applied as provided in Section 3.04(b)(viii), and subject during the Ex-Im Period to the terms of the Intercreditor Agreement.

(vii) At any time during the continuation of an Event of Default, concurrently with the receipt of Net Cash Proceeds from any issuance of Indebtedness by the Borrower or any other Loan Party other than Indebtedness permitted under Section 9.02, the Borrower shall prepay the Loans in an aggregate principal amount equal to one hundred percent (100%) of such Net Cash Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 3.04(b)(viii), and subject during the Ex-Im Period to the terms of the Intercreditor Agreement.

(viii) Each prepayment of Borrowings pursuant to Section 3.04(b)(iv), (v), (vi) or (vii) shall be applied, first, ratably to the Term B Loans outstanding and reduce in inverse order of maturity the scheduled principal payments of such Term B Loans, until repaid in full, second, ratably to the Term A Loans outstanding and reduce in inverse order of maturity the scheduled principal payments of such Term A Loans, until repaid in full, third, to any outstanding Swingline Loans, fourth, to any outstanding Revolving Credit Loans, and fifth, to Cash Collateralize any LC Exposure. Each prepayment of Borrowings pursuant to this Section 3.04(b) within any Class shall be ratably applied first

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to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(c) Notices and Terms. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class of each Borrowing being prepaid, the principal amount of each Borrowing or a portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of prepayment is given in connection with a conditional notice of termination of all or any of the Commitments as contemplated by Section 2.07(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(b). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Borrower shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e) No Effect on Swap Agreements. Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

Section 3.05 Fees.

(a) Unused Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an unused fee, which shall accrue at the applicable Unused Fee Rate on the average daily amount of the unused amount of the Revolving Credit Commitment of such Lender (whether or not then available) during the Revolving Credit Availability Period. Accrued unused fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Credit Maturity Date, commencing on the first such date to occur after the date hereof. All unused fees shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365)) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing unused fees, the Revolving Credit Commitment of a

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Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin on the Dollar Equivalent of the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, (ii) from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure and payable on the dates specified below, to the Issuing Bank a fronting fee in the amount of the greater of (A) $500 and (B) on such date of determination the amount equal to a fronting fee accruing at the rate of one eighth of one percent (0.125%) per annum on the average daily amount of the Dollar Equivalent of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during such determination period, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Revolving Credit Maturity Date and any such fees accruing after the Revolving Credit Maturity Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05 shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Audit Fees. The Borrower hereby agrees to pay the Administrative Agent, on demand, reasonable audit fees in connection with any audits or inspections conducted by the Administrative Agent or any collateral agent of any Collateral or the Borrower’s operations or business at such Agent’s standard rates together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided that, unless a Default or an Event of Default has occurred and is continuing, (i) the Borrower shall not be required to pay for more than one (1) field audit in any calendar year, and (ii) the auditor performing any such audits or inspections shall be chosen in consultation with the Borrower.

(d) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) Intralinks Fee. The Borrower agrees to pay any fees associated with the Administrative Agent’s use of Intralinks with respect to the Transactions.

(f) Other Fees. The Borrower agrees to pay all fees payable in the amounts and at the times set forth in the Fee Letter.

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ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Payments

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing and Advance of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing and Advance (in the case of conversions and continuations of Loans), (ii) each payment of unused fees under Section 3.05 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.07 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on

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any of its Loans or participations in LC Disbursements, Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans, as applicable, and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans, as applicable, and such other obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans, as applicable, and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower, each Subsidiary, each Guarantor and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower, each Subsidiary, each Guarantor and each other Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower, each Subsidiary, each Guarantor and each other Loan Party in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.09(d), Section 2.09(e), Section 2.09(g) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Increased Costs, Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or

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its holding company, as the case may be, as specified in Section 5.01(a) or (b) and be delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Protection Absolute. The protection of this Section 5.01 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 5.02 Compensation for Losses; Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the failure by Borrower to reimburse any drawing under any Letter of Credit (or interest due thereon) denominated in an Approved Currency (other than Dollars) on its scheduled due date or any payment thereof in a different currency, (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), or (f) the replacement of a Non-Consenting Lender in accordance with the terms of Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes the Issuing Bank.

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(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g) Status of Lenders.

(i) Any Lender (which for purposes of this subsection (g) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement, including by way of joinder, assignment or otherwise (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, including by way of joinder, assignment or otherwise (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the

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Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, including by way of joinder, assignment or otherwise (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or gives a notice pursuant to Section 5.05, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and in each case of (i) or (ii) above, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) preceding, (iii) any Lender is a Defaulting Lender, or (iv) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

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(i) the Borrower shall have received the prior written consent of the Administrative Agent (unless a Loan is being assigned to an existing Lender or an Affiliate or Approved Fund thereof) and (if a Revolving Credit Commitment is being assigned) the Issuing Bank and the Swingline Lender to such assignee, in each case, such consents not to be unreasonably withheld, conditioned or delayed and paid to the Administrative Agent the assignment fee specified in Section 12.04,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter,

(iv) such assignment does not conflict with the applicable Law and,

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make the initial Loans (other than the Term B Loans) and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

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(a) Fees and Expenses. The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced to Borrower at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Winstead PC, counsel to the Administrative Agent).

(b) Officer Certificates. The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other duly authorized officer satisfactory to the Administrative Agent of the Borrower and each other Loan Party setting forth (i) resolutions of its board of directors or board of managers (or equivalent body) or its managing member authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of the Borrower or such other Loan Party (A) who are authorized to sign the Loan Documents to which the Borrower or such other Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or certificate of formation and partnership agreement or certificate of formation and limited liability company agreement (as the case may be) of the Borrower and each other Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) Good Standings. The Administrative Agent shall have received certificates of the appropriate State agencies from their respective jurisdictions of organization with respect to the existence, qualification and good standing of the Borrower and each other Loan Party.

(d) Compliance Certificate. The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit H, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(e) Borrowing Base Certificate. The Administrative Agent shall have received a borrowing base certificate which shall be substantially in the form of Exhibit I, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(f) Executed Agreement. The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g) Notes. The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its applicable Commitment dated as of the date hereof.

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(h) Executed Collateral Documents. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Agreement, the Mortgages, the Guaranty Agreement and such other Collateral Documents reasonably requested by the Administrative Agent. In connection with the execution and delivery of the Collateral Documents, the Administrative Agent shall:

(i) be satisfied that the Collateral Documents create first priority, perfected Liens (subject only to Excepted Liens and during the Ex-Im Period, the Liens securing the obligations under the Ex-Im Credit Agreement); and

(ii) have received certificates, together with undated, blank stock powers (if applicable) for each such certificate, representing all of the issued and outstanding Equity Interest of each Person the Equity Interest of which are required to be pledged pursuant to the Loan Documents, in each case, to the extent such Equity Interests are certificated.

(i) Opinion. The Administrative Agent shall have received an opinion of Jones Day, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(j) Evidence of Insurance. The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with this Agreement.

(k) UCC Searches. The Administrative Agent shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Borrower and the other Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain Property, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 9.03 or have been or will be contemporaneously released or terminated.

(l) Payoff of Existing Credit Agreement. The Administrative Agent shall have received evidence of the payment in full of all amounts due under the Existing Credit Agreement, the termination of all commitments to lend thereunder and the release of all Liens securing such obligations and any other obligations secured thereby, which payoff shall include the issuance of a “back to back” Letter of Credit pursuant to Section 2.09(b) to fully collateralize any existing letters of credit issued under the Existing Credit Agreement and outstanding as of the Effective Date.

(m) Prior Effectiveness of Assignment of Note and Deed of Trust. The Assignment of Note and Deed of Trust is executed, delivered and effective prior to the execution, delivery and effectiveness of each of the other Loan Documents.

(n) Further Assurances. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or

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other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 6.02 Conditions to Initial Loan Advance. The obligation of Term B Loan Lenders to make the Term B Loans is subject to the prior or simultaneous occurrence or satisfaction of each of the conditions set forth in Section A of Annex II (or waiver of such conditions in accordance with Section 12.02).

Section 6.03 Each Credit Event. The obligation of each Lender to make a Loan or Advance on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b) No Material Adverse Effect. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c) Representations and Warranties Correct. The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) No Conflict. The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) Borrowing and Draw Requests. The receipt by the Administrative Agent of a Borrowing Request or Draw Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.09(b), as applicable.

(f) Exchange Rates; Exchange Controls. In the case of the issuance, amendment, extension or increase of a Letter of Credit to be denominated in an Approved Currency other than Dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the Issuing Bank would make it impracticable for such issuance, amendment, extension or increase to be denominated in the relevant Approved Currency.

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Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a) through (f).

Section 6.04 Conditions to Advance. In addition to the requirements and conditions set forth in Section 6.03, the obligation of the Term B Loan Lenders to make each Advance hereunder, including the initial Advance (unless otherwise specifically stated below), shall be subject to the prior or simultaneous occurrence or satisfaction of each (as applicable) of the conditions set forth in Section B of Annex II.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders that:

Section 7.01 Organization; Powers. Each of the Loan Parties and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each other Loan Party’s powers under its Organizational Documents and have been duly authorized by all necessary action (including, without limitation, any action required to be taken by any class of managers, directors, partners or owners of Equity Interests of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders, partners or any class of managers, directors, or partners, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Collateral Documents as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable Law or Organizational Documents of any Loan Party or any Subsidiary of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary of any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party or such Subsidiary of any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary of any Loan Party (other than the Liens created by the Loan Documents).

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Section 7.04 Financial Condition; No Material Adverse Change.

(a) The financial statements of Borrower heretofore furnished to the Lenders present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the dates thereof.

(b) Since July 2, 2011, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters.

(a) Except as set forth in Schedule 7.06 and as could not be reasonably expected to have a Material Adverse Effect, the Borrower, the other Loan Parties or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.06 that, individually as in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower, the other Loan Parties and each Subsidiary of the Loan Parties is in compliance with all Governmental Requirements and Requirements of Law applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(b) No Default or Event of Default has occurred and is continuing.

Section 7.08 Investment Company Act. None of the Borrower, the other Loan Parties or any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower, the other Loan Parties and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, the other Loan Parties and their Subsidiaries in respect of Taxes and other governmental charges are adequate. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

Section 7.10 ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) each Plan has complied with the applicable provisions of ERISA and the Code. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 7.11 Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections and other forward looking information) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading: provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

Section 7.12 Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies covering the Loan Parties, and the Administrative Agent in its capacity as such has been named as loss payee with respect to Property loss insurance for Properties of the Loan Parties.

Section 7.13 Restriction on Liens. The Property of the Loan Parties is subject to no Liens other than those permitted in the Loan Documents.

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Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.

Section 7.15 Ownership of Properties. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for Excepted Liens or such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 9.03.

Section 7.16 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to (a) Excepted Liens and (b) during the Ex-Im Period, the first priority Liens of the Ex-Im Lender as described in the Intercreditor Agreement. Except for filings completed prior to the Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protest such Liens.

Section 7.17 Use of Loans and Letters of Credit. The proceeds of the Revolving Credit Loans and the Letters of Credit shall only be used to provide working capital for operations, to refinance Indebtedness under the Existing Credit Agreement, to provide funding of Capital Expenditures and Permitted Acquisitions and for general corporate purposes. The proceeds of the Term A Loans shall be used only to provide funding for equipment acquisitions and financings. The proceeds of the Term B Loans shall be used to finance the construction and development of the Improvements on the Denton Property and finance related costs and expenses set forth in the approved Budget in accordance herewith. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. If the Borrower does not use all of the Term B Loan proceeds for each Allocation for the specific purpose thereof, those unused Term B Loan proceeds for such Allocation cannot be used for a different purpose or otherwise funded to or for the benefit of the Borrower except if reallocated as provided in Section 2.10(c).

Section 7.18 Solvency. After giving effect to the Transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the other Loan Parties, taken as a whole, will exceed the aggregate Indebtedness of the Borrower and the other Loan Parties on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) each of the Borrower and the other Loan Parties will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by the Borrower and the other Loan Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Borrower and the other Loan Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.19 Sanctioned Persons. None of the Borrower, any other Loan Party or any Subsidiary of any Loan Party nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower, any other Loan Party or any Subsidiary of any Loan Party is

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currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.20 Construction Representations. Each of the representations and warranties contained in Section C of Annex II are true and correct.

ARTICLE VIII

Affirmative Covenants

Until the Release Date, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable Law and not later than ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, all reported on by independent public accountants of recognized national standing acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable Law and not later than 45 days after the end of each fiscal quarter of the Borrower (unless such quarter end is also the end of a fiscal year) (beginning with the fiscal quarter of Borrower ending on or about September 30, 2012), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

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(d) Certificate of Financial Officer — Consolidating Information. If, at any time, any of the Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e) Borrowing Base Certificate; Inventory and Accounts Reports, Etc. As soon as available, and in any event within thirty (30) days after the end of each calendar month of the Borrower, a Borrowing Base Certificate prepared as of the end of such calendar month, together with an accounts receivable aging report, an inventory report and such other monthly financial information regarding the Borrower and its Subsidiaries that the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Projections. As soon as available, but in any event at least 15 days before the end of each fiscal year of Borrower, projections (prepared by management of the Borrower on a consolidated basis (provided that income statements included in such projections shall be prepared on a consolidated and consolidating basis)) for the Borrower and its Subsidiaries for the next succeeding fiscal year, on a quarterly basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Loan Party) by such Responsible Officer at the time such projections were prepared.

(g) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.

(h) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(i) Notice of Recovery Events. Prompt written notice, and in any event within five (5) Business Days after the Borrower becomes aware thereof, of the occurrence of any Recovery Event with respect to any property of any Loan Party involving an aggregate amount of Net Recovery Proceeds in excess of $250,000, or the commencement of any action or proceeding that could reasonably be expected to result in such a Recovery Event.

(j) Information Regarding Borrower and Other Loan Parties. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower’s or any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Loan Party’s chief executive office or principal place of business, (iii) in the Borrower’s or any Loan Party’s organizational form or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Loan Party’s federal taxpayer identification number, if any.

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(k) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents of the Borrower or any other Loan Party.

(l) PATRIOT Act. Promptly after the reasonable request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(m) Estoppel Certificate. Promptly following any request by the Administrative Agent, but not more often than twice a calendar year, within five (5) Business Days after request therefor, an estoppel certificate or written statement, duly acknowledged, stating the amount of the Term B Loan proceeds that have been disbursed pursuant to this Agreement, the amount due under the Obligations, and whether any offsets or defenses exist against the Obligations or the Loan Documents.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed by any Loan Party or Subsidiary thereof under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

As to any information contained in materials furnished pursuant to Section 8.01(h), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Documents required to be delivered pursuant to Section 8.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s Internet website (such website address to be provided by the Borrower to the Administrative Agent); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. In the event that the Borrower furnishes to the Administrative Agent written notices or other documentation pursuant to this Section 8.01, the Administrative Agent shall promptly furnish a copy thereof to each Lender pursuant to the procedures for notices and communications set forth in Section 12.01.

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Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or any Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers may, at their option, make available to the Lenders and the Issuing Bank the Communications by posting the Communications on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Affiliates, or any of the other Loan Parties, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower, any of the Loan Parties, or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 12.11); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the other Agents and each of the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

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Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the standard that properties in the same or similar businesses operating in same or similar locations of like age, condition and use are maintained.

Section 8.07 Insurance. In addition to the requirements set forth in Section D(e) of Annex II, the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. In addition to the requirements set forth in Section D(e) of Annex II, the loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent in its capacity as such as “additional insured” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights; Field Audits. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP. In addition to the inspections permitted under Section D(d) of Annex II, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to perform field audits (provided that unless a Default or Event of Default has occurred and is continuing, such audits shall be no more frequently than once a calendar year), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during Borrower’s normal business hours and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including any Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in

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connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA.

Section 8.11 Swap Agreements. Within one hundred twenty (120) days of the Effective Date, the Administrative Agent shall have received evidence that the Borrower has purchased one or more Swap Agreements effectively either converting interest rates from floating to fixed or capping the interest rate, as Borrower may elect, for at least fifty percent (50%) of the then outstanding principal amount of the Term Loans. The Borrower shall maintain such hedge positions for so long as the Term Loans remain outstanding and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby. Such Swap Agreements shall be on terms reasonably acceptable to the Administrative Agent.

Section 8.12 Administrative Agent as Principal Depository. The Borrower shall maintain the Administrative Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. All deposit accounts of the Borrower and its Subsidiaries not maintained with the Administrative Agent shall be maintained with a Lender or an Affiliate thereof; provided however, that with respect to foreign deposit accounts, such accounts may be maintained with, to the extent that it is commercially impractical or unreasonable for the Borrower or a Subsidiary to maintain such accounts with a Lender or an Affiliate thereof, Bank of China or such other financial institution selected by the Borrower or such Subsidiary in its commercially reasonable discretion. Notwithstanding anything herein to the contrary, the Borrower and its Subsidiaries shall have one hundred twenty (120) days after the Effective Date to be in compliance with this Section 8.12.

Section 8.13 Additional Collateral.

(a) With respect to each Person which becomes a Domestic Subsidiary of the Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, the Borrower shall cause such new Domestic Subsidiary to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders:

(i) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), at the Administrative Agent’s option, (A) a Guaranty Agreement in substantially the same form as the Guaranty Agreement executed by the Guarantors on the Effective Date (or a joinder agreement thereto) whereby such Domestic Subsidiary becomes obligated as a Guarantor, or (B) a joinder to this Agreement whereby such Domestic Subsidiary becomes a Borrower hereunder;

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(ii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a Security Agreement substantially in the same form as the Security Agreement executed by the Loan Parties on the Effective Date (or a joinder thereto) whereby such Domestic Subsidiary grants a Lien over its assets (subject to the limitations on the pledge of Equity Interests set forth in Section 2.11(b)) as set forth in the Security Agreements, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to Excepted Liens and during the Ex-Im Period the first priority Liens of the Ex-Im Lender as described in the Intercreditor Agreement; and

(iii) with the time period specified in and to the extent required under Section 8.13(b), a Mortgage and other Collateral Documents required to be delivered in connection therewith; and

(b) (i) With respect to the acquisition of a fee interest in real Property by any Loan Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such Property becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), such Loan Party shall execute or cause to be executed (unless waived by the Administrative Agent), a Mortgage (or an amendment to an existing Mortgage, where appropriate) covering such real Property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Administrative Agent; and (ii) with respect to the acquisition of any leasehold interest in real Property by any Loan Party after the Effective Date (whether by Permitted Acquisition or otherwise), upon which the primary books and records of any Loan Party are or will be located, the applicable Loan Party shall promptly deliver to the Administrative Agent a copy of the applicable lease agreement and shall use commercially reasonable, good faith efforts to deliver to the Administrative Agent, not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), unless otherwise waived by the Administrative Agent, a collateral access agreement in the form and substance reasonably acceptable to the Administrative Agent together with such other documentation as may be reasonably required by the Administrative Agent;

In each case in the form reasonably satisfactory to the Administrative Agent, in its reasonable discretion, together with such supporting documentation, including corporate authority items, certificates and opinions of counsel, as reasonably required by the Administrative Agent. Upon the Administrative Agent’s request, the Loan Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable Law to perfect and ensure the validity and priority of the Liens granted under this Section 8.13. In the case of assets or properties other than the Domestic-First Priority Collateral, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Section 8.14 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any

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defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Loan Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Collateral Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property or other Property covered by the Lien of the Collateral Documents without the signature of the Borrower or any other Guarantor where permitted by Law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Mortgaged Property such other Property or any part thereof shall be sufficient as a financing statement where permitted by Law.

Section 8.15 Construction Covenants. Each of the covenants contained in Section D of Annex II shall apply.

Section 8.16 Ex-Im Credit Agreement. After the Effective Date, the Borrower shall cooperate with the Ex-Im Lender and the Ex-Im Bank to enter into an Ex-Im Credit Agreement and all related loan documents, provided that each is in a form and substance acceptable to the Ex-Im Lender; and the Borrower; provided that such Ex-Im Credit Agreement and the related loan documents shall be cross-collateralized and cross-defaulted with the Loan Documents, subject to the terms and conditions of the Intercreditor Agreement and the Borrower Agreement. The Borrower shall acknowledge, execute and deliver the Intercreditor Agreement in connection with the execution and delivery of the Ex-Im Credit Agreement. The Borrower shall do all things necessary to ensure that it is an Eligible Person. The obligations of the Borrower under the Ex-Im Credit Agreement and related documents shall be, until all such obligations have been paid in full, guaranteed as to ninety percent (90%) of the amount thereof by Ex-Im Bank. It is the intention of all parties hereto that this Agreement and the related Loan Documents shall not in any manner adversely affect such guarantee of the Ex-Im Bank, and the parties hereto shall enter into any amendment or modification of this Agreement or the other Loan Documents deemed necessary, in the exercise of its reasonable determination, by the Administrative Agent in order to accommodate the Ex-Im Bank’s ability to provide and maintain such guarantee of the Ex-Im Bank. During the Ex-Im Period, to the extent that any provisions of this Agreement shall conflict with the provisions of the Borrower Agreement, the provisions of the Borrower Agreement shall control unless such provisions shall have been waived in writing by the Ex-Im Bank.

ARTICLE IX

Negative Covenants

Until Release Date, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter of the Borrower beginning with the fiscal quarter of the Borrower ending on or about September 30, 2012, to exceed 1.75: 1.00.

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(b) Debt Service Coverage Ratio. The Borrower will not permit the Debt Service Coverage Ratio, as of the last day of any fiscal quarter of the Borrower beginning with the fiscal quarter of the Borrower ending on or about September 30, 2012, to be less than 1.50: 1.00.

(c) Consolidated Tangible Net Worth. The Borrower will not, at any time, permit its Consolidated Tangible Net Worth to be less than the sum of the following:

(i) $65,000,000; plus

(ii) Fifty percent (50)% of the Borrower’s Consolidated Net Income for which Consolidated Net Income is a positive number measured for each fiscal year of the Borrower beginning with the fiscal year of the Borrower ending on June 30, 2013.

Section 9.02 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties created under the Notes or arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b) any Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date and set forth in Schedule 9.02 (other than any Indebtedness of the type described in Section 9.02(c)) and any renewals or refinancing of such Indebtedness (provided that (i) the aggregate principal amount of such renewed or refinanced Indebtedness shall not exceed the aggregate principal amount of the original Indebtedness outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), and (ii) the renewal or refinancing or such Indebtedness shall be on substantially the same or better terms (taken as a whole, as reasonably determined by the Administrative Agent) as in effect with respect to such Indebtedness on the Effective Date, and shall otherwise be in compliance with this Agreement);

(c) guarantees of the Borrower or any other Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;

(d) Indebtedness under any Swap Agreement, provided that (i) such transaction is entered into for risk management purposes and not for speculative purposes and (ii) both at the time of, and immediately after entering into, such Swap Agreement, no Event of Default has occurred and is continuing;

(e) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capital Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Event of Default has occurred and is continuing, (ii) the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 9.01 and (ii) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;

(f) Indebtedness of (i) the Borrower or any other Loan Party owing to the Borrower or any other Loan Party; (ii) the Borrower or any other Loan Party owing to a Subsidiary which is not a Loan Party, so long as the repayment obligations of the Borrower or any other Loan Party are subordinated to the repayment in full of the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent; (iii) any Wholly-Owned Subsidiary that is a non-Loan Party owed to another Wholly-Owned Subsidiary that is a non-Loan Party; and (iv) a Subsidiary that is not a Loan Party owing to a Loan Party if otherwise permitted by Section 9.05;

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(g) Indebtedness of the Borrower or any other Loan Party owing to a Person other than the Borrower or any of its Subsidiaries which has been subordinated to the repayment in full of the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time;

(h) Indebtedness under the Ex-Im Credit Agreement in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(i) Indebtedness consisting of accounts payable incurred in the ordinary course of business;

(j) Indebtedness in respect of the deferred purchase price of property (including earn-out obligations) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(k) Indebtedness arising from judgments or decrees not deemed to be an Event of Default under Section 10.01(k) provided that the Borrower or applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP; and

(l) additional Indebtedness of Foreign Subsidiaries not otherwise permitted by this Section 9.02, provided that (i) both at the time of and immediately after giving effect to the incurrence thereof no Event of Default has occurred and is continuing, and (ii) notwithstanding anything in this Section 9.02 to the contrary, the aggregate amount of Indebtedness of Foreign Subsidiaries permitted under clauses (a) through (l) of this Section 9.02 shall not exceed $27,000,000 at any one time outstanding.

Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens created pursuant to the Loan Documents and securing the payment of any Obligations;

(b) Liens on any Property of the Borrower and its Subsidiaries existing on the Effective Date and set forth on Schedule 9.03 and renewals, refinancings, and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

(c) Excepted Liens;

(d) Liens securing Indebtedness permitted under Section 9.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such debt and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e) Liens on assets not constituting Collateral securing Indebtedness of Foreign Subsidiaries permitted by Section 9.02; and

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(f) during the Ex-Im Period, so long as the Secured Parties and the Ex-Im Lender are subject to the terms of the Intercreditor Agreement, Liens in favor of the Ex-Im Lender to secure the obligations under the Ex-Im Credit Agreement;

provided, however, that during the Ex-Im Period, any Liens described in clause (a) through clause (e) shall only be permitted to the extent such Liens are not prohibited by the Borrower Agreement or to the extent such Liens are otherwise approved in writing by the Ex-Im Bank.

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or partners or make any distribution of its Property to its Equity Interest holders, except that

(a) each Subsidiary may pay or make cash Restricted Payments to any Loan Party or any other Subsidiary that is a direct owner of any of its Equity Interests;

(b) each Loan Party and Subsidiary may declare and make Restricted Payments to any other holder of any of its Equity Interests payable in such Equity Interests, provided that the issuance of such Equity Interests does not violate the terms of this Agreement;

(c) each Loan Party and Subsidiary may declare and make Restricted Payments to any other holder of any of its Equity Interests but only to the extent necessary to enable PMFG and its Domestic Subsidiaries to pay federal and state income taxes attributable to income of the applicable recipient thereof;

(d) each Loan Party and Subsidiary may declare and make Restricted Payments to any other holder of any of its Equity Interests so long as (i) no Default or Event of Default has occurred and is continuing both before and after giving effect to the making of such Restricted Payments, and (ii) the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 9.01 after giving effect to such Restricted Payments; and

(e) each Subsidiary that is not a Wholly-Owned Subsidiary may make Restricted Payments to any holder of any of its Equity Interests that is not a Loan Party or a Subsidiary in accordance with its organizational and equity holder agreements.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments which are disclosed to the Lenders in Schedule 9.05;

(b) Investments held by the Borrower or any Subsidiary in the form of Permitted Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) provided that no Default or Event of Default has occurred and is continuing at the time such Investment is made, Investments as Capital Expenditures permitted under Section 9.06;

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(e) provided that no Default or Event of Default has occurred and is continuing at the time such Investment is made, (i) Investments of any Subsidiary in the Borrower or any other Loan Party, (ii) Investments by the Borrower in any other Loan Party and (iii) Investments by the Borrower in any Subsidiary that is not a Loan Party in the form of a Letter of Credit issued pursuant to this Agreement upon the request of the Borrower for the account of such Subsidiary, provided that the aggregate undrawn amount of such Letters of Credit which are not Ordinary Business Purpose Letters of Credit shall not exceed $3,000,000 at any time;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) provided that no Default or Event of Default has occurred and is continuing at the time such Permitted Acquisition or Investment is made, (i) Permitted Acquisitions in which the Permitted Acquisition Consideration does not exceed in the aggregate (A) $5,000,000 during the Borrower’s 2013 fiscal year or (B) $4,000,000 during any subsequent fiscal year of the Borrower, and (ii) Investments by Loan Parties in Subsidiaries that are not Loan Parties, the proceeds of which are solely used by any such Subsidiaries to make a Permitted Acquisition of Flowvision A/S and Flowvision Shanghai Environmental Co. Ltd., provided that the aggregate amount of such Investments shall not exceed the dollar limitations set forth in subclause (i) of this clause (g) and such Permitted Acquisition is made in compliance with subclause (i) of this clause (g);

(h) Investments in respect of the Swap Agreements required pursuant to Section 8.11, and provided that no Default or Event of Default has occurred and is continuing at the time such Investment is entered into and that such transactions are entered into for risk management purposes and not for speculative purposes, Investments in respect of other Swap Agreements;

(i) provided that no Default or Event of Default has occurred and is continuing at the time of such Investment, Investments after the Effective Date (directly or indirectly through Propulsys) in Peerless Manufacturing (Zhenjiang) Co. Ltd. for the purpose of building a manufacturing plant in Zhenjiang, China, in an aggregate amount not to exceed $10,000,000;

(j) provided that no Default or Event of Default has occurred and is continuing at the time such Investment is made, Investments in CEFCO Global Clean Energy, LLC in an aggregate amount not to exceed $10,000,000;

(k) Investments by any Wholly-Owned Subsidiary that is not a Loan Party in any other Wholly-Owned Subsidiary that is not a Loan Party;

(l) loans and advances not to exceed in the aggregate $500,000 at any one time outstanding to employees, officers and directors of any Loan Party for moving, entertainment, travel and other similar expenses in the ordinary course of business; and

(m) other Investments not described above, provided that both at the time of and immediately after giving effect to any such Investment (i) no Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $1,000,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 9.05 (except as otherwise proved herein), such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

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Section 9.06 Capital Expenditures. During each fiscal year of the Borrower, the Borrower will not, and will not permit any Subsidiary to, make or become legally obligated to make any Capital Expenditure, except, provided that no Default or Event of Default has occurred and is continuing at the time such Capital Expenditure is made, for

(a) Capital Expenditures made in connection with the Denton Property;

(b) Capital Expenditures made by Peerless Manufacturing (Zhenjiang) Co. Ltd. for the building of a manufacturing plant in Zhenjiang, China not to exceed $10,000,000;

(c) reinvestments of Net Cash Proceeds from Dispositions and Net Recovery Proceeds of a Recovery Event, to the extent not subject to mandatory prepayment of the Loans pursuant to Section 3.04(b); and

(d) other Capital Expenditures in the ordinary course of business not otherwise permitted by this Section 9.06 not to exceed $3,000,000 in any fiscal year of the Borrower (the “Capital Expenditure Threshold”) plus any unused portion of the Capital Expenditure Threshold for the fiscal year of the Borrower ending immediately prior to the applicable fiscal year, provided that any amounts carried forward shall be applied to the last Capital Expenditures made in the applicable fiscal year and shall expire at the end of the applicable fiscal year.

Section 9.07 Change in Nature of Business or Organizational Structure. The Borrower will not, and will not permit any Subsidiary to allow any material change to be made in the nature of its business as currently conducted by it, except for the addition of business activities reasonably related or incidental thereto.

Section 9.08 Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, damaged, uneconomic or worn-out machinery, parts, property or equipment no longer used or useful in the conduct of the applicable Borrower’s or Subsidiary’s business, and Dispositions of intellectual property that is no longer material to the applicable Borrower’s or Subsidiary’s business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions of Permitted Investments and other cash equivalents in the ordinary course of business;

(d) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary, provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, and provided further that the applicable Borrower or Guarantor takes such actions as the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens of the Administrative Agent over such transferred assets;

(e) Dispositions permitted pursuant to Section 9.05 or Section 9.10;

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(f) Dispositions relating to an involuntary loss, damage or destruction of property, an involuntary condemnation, seizure or taking by exercise of the power of eminent domain or otherwise, or confiscation or requisition of the use of property, provided that, in each case, the mandatory prepayments, if any, required in connection with such Disposition pursuant to Section 3.04(b) are made;

(g) so long as no Default or Event of Default exists immediately before and after giving effect to any such transactions, Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the Net Cash Proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment; and

(h) so long as no Default or Event of Default exists immediately before and after giving effect to any such transactions, Dispositions not otherwise permitted in this Section 9.08; provided that such Disposition is for fair market value and the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year of the Borrower shall not exceed $500,000;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall (i) be for fair market value and (ii) during the Ex-Im Period, shall only be permitted to the extent not prohibited by the Borrower Agreement or to the extent such Disposition is otherwise approved in writing by the Ex-Im Bank.

Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall (1) make any Disposition of Equity Interests of a Subsidiary owned by it to any Person other than the Borrower or its Subsidiaries, or (2) Dispose of any of the Denton Property that constitutes real property (except for intercompany transfers otherwise permitted by this Section 9.08 so long as the Administrative Agent continues to have a first priority Lien on such real property).

Section 9.09 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.17. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.10 Mergers, Etc. Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, or liquidate, wind up or dissolve, except that

(a) any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary;

(b) the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor;

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(c) any Subsidiary of the Borrower may liquidate or dissolve into the Borrower or a Guarantor or any other Subsidiary that is its direct equity holder if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

provided, however, that during the Ex-Im Period, any such merger, liquidation or dissolution pursuant to clauses (b) or (c) shall only be permitted to the extent not prohibited by the Borrower Agreement or to the extent such merger, liquidation or dissolution is otherwise approved in writing by the Ex-Im Bank.

Section 9.11 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of any Environmental Laws where such violations could reasonably be expected to have a Material Adverse Effect.

Section 9.12 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, provided that this Section 9.12 shall not apply to (or prohibit to the extent otherwise permitted under this Agreement) (a) transactions between or among Loan Parties not involving any other Affiliate, (b) transactions between or among Subsidiaries of the Borrower who are not Loan Parties not involving any other Affiliate, (c) Investments permitted under Section 9.05(l), or (d) reasonable and customary director, officer and employee fees, compensation, severance and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements.

Section 9.13 Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.08 and Section 9.10.

Section 9.14 Fiscal Year and Accounting Methods. The Borrower will not, and will not permit any Subsidiary to, change its fiscal year or its method of accounting other than (a) changes as required by GAAP or (b) changes required by applicable Law.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way (a) prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or (b) restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or (c) which requires the consent of or notice to other Persons in connection therewith, other than (i) with respect to the preceding clauses (a), (b) and (c), this Agreement, the Collateral Documents, the Ex-Im Credit Agreement, or Capital Leases creating Liens permitted by Section 9.03, and (ii) further with respect to the preceding clause (a), restrictions on Liens on assets that are not Collateral contained in documentation governing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 9.02.

Section 9.16 Sale-Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by a Loan Party of real or personal Property which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, as the case may be.

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Section 9.17 Management Fees. The Borrower will not, and will not permit any Subsidiary to, pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate, except as permitted by Section 9.12.

Section 9.18 Issuance of Equity. Peerless will not, and the Borrower will not permit any of its Subsidiaries, to issue Equity Interests except as permitted by Section 9.04.

Section 9.19 Construction Negative Covenants. Each of the covenants contained in Section E of Annex II shall apply.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. The occurrence or existence of any one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (other than LC Disbursements which are repaid through an ABR Borrowing as permitted by Section 2.09(e) hereof), whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03, Section 8.13, Section 8.15, Section D(d) of Annex II, Section 8.16 or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period).

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(g) any event or condition occurs that results in any Material Indebtedness (other than Indebtedness under the Ex-Im Credit Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness under the Ex-Im Credit Agreement) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws whether Federal, state or foreign, or similar Law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, whether Federal, state or foreign, or similar Law, now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 (to the extent not covered by independent third party insurance as to which the insurer has been notified of the potential claim does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

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(m) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,500,000 in any fiscal year of the Borrower.

(n) there occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof constitutes Material Indebtedness.

(o) a Change in Control shall occur.

(p) with respect to the construction of the Improvements, (i) there is a cessation of construction of the Improvements prior to completion for a continuous period of more than sixty (60) days (except as caused by an event of Force Majeure, for which a longer delay may be permitted); or (ii) the construction of any of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than thirty (30) days; or (iii) utilities or other public services necessary for the full utilization of the Denton Property and Improvements are curtailed for a continuous period of more than thirty (30) days. In the case of an event of Force Majeure, then the time period provided above for cessation of construction may be extended on a day for day basis equal to the length of such event of Force Majeure, but in no event more than one hundred twenty (120) days and in no event shall the time for completion of the Improvements be extended beyond the Term B Loan Maturity Date

(q) at any time during the Ex-Im Period, there occurs any “Event of Default” as defined in the Ex-Im Credit Agreement.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC

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Exposure as provided in Section 2.09(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) The Administrative Agent shall have the right, upon the happening and during the continuance of an Event of Default, to (i) enter into possession of the Denton Property and perform any and all work and labor which the Administrative Agent deems appropriate to repair, restore, or secure the Improvements or to partially or wholly complete the Improvements substantially in accordance with the Construction Plans (as modified as deemed appropriate by the Administrative Agent), and to make any other improvements needed in order to accomplish any of the remedies available to the Administrative Agent; and (ii) exercise the rights as attorney-in-fact as provided below. The Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) the Administrative Agent as the Borrower’s true and lawful attorney in fact, with full power of substitution, and hereby empowers the Administrative Agent, acting as the Borrower’s attorney in fact, at any time after the occurrence and during the continuance of an Event of Default, as follows (provided the Administrative Agent shall have no obligation to take any action as the Borrower’s attorney-in-fact): (A) to use any funds of the Borrower, including any balance which may be held in any escrow account to which the Borrower is then lawfully and contractually entitled to withdraw, the Advance Account funds, the Special Account funds, and the Term B Loan proceeds which may remain unadvanced hereunder, for the purpose of constructing all or any portion of the Improvements in the manner called for by the Construction Plans (as modified as deemed appropriate by the Administrative Agent, in the exercise of its reasonable discretion); (B) to make such additions and changes and corrections in the Construction Plans which shall be necessary or desirable to construct all or any portion of the Improvements; (C) to continue, amend, or terminate all or any existing Construction Contract, Design Services Contract, or Denton Property Contract; (D) to employ the Contractors, other contractors, subcontractors, agents, the Design Professionals, other design professionals, and inspectors as shall be necessary or desirable for said purposes; (E) to pay, settle, or compromise all existing bills and claims which are or may be Liens against the Denton Property, or may be necessary or desirable for constructing all or any portion of the Improvements or for the clearing of title to the Denton Property, or may exist or arise with respect to any Construction Contract, Design Services Contract, or Denton Property Contract; (F) to execute all applications, certificates, and other documents in the name of the Borrower which may be required for the construction of the Improvements or by any Construction Contract, Design Services Contract, or Denton Property Contract; (G) to cure any default and to perform any obligation of the Borrower under any Construction Contract, Design Services Contract, or Denton Property Contract; (H) to do any and every act with respect to the Denton Property (including the construction of the Improvements) which the Borrower could do in the Borrower’s own behalf; and (I) to prosecute and defend all actions or proceedings in connection with the Denton Property and to take such action and require such performance as is deemed necessary or desirable. The power of attorney under this Section 10.02(b) shall terminate upon payment of the Obligations in full or upon foreclosure (or conveyance in lieu of foreclosure) of all of the Denton Property. The Administrative Agent shall incur no liability if any action taken by it as attorney-in-fact as permitted above shall prove to be inadequate, invalid, or in poor judgment, so long as the Administrative Agent did not act with willful misconduct or gross negligence.

(c) In the case of the occurrence and continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at Law and equity and under any other Loan Document.

(d) All rights and remedies of the Administrative Agent are cumulative.

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(e) After the earliest to occur of (w) the exercise of remedies provided for in Section 10.02(a), (x) the maturity of all of the Loans, (y) all of the Loans automatically becoming due and payable, or (z) the LC Exposure has been required to be Cash Collateralized, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i) First, to payment or reimbursement of that portion of the Obligations constituting fees, expenses, indemnities and principal and accrued interest on any Protective Advance payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Bank and Swingline Lender in proportion to the respective amounts described in this clause First);

(ii) Second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) Third, pro rata to payment of accrued interest on the Loans;

(iv) Fourth, pro rata to payment of principal outstanding on the Loans, Obligations then owing to any Swap Lender, and Obligations then owed to any Treasury Management Party;

(v) Fifth, pro rata to any other Obligations and to serve as cash collateral to be held by the Administrative Agent for the account of the Issuing Bank to secure the LC Exposure; and

(vi) Sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations owing to any Swap Lender and Obligations arising under Secured Treasury Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Party, as the case may be. Each Swap Lender and Treasury Management Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have (i) acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto and (ii) after the Ex-Im Effective Date, accepted the terms of the Intercreditor Agreement. Notwithstanding anything in the Loan Documents to the contrary and during the Ex-Im Period (and for so long as the Intercreditor Agreement is in effect), all payments and proceeds received from Collateral securing the Obligations and the obligations under the Ex-Im Credit Agreement, or pursuant to any Collateral Document, shall first be distributed in accordance with the terms of the Intercreditor Agreement.

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ARTICLE XI

The Agents

Section 11.01 Appointment; Powers.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Lender and/or Treasury Management Party) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the duties hereunder shall be solely administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

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(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent, or any of its Affiliates to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02 and Section 10.02)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any of the Collateral, or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition

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hereunder to the making of a Loan or an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.06 Resignation of Administrative Agent and/or Issuing Bank.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Default then exists (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the U.S., or an Affiliate of any such bank with an office in the U.S. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (except for any indemnity, fees or other payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.06(a)). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative

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Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Citibank as Administrative Agent pursuant to this Section 11.06 shall also constitute its resignation as Issuing Bank and Swingline Lender. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank (except for any indemnity, fees or other payments owed to the retiring Issuing Bank), (ii) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, effective at the close of business on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan

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Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder. No Bookrunner, Arranger, Documentation Agent or Syndication Agent listed on the cover page hereof shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent under Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Section 11.10 Collateral and Guaranty Matters.

(a) Each of Lenders and the other Secured Parties (including each Lender in its capacity as a potential Swap Lender and/or Treasury Management Party), and the Issuing Bank, irrevocably authorize the Administrative Agent, at its option and in its discretion (and the Administrative Agent hereby agrees in the case of clause (i) and (iii) below),

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Release Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.02, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03; and

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(iii) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Article XI. In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.11 Secured Swap Agreements and Secured Treasury Management Agreements. No Swap Lender or Treasury Management Party that obtains the benefits of Section 10.02(c), any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements and/or Secured Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Party, as the case may be.

Section 11.12 Intercreditor Agreement.

(a) Each Lender acknowledges that because Collateral will be granted to secure both the Secured Parties under this Agreement and Ex-Im Bank and the Ex-Im Lender under the Ex-Im Credit Agreement, it is necessary for the Secured Parties under this Agreement and the Ex-Im Lender to enter into an Intercreditor Agreement and/or other arrangements after the Effective Date and otherwise from time to time, to provide for the respective Lien priorities with respect to the Collateral securing the Obligations and the obligations under the Ex-Im Credit Agreement.

(b) Subject to the consent of the Ex-Im Bank of the following lien priorities, the Intercreditor Agreement shall provide that during the Ex-Im Period (i) the Domestic First-Priority Collateral shall secure the Obligations on a first Lien priority basis and the Domestic First-Priority Collateral (other than to the extent permitted by the Ex-Im Bank in writing, the Pledged Equity Interests and the Mortgaged Properties) shall secure the obligations under the Ex-Im

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Credit Agreement on a second Lien priority basis, (ii) the Ex-Im Export-Related Collateral shall secure the obligations under the Ex-Im Credit Agreement on a first Lien priority basis and the Obligations on a second Lien priority basis and (iii) only to the extent required by the Ex-Im Bank, the Ex-Im Other Collateral (other than, to the extent permitted by the Ex-Im Bank in writing, the Pledged Equity Interests and the Mortgaged Properties) shall secure both the Obligations and the obligations under the Ex-Im Credit Agreement on a first Lien pari passu basis. Each Lender and each other Security Party hereby authorize the Administrative Agent to enter into the Intercreditor Agreement on behalf of the Lenders and the other Security Parties on or prior to the Ex-Im Effective Date in form and substance reasonably acceptable to the Administrative Agent provided that the Lien priorities described therein are substantially similar to those described in this Section 11.12(b).

(c) Notwithstanding the provisions in this Agreement and/or any other Loan Document, during the Ex-Im Period, each Lender and each Secured Party agrees to and agrees to be bound by each of the terms and provisions of the Intercreditor Agreement and any other proposed intercreditor agreement or similar agreement from time to time and authorizes the Administrative Agent to enter into any such agreement on its behalf.

(d) Each Lender and each Secured Party agrees and acknowledges that any authority, right or action granted to the Administrative Agent by the Lenders and/or the Secured Parties hereunder, or under any other Loan Document, may be exercised by any “collateral agent”, as if such authority, right or action was granted to the “collateral agent” directly by each Lender hereunder.

(e) During the Ex-Im Period, each Lender and each Secured Party agrees to comply with, and perform its obligations under, the terms and provisions of the Intercreditor Agreement and other intercreditor agreements and arrangements.

Notwithstanding anything herein to the contrary, so long as the Intercreditor Agreement or any other intercreditor agreement is in full force and effect:

(i) the Administrative Agent and each Lender each hereby delegates to the “collateral agent” the power and authority in such Person’s exclusive and sole discretion, to exercise any and all discretion granted herein and in the other Loan Documents to the Administrative Agent in connection with the Collateral and the Collateral Documents, and

(ii) any item, document, certificate or monies delivered by the Loan Parties to the “collateral agent” in connection with the Collateral, Collateral Documents or as required in this Agreement or in any other Loan Document, shall constitute delivery to the Administrative Agent.

Each Lender further acknowledges and agrees that, during the Ex-Im Period, the terms and provisions of the Intercreditor Agreement and the other intercreditor agreements govern and control over the terms and provisions of this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything herein, any other Loan Document or in the Intercreditor Agreement or other intercreditor agreement or arrangement to the contrary, the Loan Parties may not rely on this provision or on the terms of the Intercreditor Agreement or any other intercreditor agreement or arrangement.

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Section 11.13 No Obligation by Administrative Agent or Lenders to Construct. The Administrative Agent has no liability or obligation whatsoever or howsoever in connection with the Denton Property or the development, construction, or completion thereof or work performed thereon, and has no obligation except to disburse the Term B Loan proceeds as agreed in the Loan Documents. The Administrative Agent has no duty to inspect the construction of the Improvements, and if the Administrative Agent (including any Inspector, “collateral agent” or other Person on behalf of the Administrative Agent) should inspect the construction of the Improvements, the Administrative Agent, as applicable, shall have no liability or obligation to the Borrower or any other party or third Person arising out of such inspection. No such inspection nor any failure by the Administrative Agent to make objections after any such inspection shall constitute a representation by the Administrative Agent that the Improvements are in accordance with the Construction Plans, Governmental Requirements, or any other requirement, or constitute a waiver of the Administrative Agent’s right thereafter to insist that the Improvements be constructed in accordance with the Construction Plans, all Governmental Requirements, or any other requirement or constitute a waiver of any breach, Event of Default, or other matter. The Administrative Agent is not liable or responsible, and under no circumstances whatsoever shall the Administrative Agent be or become liable or responsible, for the performance or default of the Borrower or any Contractor or subcontractor, or for any failure to construct, complete, protect, or insure the Improvements or the Denton Property, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of the Borrower or any other Loan Party, and the Administrative Agent makes no representation regarding any of the foregoing. Nothing, including any Advance, payment by the Administrative Agent of any obligation of the Borrower or others, exercise by the Administrative Agent or the “collateral agent” of any of its rights and remedies, approval of any matter, or acceptance of any document or instrument, shall be construed as an assumption of liability, undertaking, representation, or warranty, express or implied, on the Administrative Agent’s part unless expressly agreed in writing by Administrative Agent.

Section 11.14 Administrative Agent Approvals and Requirements. With respect to the Term B Loans, the related Advances and the Transactions related to the construction and development of the Improvements, the Administrative Agent’s approval (which shall include any approval or consent by the Administrative Agent or the Administrative Agent’s representatives) of any matter in connection with such Transactions (including the funding of any Protective Advance) shall be for the sole purpose of protecting the security and rights of the Administrative Agent and the Lenders. No such approval shall result in an assumption of any liability or obligation, nor result in a waiver of any breach or default of the Borrower. In no event shall the Administrative Agent’s approval be a representation, warranty, or undertaking by the Administrative Agent of any kind with regard to the matter being approved. Without limiting the foregoing, no approval by the Administrative Agent related to the Construction Plans, the Budget, the Construction Schedule, a Construction Contract, a Design Services Contract, a Draw Request, any construction, or any other matter, shall, in any way, be deemed to imply any warranty, representation, or covenant by the Administrative Agent, including that the Improvements, if so constructed, will be structurally sound, will conform to any standards or requirements, will comply with the Construction Plans or any or all restrictive covenants, Governmental Requirements, or other requirements, will be fit for any particular purpose, or will have a particular market value. Except only as expressly set forth in the Loan Documents that the Administrative Agent’s “reasonable” discretion or approval is needed, as to matters referenced in the Loan Documents that require the consent or approval by the Administrative Agent, or that involve a determination by the Administrative Agent of whether something is acceptable or satisfactory to the Administrative Agent, such consent, approval, or determination may be granted or denied in the Administrative Agent’s sole and absolute discretion, and no consent or approval shall be effective unless the same is expressly set forth in writing by the Administrative Agent, provided that, notwithstanding anything to the contrary contained in any Loan Document, in all instances where the Loan Documents provide that the Administrative Agent shall be reasonable in actions that it takes (or elects not to take), the Administrative Agent shall take (or refrain from taking) such actions in good faith and using reasonable (from the perspective of a secured commercial lender) business judgment. In no event shall any other act nor any omission on the part of the Administrative Agent be construed as a

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consent or approval nor serve to later estop the Administrative Agent’s right to withhold its consent or approval as to a particular matter. Neither the Borrower nor any Loan Party, nor any third party shall have the right to rely on any requirements, reviews, or procedures required, obtained, or conducted by the Administrative Agent, the Borrower hereby acknowledging that the Borrower has sole responsibility for all matters related to the Denton Property and operations and construction related thereto.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case, if any, of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to the Borrower, to it at

PMFG, Inc./Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Attention: Ronald McCrummen
Facsimile: 214.351.4172
Telephone: 214.353.5510
Email: rmccrummen@peerlessmfg.com

with a copy to:

PMFG, Inc./Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Attention: Melissa Beare
Facsimile: 214.351.4172
Telephone: 972.559.6340
Email: mbeare@peerlessmfg.com

if to the Administrative Agent, to it at

Citibank, N.A.
2001 Ross Avenue, Suite 4300,
Dallas TX 75201
Attention: Deb Purvin
Facsimile: 866-940-8177
Telephone: 214-647-0800
Email: deb.purvin@citi.com

with a copy to:

Attention: Emmela Baldwin
Facsimile: 866-940-8177
Telephone: 214-647-0765
Email: emmela.a.baldwin@citi.com

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(ii)	if to the Issuing Bank, to it at:

Citibank, N.A.
2001 Ross Avenue, Suite 4300,
Dallas TX 75201
Attention: Deb Purvin
Facsimile: 866-940-8177
Telephone: 214-647-0800
Email: deb.purvin@citi.com

(iii)	if to the Swingline Lender, to it at:

Citibank, N.A.
2001 Ross Avenue, Suite 4300,
Dallas TX 75201
Attention: Deb Purvin
Facsimile: 866-940-8177
Telephone: 214-647-0800
Email: deb.purvin@citi.com

(iv)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, such Swingline Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender, the Swingline Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the

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website address therefor, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(i) So long as Citibank is the Administrative Agent, all information, documents and other materials that the Borrower is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), may be (or upon the request of the Administrative Agent shall be) delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.

(ii) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Issuing Bank, the Swingline Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(iii) The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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(iv) Each Lender agrees that notice to it (as provided in the next sentence) under any of the Loan Documents (a “Notice”) specifying that any Communications hereunder and thereunder have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for the purposes of this Agreement and the other Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(v) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, any of the other Loan Parties, or their securities for purposes of U.S. Federal or state securities laws.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Swingline Lender, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Swingline Lender, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, the Swingline Lender, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from

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exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b) Neither this Agreement nor any provision hereof nor any other Loan Document or any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) increase the Borrowing Base without the written consent of each Lender, or decrease or maintain the Borrowing Base without the consent of the Required Lenders,

(iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby,

(iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(v) change Section 4.01(b) or Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby and if applicable, each Swap Lender and each Treasury Management Party affected thereby,

(vi) waive or amend Section 3.04(b), Section 6.03, Section 8.13, Section 10.02(e), Section 11.11 or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender affected thereby,

(vii) release any Guarantor (except as set forth in the Guaranty Agreement) or release all or substantially all of the Collateral (other than as provided in Section 11.10), without the written consent of each Lender affected thereby,

(viii) change any of the provisions of this Section 12.02(b), the definition of “Required Lenders”, the definition of “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders or Class of Lenders required to

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waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender affected thereby, or

(ix) change the definition of “Approved Currency” without the written consent of each Lender;

provided further that, notwithstanding the foregoing or any other provision to the contrary, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, the Swingline Lender or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent the Swingline Lender or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or Issuing Bank to require the consent of the Required Lenders, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Required Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Required Lenders except as specifically required by Section 12.09, (IV) any Swap Agreement, to require the consent of the Required Lenders, or (V) any Treasury Management Agreement to require the consent of the Required Lenders.

(c) Notwithstanding anything to the contrary herein, the Administrative Agent, without the consent of any of the Required Lenders or any other party, may enter into an amendments to this Agreement or the other Loan Documents in order to comply with Section 8.16.

(d) Notwithstanding anything to the contrary herein, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender shall have no right to approve or disapprove of any amendment, waiver or consent hereunder, and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection

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with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all Taxes and assessments and other reasonable costs, expenses and charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Collateral Document or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (which in the case of counsel other than counsel for the Administrative Agent, shall be limited to fees and disbursements of one law firm for all Lenders (other than the Administrative Agent) except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Required Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders).

(b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN, ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR OTHER LOAN PARTIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR OTHER LOAN PARTIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY,

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WHETHER BROUGHT BY A THIRD PARTY, BY THE BORROWER, ANY OTHER LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. THIS Section 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger, the Swingline Lender or the Issuing Bank or any Related Party of the foregoing under Section 12.03(a) or (b), each Lender severally agrees to pay to such Administrative Agent (or any such sub-agent), the Swingline Lender, the Issuing Bank, or such Related Party as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, the Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.03(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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(e) Payments. All amounts due under this Section 12.03 shall be payable promptly, but in any event not later than three (3) Business Days after demand therefor.

(f) Survival. The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Bank.

Section 12.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.04(b), (ii) by way of participation in accordance with the provisions of Section 12.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that in each case any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.04(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or, in the case of an assignment of a Term Loan, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Loans;

(B) the consent of the Administrative Agent shall be required for assignments in respect of the Loans or any unfunded Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to an existing Term Loan Lender or an Affiliate or Approved Fund thereof; and

(C) in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans, the consent of the Issuing Bank and the Swingline Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or to any Loan Party or any of Affiliate or Subsidiary of any Loan Party or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the

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parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender, the Issuing Bank, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 12.04(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article V and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall remain subject to the obligations of Section 5.03; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 12.04(d). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 12.04(c).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (except (x) a natural Person or the Borrower, (y) any of the Borrower’s Affiliates or Subsidiaries or (z) any Loan Party or any Subsidiary of a Loan Party or any Affiliate of an Loan Party or Subsidiary of a Loan Party)

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(each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.02(b) to the extent that it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article V (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04(b) with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (solely in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Swingline Lender, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness; Electronic Signatures.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Article VI, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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(d) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Uniform Electronic Transaction Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind and in whatever currency, including, without limitation, obligations under Swap Agreements and Treasury Management Agreements) at any time owing by such Lender, the Swingline Lender or the Issuing Bank, or any such Affiliate, to or for the credit or the account of the Borrower, any Subsidiary, Guarantor or other Loan Party against any and all of the obligations of the Borrower, any Subsidiary, Guarantor or other Loan Party now or hereafter existing under this Agreement or any other Loan Documents to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Swingline Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower, any Subsidiary, Guarantor or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender, the Swingline Lender, or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, the Issuing Bank, and the other Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Bank or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 12.09 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas.

(b) Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in Law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Swingline Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 12.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

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BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to a written agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11, or (y) becomes available to the Administrative Agent, any Agent, the Swingline Lender, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party other than as a result of a breach of this Section 12.11.

For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lenders acknowledges and agrees that (a) the Information may include material non-public information concerning the Borrower, a Subsidiary of or another Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under Laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose Laws may be mandatorily applicable to

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such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under Law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable Law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under Law applicable to any Lender may never include more than the maximum amount allowed by such applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by Law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable Law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

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Section 12.14 Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Swap Lender and any Treasury Management Party with respect to amounts payable by the Borrower, any Subsidiary, and any Guarantor under any Secured Swap Agreement and/or Secured Treasury Management Agreement on a pari passu basis with respect to repayment of principal outstanding on Loans due under this Agreement. Except as otherwise provided in Section 12.02(b)(v), no Swap Lender or Treasury Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Treasury Management Agreements. All Swap Agreements between the Borrower or any Subsidiary and any Swap Lender are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Swap Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Swap Agreement with such Swap Lender except as otherwise expressly provided in such payoff statement. All Treasury Management Agreements between the Borrower and any Treasury Management Party are independent agreements governed by the terms thereof and will remain in force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Treasury Management Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Treasury Management Agreement with such Treasury Management Party except as otherwise expressly provided in such payoff statement.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank, the Swingline Lender or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 Time of the Essence. Time is of the essence of the Loan Documents.

Section 12.17 No Advisory or Fiduciary Responsibility. The Borrower and each other Loan Party acknowledges and agrees that in connection with all aspects of the transaction evidenced by this Agreement and the other Loan Documents, the Transactions and each other transaction contemplated hereby and by the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) that:

(a) (i) the arranging and other services regarding this Agreement and the other Loan Documents provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents and each of the Arrangers, on the other hand,

(ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and

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(iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b) (i) each of the Administrative Agent, the other Agents and each of the Arrangers, is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person;

(ii) none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(iii) any of the Administrative Agent, the other Agents and the Arrangers, and any of their respective Affiliates, may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

To the fullest extent permitted by Law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of the other Agents or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and by the other Loan Documents.

Section 12.18 Joint and Several Obligations. Each and every representation, warranty, covenant or agreement of the Borrowers contained herein shall be, and shall be deemed to be, the joint and several representation, warrant, covenant and agreement of each of PMFG and Peerless and all of such Persons. In addition, the indebtedness, liabilities and obligations of the Borrower shall be, and shall be deemed to be, the joint and several indebtedness, liabilities and obligations of each of PMFG and Peerless and all of such Person. The value of the consideration received and to be received by each of PMFG and Peerless is reasonably worth at least as much as the liability and obligation of each of PMFG and Peerless hereunder.

Section 12.19 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 12.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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Section 12.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 12.22 Amendment and Restatment. The Amended and Restated Term B Loan Notes and the provisions of this Agreement relating to the Term B Loans evidenced thereby shall be an amendment, renewal, extension and restatement of the terms and provisions governing the repayment of the indebtedness evidenced by that certain Promissory Note dated August 14, 2012 in the original principal amount of $12,000,000.00 (the “Prior Note”), executed by Peerless, payable to the order of PMFG, which Prior Note has been assigned to each of the Lenders pursuant to that certain Assignment of Note and Deed of Trust (the “Assignment”) dated of even date herewith by PMFG in favor of Administrative Agent to be recorded in the Real Property Records of Denton County, Texas (the “Records”). In accordance with such amendment, renewal, extension and restatement, each party hereto acknowledges and agrees that (a) the Obligations (as defined in this Agreement) represent, among other things, the restatement, renewal, amendment, extension and modification of the indebtedness evidenced by the Prior Note; (b) the indebtedness evidenced by the Prior Note shall be renewed by and continued in full force and effect in accordance with the terms and conditions of this Agreement and the Amended and Restated Term B Loan Notes and shall not be extinguished except that the original principal amount of the Prior Note shall hereby be reduced such that the aggregate principal amount of the Amended and Restated Term B Loan Notes shall equal the Term B Loan Commitments of the Lenders; (c) the entering into and performance of their respective obligations under the Loan Documents and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished or discharged the Indebtedness under the Prior Note, all of which Indebtedness shall continue under and be governed by this Agreement and the other Loan Documents, and (d) the Obligations, including the Obligations evidenced pursuant to the Amended and Restated Term B Loan Notes, shall be secured by the liens and security interest of that certain Deed of Trust with Assignment of Rents, Security Agreement and Financing Statement executed by Peerless to Susan Cox, as trustee, for the benefit of PMFG, dated as of August 14, 2012, and recorded on August 16, 2012 as Document No. 2012-90493 in the Records, as assigned to Administrative Agent (for the benefit of Lenders) by the Assignment, as amended and restated in its entirety by that certain Amended and Restated Deed of Trust with Assignment of Rents, Security Agreement, and Financing Statement executed by Peerless to Mary C. Tucker, as trustee, for the benefit of Administrative Agent as Beneficiary.

[SIGNATURES BEGIN NEXT PAGE]

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	PMFG, INC.,
a Delaware corporation

	By:	/s/ Ron L McCrummen
Ron L. McCrummen
Chief Financial Officer, Assistant Secretary and Treasurer

PEERLESS MFG. CO.,
a Texas corporation

	By:	/s/ Ron L McCrummen
Ron L. McCrummen
Treasurer

CREDIT AGREEMENT – Signature Page - 1

CITIBANK, N.A., as a Lender, Administrative Agent,
Swingline Lender and Issuing Bank

By:	/s/ Deborah T. Purvin
Deborah T. Purvin
Senior Vice President

CREDIT AGREEMENT – Signature Page - 2

COMPASS BANK, as Lender

By:	/s/ Dean Rosencrans
Dean Rosencrans
Senior Vice President

CREDIT AGREEMENT – Signature Page - 3

HSBC BANK, USA, N.A., as Lender

By:	/s/ Robert Clouse
Robert Clouse
VP Relationship Manager

CREDIT AGREEMENT – Signature Page - 4

ANNEX I

COMMITMENTS

Lender	Term A Loan Commitment	Term B Loan Commitment	Revolving Credit Commitment	Applicable Percentage
Citibank	$952,380.95	$4,761,904.76	$14,285,714.29	47.61904762%
Compass Bank	$476,190.48	$2,380,952.38	$7,142,857.14	23.80952381%
HSBC Bank, USA	$571,428.57	$2,857,142.86	$8,571,428.57	28.57142857%

Total	$2,000,000	$10,000,000	$30,000,000	100.00000000%

Annex I – Page 1

ANNEX II

TERM B LOANS

A. Conditions to Initial Loan Advance. The obligation of Term B Loan Lenders to make the initial Advance under the Term B Loan is subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions (or waiver of such conditions in accordance with Section 12.02):

(a) Effective Date Conditions. The conditions set forth in Section 6.01 shall have been satisfied (or waived in accordance with Section 12.02).

(b) Amended and Restated Waiver and Covenant Not to Sue. Administrative Agent shall have received an amendment and restatement of that certain Waiver and Covenant Not to Sue executed by SSAE Development LLC on August 6, 2012 and recorded as Instrument No. 2012-86962 in the Official Records of Denton County, Texas (the “Waiver”), on terms similar to those in the Waiver or on the then applicable City of Denton form, with such modifications as are necessary to correct the errors in the Waiver, in Administrative Agent’s reasonable opinion, including having the document executed by Peerless Mfg. Co., define “on site” as relating only to the property owned by Peerless Mfg. Co., and not require the completion of any public improvements that are not covered by the Budget and agreement with the General Contractor.

(c) Governmental Requirements. The Administrative Agent shall have received evidence of compliance by the Borrower with all Governmental Requirements relating to the construction of the Improvements.

(d) Plats. The Administrative Agent shall have received a full-size, single sheet copy of all recorded subdivision or plat maps of the Denton Property approved (to the extent required by Governmental Requirements) by all Governmental Authorities, if applicable.

(e) Title Insurance. With respect to the Denton Property, the Administrative Agent shall have received the Title Insurance duly issued by the Title Company, at the sole expense of the Borrower. The Administrative Agent shall have received, at the Borrower’s expense, and shall have approved, all instruments representing exceptions to the state of title to the Land, the Improvements, and any other improvements on the Land.

(f) Survey. The Administrative Agent shall have received a current survey of the Land and any then existing improvements thereon, if any, as required pursuant to and in conformity with Section E(m) of Annex II.

(g) Contingency Account. Borrower shall have created and funded the Contingency Account.

(h) Appraisal. The Administrative Agent shall have received, at the sole expense of the Borrower, a current appraisal of the Land and Improvements prepared by a qualified MAI appraiser (who is completely independent from the Borrower, each Loan

Party, and their Affiliates and related persons, and is acceptable to and engaged by the Administrative Agent), in form, scope and substance acceptable to the Administrative Agent, in conformity with the requirements of the Administrative Agent, and approved in accordance with the requirements of the Administrative Agent, showing the “as is” value, the “completed” value, the “completed and stabilized” value, and/or such other valuations as may be required by the Administrative Agent.

(i) Soils Report. The Administrative Agent shall have received and approved a soils report pursuant to and in conformity with Section E(n)(i) of Annex II.

(j) Environmental Report. The Administrative Agent shall have received and approved an environmental site assessment in conformity with Section E(n)(ii) of Annex II.

(k) Insurance. The Administrative Agent shall have received proof that the Borrower has obtained all insurance required by the Loan Documents to be obtained prior to the commencement of construction, including without limitation, the insurance required by this Annex II.

(l) Recordation. The applicable Mortgage with respect to the Denton Property and any other Loan Documents which are to be recorded or filed must have been duly recorded and filed.

(m) Affidavit of Commencement. If required or permitted by applicable Law, the Borrower shall file, on or before the deadline therefor as established by applicable Law, an affidavit or certificate (“Affidavit of Commencement”) of commencement of construction of the Improvements, duly executed by the Borrower, the General Contractor and/or any other Person required by applicable Law, in the appropriate records of the county in which the Land is situated. A copy of same shall be furnished to the Administrative Agent. Borrower shall have recorded the executed Affidavit of Commencement.

(n) Others. The Administrative Agent shall have received from the Borrower such other instruments, evidence, and certificates as the Administrative Agent may reasonably require, including the items indicated below, all of which must be in form and substance reasonably satisfactory to the Administrative Agent:

(i) all Denton Property reports and budgets required pursuant to the Loan Documents or otherwise by the Administrative Agent in connection with the Term B Loan application and approval process;

(ii) certificates evidencing the Borrower has obtained all insurance required by the Loan Documents with respect to the Denton Property and the Improvements;

(iii) evidence that all Taxes levied against or affecting the Denton Property have been paid current;

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(iv) evidence that the Denton Property is not situated within any designated flood plain or special flood hazard area; or evidence that the Borrower has applied for and received flood insurance covering the Denton Property in the amount of the Term B Loan or the maximum coverage available to the Administrative Agent;

(v) if requested by the Administrative Agent, an insured closing letter from the Title Company as to the title agent handling the closing;

(vi) evidence that the Land has access to and from a public, dedicated right-of-way installed and accepted by applicable Governmental Authorities;

(vii) if requested by the Administrative Agent, a site plan reflecting the proposed Improvements and/or development of the Land;

(viii) a copy of the Construction Plans, the Construction Contract with the general contractor and the Design Services Contract with the architect;

(ix) a detailed line item budget for the construction of the Improvements, in form and substance acceptable to the Administrative Agent (the “Term B Loan Budget”), in its sole discretion, including a cost breakdown showing the total costs, including such related non-construction items as interest during construction, commitment, legal, design professional and real estate agents’ fees, plus direct construction costs required to be paid to satisfactorily complete the Improvements free and clear of liens or claims for liens for material supplied and labor performed;

(x) the Construction Schedule;

(xi) letters from the applicable Governmental Authorities or other evidence reasonably acceptable to the Administrative Agent confirming that all utilities and municipal services necessary or appropriate for the operation of the Improvements, including without limitation, sanitary and storm sewer facilities, potable water, telephone, electricity, gas and municipal services, are available at or to the boundary of the Land in sufficient capacity to serve the Improvements as herein contemplated;

(xii) copies of all subcontracts and agreements with Major Subcontractors to the development, construction and completion of the Improvements or pertaining to materials to be used in connection therewith;

(xiii) evidence that all applicable impact fees, use fees, utility reservation deposits, connection fees, and other fees and assessments related to the streets and utilities servicing or proposed to service the Land and/or Improvements have been paid or are included in the Term B Loan Budget, including such fees and assessments which are required to make such utility services available for use;

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(xiv) if any restrictive covenants or zoning ordinances are applicable to the Denton Property, evidence that there are no violations of such covenants or zoning ordinances, the contemplated use of such Denton Property will not violate such covenants, and such other matters reasonably required by the Administrative Agent;

(xv) building permit(s), grading permit(s) and all other permits required with respect to the construction of the Improvements;

(xvi) the collateral assignments set forth in Section 2.11(d).

B. Conditions to Each Advance. In addition to the requirements and conditions set forth in Section 6.03, the obligation of the Term B Loan Lenders to make each Advance hereunder, including the initial Advance (unless otherwise specifically stated below), shall be subject to the prior or simultaneous occurrence or satisfaction of each (as applicable) of the following conditions:

(a) Title Date Down. The Administrative Agent shall have received a down date title endorsement, dated within five (5) days of the requested Advance (other than the initial Advance), from the Title Company showing no state of facts objectionable to the Administrative Agent, including a showing that title to the Land is vested in the Borrower and that no claim for mechanics’ or materialmen’s Liens had been filed against the Denton Property, except a Lien that is being contested pursuant to and in compliance with the Loan Documents.

(b) Compliance and Covenants. The Borrower and Guarantors shall have fully complied with and performed in all material respects all covenants made by the Borrower and Guarantors to the Administrative Agent that are to be complied with or performed on or before the date of the Advance pursuant to the provisions of any of the Loan Documents, and if requested by the Administrative Agent, the Borrower shall provide the Administrative Agent with a certificate to that effect; provided, however, if any covenants require tests or calculations that are performed on other than a monthly basis, Borrower shall not be required to certify compliance as to those tests other than immediately following the period in which such tests were required.

(c) Perfected First Priority Lien Position. The Lien in favor of the Administrative Agent on behalf of the Secured Parties against the Denton Property and security interest in all personal Property described in the applicable Mortgage shall be duly perfected in a first priority Lien position.

(d) Draw Request Conditions. Each such Draw Request shall be completed, executed, and sworn to by the Borrower and, if required by the Administrative Agent, by the General Contractor and Design Professional. If requested by the Administrative Agent, each Draw Request must have been approved by the Inspector, or if approved by the Administrative Agent, Inspector’s approval can be deferred. Each such Draw Request shall certify and reflect such matters as the Administrative Agent may require, including (i) that the requested amount does not exceed one hundred percent (100%) of the then

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unpaid cost of construction of the Improvements since the last Draw Request furnished hereunder; (ii) that said construction was performed in accordance with the Construction Plans; (iii) that the Draw Request, and matters reflected therein, are in conformity with the Term B Loan Budget; and (iv) that construction of the Improvements can be completed on or before the Completion Date for additional costs not in excess of the amount then available under the Term B Loan Commitments plus the amount (if any) in the Advance Account and any Special Account for such purpose. A copy of the current form of draw request used by Administrative Agent is attached hereto as Exhibit F.

(e) Lien Waivers, Invoices and Other Information. The Borrower shall have furnished to the Administrative Agent, from the General Contractor, (i) a Lien waiver and release, in the form or forms attached hereto as Exhibit L, as requested by the Administrative Agent, for all work and materials covered by the immediately preceding Draw Request, except with respect to a Lien that is being contested pursuant to and in compliance with the applicable Mortgage, and (ii) such other instruments and documents as the Administrative Agent may from time to time reasonably request, including an invoice, statement, or bill for any work performed or completed or materials furnished (whether on the Land or off-site), in form and content, as the Administrative Agent may reasonably require. Lien waivers and releases will not be required with respect to work covered by the soft costs Allocations specified in the Term B Loan Budget; however, copies of invoices, statements or bills for work performed and materials furnished will still be required.

(f) No Casualty. The Improvements shall not have been destroyed or damaged by fire or other casualty which has not been repaired to the reasonable satisfaction of the Administrative Agent, nor shall any material part of the Denton Property be subject to condemnation proceedings or negotiations for sale in lieu thereof.

(g) Personal Property Location. All personal Property not yet incorporated into the Improvements, but which is to be paid for out of such Advance, must then be located upon the Land, or secured in a method reasonably acceptable to the Administrative Agent, and if requested by the Administrative Agent, Administrative Agent shall have received evidence thereof.

(h) Construction Progress. All work typically done at the stage of construction when the Advance is requested shall have been done, and all materials, supplies, chattels and fixtures typically furnished or installed at such stage of construction shall have been furnished or installed.

(i) Inspector. Borrower shall have materially complied with all requirements of the Inspector and all Governmental Authorities.

(j) Construction Reports. Except in connection with the initial Advance, the Borrower shall have furnished to the Administrative Agent and/or the Inspector a fully executed counterpart of each Construction Contract or copy thereof (to be dated after the date of recordation of the Mortgages), such city inspection reports, budget variance reports, and other matters with respect to the construction of the Improvements as may be

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reasonably requested by the Administrative Agent, including without limitation, a report of any changes, replacements, substitutions, additions or other modification in the list of contractors, subcontractors and materialmen involved or expected to be involved in the construction of the Improvements.

(k) Borrower Disbursement. The Borrower shall have disbursed, or the Borrower shall be disbursing with the requested Advance, (i) all funds in the Advance Account, (ii) all Borrower’s Deposits made or required to be made as of the date of the Advance, and (iii) any funds in a Special Account that are intended to be used in connection with or before the subject Advance, except to the extent any of the foregoing are being held in connection with a bona fide dispute with the payee.

(l) Further Assurances. The Administrative Agent shall have received such other documents and items as it may reasonably have requested at any time prior to, concurrently with or subsequent to the execution of this Agreement, each of which must be reasonably acceptable to the Administrative Agent.

(m) Contracts. If requested by the Administrative Agent, the Administrative Agent shall have received copies of and approved all Denton Property Contracts in existence on the date of the Advance.

(n) Certification. The Borrower shall have certified to the Administrative Agent that the Borrower has no claims, causes of action, or demands against Administrative Agent or defenses or offsets to the payment of the Term B Loan or any other amounts due under the Loan Documents.

Before any Advance is made, all applicable conditions to the Advance must have been satisfied at the Borrower’s sole cost and expense in a manner reasonably acceptable to the Administrative Agent. The Borrower acknowledges that delays in an Advance may result from the time required by the Administrative Agent to verify satisfactory fulfillment of any and all conditions to a given Advance, and hereby consents to such delays. Unless the Administrative Agent has provided its agreement in writing to the contrary, each Draw Request constitutes the Borrower’s representation and warranty to the Administrative Agent that (i) all prior disbursements, as well as that currently being requested, were and will be used in strict compliance with the Term B Loan Budget, the approved Draw Requests, and the other Loan Documents, (ii) no Default or Event of Default, or any event, circumstance or action, which with the giving of notice, passage of time or both would give rise to a Default or Event of Default, has occurred and exists under any of the Loan Documents, (iii) all applicable conditions in this Agreement for the subject Advance have been satisfied; and (iv) the undisbursed proceeds of the Term B Loan Commitments together with the balance of the Advance Account and the balance of any Special Account established for the following purposes are sufficient to pay all costs related to completion of the Improvements (including issuance of all permits, licenses, and certificates related to the completion and use), plus other costs which may accrue related to the Improvements or the Land during the construction period, plus any other unpaid costs contained in the Term B Loan Budget.

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C. Conditions to the Final Advance. The Administrative Agent has no obligation to make the final Advance unless the Administrative Agent has received the following:

(a) Certificates of Occupancy. Certificates of Occupancy (or their equivalent) issued by all appropriate Governmental Authorities for all parts of the Improvements.

(b) As-Built Survey. An “as-built” Survey approved in writing by the Administrative Agent.

(c) Completion Certification. A written certification from the Inspector in the form of AIA Document G704, executed by the Borrower’s general contractor and the Borrower, certifying (i) that completion has occurred; (ii) the date of completion; (iii) that direct connection has been made to all appropriate utility facilities; and (iv) that the Improvements are ready for occupancy.

(d) As-Built Plans and Specifications. A complete set of “as-built” plans and specifications for the Improvements, certified as accurate by the Borrower’s general contractor.

(e) Affidavit of Bills Paid. An affidavit of bills paid in the form of AIA Document G706 executed by each Contractor and any other Person the Administrative Agent requires.

(f) Title Exceptions. An endorsement to the Title Insurance deleting all exceptions related to “completion of the improvements” and “pending disbursements.”

(g) Personal Property Inventory. A complete inventory certified by the Borrower of the furniture, furnishings, fixtures and equipment owned or leased by the Borrower and used in the operation of the Improvements, with leased items, if any, designated as such.

(h) Completion Certificate. The Administrative Agent has received a completion certificate prepared by the Inspector and executed by the Borrower and the Design Professional stating that the Improvements have been completed in accordance with the Construction Plans, together with such other evidence that no mechanics or materialmen’s liens or other encumbrances have been filed and remain in effect against the Mortgaged Property and that all offsite utilities and streets have been completed to the reasonable satisfaction of the Administrative Agent and any applicable Governmental Authority.

(i) Further Evidence. Evidence that thirty-one (31) days shall have elapsed from the later of (i) the date of completion of the Improvements, as specified in Texas Property Code §53.106, if the Affidavit of Completion provided for in this Agreement is filed within ten (10) days after such date of completion, or (ii) the date of filing of such Affidavit of Completion if such Affidavit of Completion is filed ten (10) days or more after the date of the completion of the Improvements as specified in Texas Property Code §53.106.

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(j) Evidence of Compliance. Evidence that the Improvements and their use comply fully with any and all applicable zoning, subdivision, building and environmental requirements and other Governmental Requirements. Such evidence must include documentation establishing that the zoning and/or subdivision approval is based on no requirement or condition involving any real property, or rights appurtenant thereto, other than the property encumbered by the Mortgages, that the number of parking spaces available on the Land is sufficient to comply with the codes and ordinances of the city where the Land is situated or other appropriate Governmental Authority, and that all fire systems in the Improvements are installed, operational and sufficient to comply with all applicable codes and ordinances.

(k) Other Evidence. Any other evidence or information concerning Completion that the Administrative Agent reasonably requires.

D. Construction Representations.

(a) Governmental Requirements. No material violation of any Governmental Requirements exists with respect to the Denton Property. To Borrower’s knowledge, the Improvements, when constructed in accordance with the Construction Plans, will comply with all applicable Governmental Requirements and Requirements of Law.

(b) Utility and Municipal Services. All utility services of sufficient size and capacity necessary for the operation of the Improvements for their intended purposes are available at or within the property line of the Land, including potable water, storm drainage, sanitary sewer, gas, electric, and telephone facilities, and such utilities have been accepted by applicable Governmental Authorities if required.

(c) Easements; Access. All easements and rights-of-way required by all Governmental Authorities and from private parties for the construction of the Improvements and the use and operation of the Denton Property for its intended purposes (including for all utility services and all access) have been obtained and recorded in the appropriate records of the county in which the Land is located. All off-site roads necessary for the full utilization of the Land and Improvements for their intended purposes have been completed, dedicated to the public use, and accepted by the appropriate Governmental Authorities.

(d) Uses. The present and intended uses of the Denton Property are permitted by, and comply with, all zoning ordinances, subdivision and platting requirements, deed restrictions, other restrictive covenants, licensing requirements, building codes, flood disaster and Environmental Laws, and other Governmental Requirements and Requirements of Law affecting the use or occupancy of the Denton Property.

(e) Flood Plain. No portion of the Denton Property is located within any designated flood plain or special flood hazard area, or if the Land is in flood hazard area, and the Administrative Agent has approved same (such approval being in the sole and absolute discretion of the Administrative Agent), the Borrower has executed the Administrative Agent’s Notice of Flood Hazard Area and/or such other documentation required by the Administrative Agent, and the Borrower has obtained and will maintain flood insurance coverage for the Denton Property as otherwise specified herein.

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(f) Plat. To Borrower’s knowledge, the Land has been duly platted in accordance with applicable Governmental Requirements to allow for the Improvements and its intended uses as herein contemplated, which plat has been approved and executed by all appropriate Governmental Authorities and duly has been recorded.

(g) No Proceedings. None of the following will cause or have a Material Adverse Effect: (i) any actions, suits, or proceedings, at Law or in equity, pending before any Governmental Authority or arbitrator or, to the best of Borrower’s knowledge and belief, after due inquiry, threatened against or involving the Denton Property; (ii) outstanding or unpaid judgments against the Denton Property.

(h) Construction Plans; Construction Contract; Design Services Contract. The Construction Plans, Construction Contract (when executed by Borrower), and Design Services Contracts are satisfactory to the Borrower, are to the best of the Borrower’s knowledge, (i) in compliance with all applicable Governmental Requirements and Requirements of Law, (ii) to the extent required by any applicable Governmental Requirements or Requirements of Law, have been approved by each party required by such Governmental Requirements or Requirements of Law, and (iii) have each been fully and duly executed by all parties thereto. The Borrower’s interest therein is not subject to any claim, setoff, or encumbrance. The copy of each Construction Contract (when executed by the Borrower), Design Services Contract, and the Construction Plans that the Borrower has furnished or will furnish to Administrative Agent is or will be (as applicable) a true and complete copy thereof, including all exhibits and amendments thereto, if any. The Construction Plans are complete in all material respects, contain all necessary detail for construction of the Improvements, and have been signed and sealed by the Design Professional(s) who prepared such Construction Plans.

(i) Leases. There are no leases with respect to the Denton Property.

(j) Denton Property Contracts. To the Borrower’s best knowledge, all Denton Property Contracts (if any) have been duly executed by all parties thereto and are in full force and effect. The Borrower is not, and to the Borrower’s best knowledge, no other party is, in default, and there exists no event or fact that with the giving of notice, the passage of time, or both, would constitute a default under any material Denton Property Contract.

(k) Land. The Land is not part of a larger tract of land owned by the Borrower or any third-party, is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the applicable Mortgage relating to the Denton Property, and constitutes a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of those for any other lands or improvements.

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(l) No Transfer. The Borrower has not directly or indirectly conveyed, assigned, or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to the Denton Property, including those arising under any zoning or land use ordinance or other Governmental Requirement or Requirement of Law.

(m) Other Contracts. Except as otherwise provided for in the Loan Documents, the Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien or a right to a Lien on the Denton Property.

(n) Sale of the Denton Property. The Borrower has no current plans to sell and has not entered into any agreement to sell or to provide any Person an option to purchase all or any portion of the Denton Property.

E. Construction Covenants.

(a) Construction Plans, Construction Contract, and Design Services Contract Approvals and Amendments. The Borrower shall deliver to the Administrative Agent a true and complete copy of the Construction Plans, the Construction Contract (when executed), and the Design Services Contract for the Administrative Agent’s review, including each amendment or supplement thereto.

(b) Construction. Subject to Force Majeure, the Borrower will use commercially reasonable efforts to cause the construction of the Improvements (i) to be constructed pursuant to the Construction Contract; (ii) to commence by the Commencement Date and to be prosecuted with diligence and continuity until completion; (iii) to be constructed in a good and workman like manner; (iv) to materially comply with the Construction Plans and all applicable Governmental Requirements and Requirements of Law; and (v) to be completed on or before the Completion Date, free and clear of Liens or claims for Liens, except for liens created by the Loan Documents and any Liens inferior to the Lien of the Loan Documents which inferior Liens have been approved in writing by the Administrative Agent. The Borrower will use commercially reasonable efforts to resolve all disputes arising in connection with the construction of the Improvements in a manner allowing the construction to proceed expeditiously and to be completed by the Completion Date.

(c) Contracts. The Borrower will (i) deliver to the Administrative Agent, or its representatives, promptly upon demand, counterparts and, if reasonably requested by the Administrative Agent, conditional assignments, of any and all contracts, bills of sale, chattel paper, statements, conveyances, receipted vouchers, or agreements of any nature under which the Borrower claims title to any materials, fixtures, or personal Property used or to be used in the construction of the Improvements; (ii) either cause each Construction Contract and Design Services Contract to contain a provision specifically subordinating any Lien right against the Denton Property to the Liens and security interests created by the Loan Documents or cause the other party thereto to execute any and all instruments, reasonably acceptable in form and substance to the Administrative

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Agent, to accomplish the same; (iii) cause each Construction Contract to be based on a fixed price or a guaranteed maximum contract amount consistent with the Term B Loan Budget; (iv) if the Administrative Agent shall request, furnish the Administrative Agent with a list of subcontractors (including laborers, materialmen, and any others) who are to provide materials for or perform work with respect to the Improvements, and promptly notify the Administrative Agent of any changes to any list provided to the Administrative Agent; and (v) comply with and satisfy all the material terms and conditions of the Borrower under the Construction Contract, the Design Services Contract, and any other Denton Property Contracts.

(d) Inspector; Inspections. The Administrative Agent shall be entitled to engage one or more Inspectors from time to time to assist the Administrative Agent with any and all matters related to the development and construction of the Denton Property, including (i) review and advice as to the Construction Plans, each Construction Contract, and each Design Services Contract, and any change orders or amendments thereto; (ii) review and advice as to the Term B Loan Budget, Construction Schedule, Draw Requests, cost breakdowns, other schedules, affidavits, certificates, reports, tests, and other matters prepared in connection with the construction of the Improvements; (iii) adherence to the Construction Plans, Construction Schedule, and any other schedules or reports and progress thereof; (iv) review and advice as to required permits, licenses, and compliance with Governmental Requirements and Requirements of Law; (v) coordination with the Borrower, the Contractor, the Design Professional, and the Governmental Authorities in connection with any of the foregoing; and (vi) assistance with any other matter related to the construction of the Improvements or the Denton Property or the proposed use of the Denton Property as the Administrative Agent may reasonably request. The Borrower will pay the commercially reasonable fees and expenses of, and cooperate with, the Inspector, and will cause the Design Professional, the Contractor, and each of the subcontractors and the employees of each of them, to cooperate with the Inspector, and, upon request by the Administrative Agent or Inspector, the Borrower will furnish the Inspector whatever the Inspector may reasonably consider necessary or useful in connection with the performance of the Inspector’s duties. Without limiting the generality of the foregoing, the Borrower shall furnish or cause to be furnished for review and copy, the Construction Plans and details thereof, working drawings, schedules, reports, tests, samples of materials, licenses, permits, certificates of the Governmental Authorities, zoning ordinances, building codes, lists of and contact information for all contractors, subcontractors, and materials suppliers, and copies of contracts, change orders, and amendments which relate to the Denton Property (including construction thereof). The Borrower agrees to comply with all reasonable requirements of the Inspector with respect to any Draw Request or construction issues. The Borrower will permit the Administrative Agent, the Inspector, and/or their representatives to enter the Denton Property for the purposes of inspecting same and performing their rights granted pursuant to the Loan Documents. The Borrower acknowledges that the duties of the Inspector run solely to the Administrative Agent and that the Inspector shall have no obligations or responsibilities whatsoever to the Borrower, the Design Professional, the Contractor, or to any of the Borrower’s, the Design Professional’s, or the Contractor’s agents, employees, contractors, or subcontractors. The Administrative Agent can authorize in writing the Inspector, in the Administrative Agent’s sole discretion, to accept

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delivery of any item that the Borrower is to deliver to the Administrative Agent and to provide any approval that the Administrative Agent is to provide. If the Inspector has been so authorized in writing, delivery of the authorized item to the Inspector shall be deemed delivery to the Administrative Agent and an approval by the Inspector shall be deemed an approval by the Administrative Agent; provided that the Borrower can only rely on the Inspector being so authorized if the Borrower has received written confirmation of such authorization by the Administrative Agent.

(e) Insurance. The Borrower shall, at the Borrower’s own expense, obtain, maintain, and keep in full force and effect, at all times prior to the full payment and satisfaction of all Indebtedness and Obligations, property, commercial general liability, and other types and forms of insurance coverage with respect to the Denton Property and activities conducted thereon as may be required by the Administrative Agent in accordance with the Administrative Agent’s insurance requirements as delivered to the Borrower from time to time, including but not limited to the following:

(i) Builder’s Risk Insurance. Prior to commencing and during any construction on the Land, builder’s risk insurance with respect to the General Contractor, including theft, to insure, without limitation, all buildings, machinery, equipment, materials, supplies, temporary structures, foundations, other underground property, personal Property, and all other Property of any nature on-site, off-site, and while in transit which is to be used in fabrication, construction, and completion of the Improvements (other than tenant finish-out improvements not financed hereby) being constructed, and to remain in effect until all such Improvements being constructed have been completed and accepted by the Borrower and the Administrative Agent (or the Administrative Agent’s designee) and a Certificate of Occupancy has been issued. Such insurance shall be provided on a replacement cost value basis and shall (i) be on a non-reporting, completed value, form; (ii) cover damage to landscaping and debris removal expense (including removal of pollutants); (iii) provide that the Borrower can complete and occupy the premises without further written consent from the insurer; (iv) cover loss of income resulting from delay in occupancy, loss and damage to the Denton Property due to faulty or defective workmanship or materials and error in design or specification, and loss while the Denton Property is in the care, custody and control of others to whom the Denton Property may be entrusted; (v) not exclude losses due to explosions or collapses or underground hazards; (vi) cover soft costs and continuing expenses not directly involved in the direct cost of construction or renovation, including interest on money borrowed to finance construction or renovation, advertising, promotion, real estate taxes and other assessments, the cost of renegotiating leases, architectural and engineering costs, legal and accounting costs, and other expenses incurred as the result of property loss or destruction by the insured peril; (vii) cover riots, civil commotion, vandalism, and malicious mischief; (viii) not contain any safeguard warranties; and (ix) not contain any monthly limitation.

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(ii) Property Insurance. Prior to termination of the builder’s risk insurance obtained pursuant to Section D(e)(i) of this Annex II or issuance of a Certificate of Occupancy, whichever occurs first, and with respect to any of the Denton Property which is not the subject of construction pursuant to the Construction Plans and which is otherwise covered by a builder’s risk insurance policy, the Borrower shall have obtained and maintained an “all-risk” or “broad form” insurance insuring the Denton Property from all perils generally covered by such policy type. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost of the Improvements, without reduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at the Administrative Agent’s election, by reference to such indexes, appraisals, or other information as the Administrative Agent determines in its reasonable discretion. Each policy or policies shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co-insurance provisions, all subject to the Administrative Agent’s approval.

(iii) Flood Insurance. If any portion of the Improvements is located in an area identified by the United States Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, as amended, the Borrower shall insure the Improvements against loss by flood in an amount at least equal to the outstanding principal amount of the Obligations or the maximum limits of coverage available with respect to the Denton Property, whichever is less.

(iv) Contractor Insurance. If requested by the Administrative Agent with respect to any time improvements are under construction on the Land, the Borrower shall cause each Contractor performing any of such construction work to maintain worker’s compensation insurance or other applicable insurance providing coverage for injuries to such Contractor’s personnel, auto liability insurance, and general liability insurance, all in amounts and providing coverage as is reasonably acceptable to the Administrative Agent.

(v) Commercial General Liability Insurance. Commercial general liability insurance coverage for bodily injury and property damage related to the ownership, maintenance, and use of the Denton Property. The Administrative Agent may require such policies to: (A) be no less than $2,000,000.00 per occurrence and $5,000,000.00 in the aggregate for all occurrences; (B) insure against such risks of liability as are commonly covered by broad form commercial liability policies in general use for owners of properties similar to the Denton Property, and such other risks as the Administrative Agent may from time to time designate for coverage under the Borrower’s policies; and (C) include the Administrative Agent on behalf of the Lenders, and its successors and assigns, as additional insured.

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(vi) Business Interruption Insurance. After Completion, if requested by the Administrative Agent at any time, the Borrower shall provide, and maintain in force, at the Borrower’s sole expense, business interruption insurance or other forms of coverage to protect the income or earnings of the Denton Property, in form, coverage, and liability amount acceptable to the Administrative Agent. Such policy shall provide coverage for a period of twenty four (24) months.

(vii) Other Insurance. Such additional insurance as the Administrative Agent may from time to time reasonably require against other insurable hazards, perils, injuries, damages, or other risks, including worker’s compensation, auto liability, boiler and machinery, earthquake, and environmental impairment liability coverage; provided that the Administrative Agent may only require coverage for risks not required by the Administrative Agent at origination of the Term B Loans if such risks are commonly required to be insured against by the Administrative Agent for similar circumstances or risks, and provided such insurance is reasonably available.

Each policy of insurance required pursuant hereto shall be in an amount, for a term, and in a form and content, shall contain such deductibles, shall insure against such hazards, perils, injuries, damages, and other risks, and shall be provided through such insurance companies that are authorized to do business in the state in which the Land is situated, as may be reasonably satisfactory to the Administrative Agent, and shall, if required by the Administrative Agent, be delivered to and remain in the possession of the Administrative Agent as further security for the Obligations. Such policy or policies of insurance (except insurance provided pursuant to Sections D(e)(iv) and (e)(v) of this Annex II and worker’s compensation) shall contain an endorsement or agreement by the insurer that any loss shall be payable to the Administrative Agent, its successors and assigns (and not payable jointly to the Borrower or other insureds), including, as applicable, a loss payee or mortgagee clause endorsement, in favor of and in form reasonably acceptable to the Administrative Agent. Any commercial liability insurance policy required by Sections D(e)(iv) and (e)(v) of this Annex II shall name the Administrative Agent for and on behalf of the Lenders as an additional insured pursuant to an endorsement reasonably acceptable to the Administrative Agent. Without implying a right to obtain co-insurance, all co-insurance requirements (if any) shall be met at all times. Each insurance policy issued in connection herewith shall provide by way of endorsements, riders or otherwise that: (x) the coverage of the Administrative Agent for and on behalf of the Lenders shall not be terminated, reduced, or affected in any manner regardless of any breach or violation by the Borrower of any warranties, declarations, or conditions in such policy; (y) no such insurance policy shall be canceled, endorsed, altered, or reissued to effect a change in coverage for any reason and to any extent whatsoever unless such insurer shall have first given the Administrative Agent thirty (30) days prior written notice thereof; and (z) the Administrative Agent may, but shall not be obligated to, make premium payments to prevent any cancellations, endorsement, alteration,

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or reissuance, and such payments shall be accepted by the insurer to prevent same. The Administrative Agent shall be furnished with a certificate of insurance for each policy and if requested by the Administrative Agent, a copy of each such initial policy coincident with the execution hereof and a certificate of insurance for each policy and if requested by the Administrative Agent, the original of each renewal policy not less than thirty (30) days prior to the expiration of the initial or applicable renewal policy and a certificate of insurance for such policy, together with receipts or other evidence that the premiums thereon have been paid for one (1) year. The Borrower may satisfy the requirements hereof by use of a so-called “blanket policy,” provided that the coverage is not diminished and the coverage is separately and individually allocated to the Denton Property. As further security for the Obligations, the Borrower hereby assigns to the Administrative Agent all unearned premiums on any such policy, and agrees that any and all unexpired insurance shall inure to the benefit of, and pass to, the Administrative Agent (or any other purchaser) upon acquisition by the Administrative Agent (or such purchaser) of the Denton Property, or any applicable portion thereof, through foreclosure proceedings.

The Borrower shall promptly pay all premiums when due on any such policies and renewals thereof and shall furnish the Administrative Agent with written evidence of such payment. The Borrower shall be entitled to draw for such costs to the extent available pursuant to the applicable Allocation in the Term B Loan Budget. In the event the Borrower fails to provide insurance complying with the provisions hereof or fails to pay the premium therefor, the Administrative Agent may, but without obligation so to do, without notice to the Borrower, without demand upon Borrower, without releasing the Borrower from any obligation hereof, and without curing and Event of Default, obtain insurance, in any amounts determined by the Administrative Agent, through or from any insurance agency or insurer or insurance underwriter acceptable to the Administrative Agent, and pay the premium therefor, and the Administrative Agent by doing so shall not be chargeable with obtaining or maintaining such insurance or for the collection of any insurance monies or for any insolvency of any insurer or insurance company. Any such insurance obtained by the Administrative Agent shall be solely for the benefit and protection of the Administrative Agent, and cannot be relied on by the Borrower for protection of the Borrower or any of its interests in the Denton Property. All such costs incurred by the Administrative Agent shall be part of the Indebtedness and shall accrue interest at the rate of interest set for in Section 3.02(c) from the date paid by the Administrative Agent until repaid. The Administrative Agent, from time to time, may furnish to any insurance agency or company, or any other Person, any information contained in or extracted from any insurance policy theretofore delivered to the Administrative Agent pursuant hereto, and any information concerning the Obligations, the Borrower, or the Denton Property. If at any time the Borrower obtains insurance related to the Denton Property or the ownership, operation, or income thereof, which is not specifically required by the Administrative Agent, then the Borrower shall nevertheless include the Administrative Agent for and on behalf of the Lenders as additional insured or loss payee/mortgagee thereto.

15

(f) Payment for Labor and Materials. The Borrower will promptly pay all bills for labor, materials and specifically fabricated materials incurred in connection with the Mortgaged Property and never permit to exist in respect of the Mortgaged Property or any part thereof any lien or security interest, even though inferior to the liens and security interests hereof, for any such bill, and in any event never permit to be created or exist in respect of the Mortgaged Property, or any part thereof, any other or additional lien or security interest on a parity with, superior or inferior to any of the liens or security interests hereof.

(g) Completion. If permitted or required by applicable Law, the Borrower shall file on or before the deadline therefor as established by applicable Law, an affidavit or certificate (“Affidavit of Completion”) of completion of construction of the Improvements, in the appropriate records in the county in which the Land is situated, and shall send a copy of such Affidavit of Completion to the Administrative Agent and each contractor and person as contemplated and within the time frames prescribed by applicable Law.

(h) Compliance with Requirements. The Borrower will timely comply (to prevent any breach) with and satisfy all Governmental Requirements and Requirements of Law that affect or are otherwise related to the Denton Property, its use or occupancy. Without limiting the foregoing, the Borrower shall cause the Improvements to comply, when constructed, with all applicable disabilities laws and architectural barriers laws, including the Americans with Disabilities Act any and all similar Laws of the state, county and city in which the Land is situated and all related ordinances, rules, and regulations relating thereto (as same may be amended or succeeded).

(i) Defects and Variances. The Borrower will, upon demand by the Administrative Agent and at the Borrower’s sole expense, promptly have corrected any structural defect in the Improvements or any variance from the Construction Plans not approved in writing by the Administrative Agent, it being understood and agreed that the disbursement of any Term B Loan proceeds shall not constitute a waiver of the Administrative Agent’s right to require compliance with respect to any such defects or departures. If the Administrative Agent in its reasonable judgment determines that any work or materials fail to conform to any Governmental Requirements, any Requirements of Law or the Construction Plans, or that they otherwise depart from any of the requirements of this Agreement, then the Administrative Agent may require the nonconforming or defective work to be stopped and withhold its consent to further Advances upon 15 days written notice and opportunity to cure, until the nonconformity or defect, as applicable, is corrected. If this occurs, the Borrower must correct the work to the Administrative Agent’s reasonable satisfaction promptly and halt all other work which may be adversely affected by the nonconforming or defective work pending completion of such corrective work. No such action by the Administrative Agent will affect the Borrower’s obligation to complete the Improvements on or before the Completion Date.

(j) Surveys. The Borrower will furnish to the Administrative Agent, at the Borrower’s expense, the following surveys prepared by a registered engineer or surveyor reasonably acceptable to the Administrative Agent: (i) a pre-construction title survey of

16

the Land and any existing improvements thereon, prepared by a registered surveyor or engineer and certified to the Administrative Agent, the Borrower, and the Title Company, with a certification in form and substance reasonably acceptable to the Administrative Agent, reflecting such matters as required by the Administrative Agent and showing no state of facts objectionable to the Administrative Agent; (ii) if requested by the Administrative Agent, a foundation survey, upon completion of staking the foundation or completion of the foundation for the Improvements, showing the location of the foundation and all building and set-back lines, property boundary lines, and other matters customarily included in a foundation survey for the type of property and improvements being surveyed; and (iii) an “as built” survey, within sixty (60) days after substantial completion of the Improvements, showing the locations of the Improvements, and certifying that same are entirely within the property lines of the Land, do not encroach upon any easement, setback or building line or restrictions, and are placed in accordance with the Construction Plans, all Governmental Requirements, and all Requirements of Law affecting the Land and/or Improvements, and showing and certifying to such other matters customarily shown and contained in certifications for an “as built” survey for the type of property and improvements being surveyed, and showing no state of facts objectionable to the Administrative Agent. All surveys shall be in form and substance reasonably acceptable to the Administrative Agent.

(k) Third Party Property Reports.

(i) Soils Report. Prior to the commencement of construction, the Borrower shall have delivered to the Administrative Agent and obtained the Administrative Agent’s reasonable approval of a final soils report addressed to the Administrative Agent (or accompanied by a letter to the Administrative Agent from such engineers authorizing the Administrative Agent’s reliance on such report as if addressed to the Administrative Agent) and prepared by a qualified licensed soils engineer reasonably acceptable to the Administrative Agent. The soils report shall be based upon adequate due diligence, and shall state that there are no unusual or hazardous soil conditions in, on, under, or around the Denton Property, that no condition or circumstance warranting further investigation or analysis exists in the opinion of the soils engineer, that would materially and adversely affect the Denton Property, and that construction of all Improvements as proposed is feasible under existing soil conditions so long as the recommendations of the soils report are followed. The Construction Plans shall incorporate all recommendations of the engineer as set forth in the soils report.

(ii) Environmental Report. The Administrative Agent shall have received, at the Borrower’s expense, an environmental site assessment report with respect to the Denton Property prepared by a firm of engineers reasonably approved by the Administrative Agent, which report shall be reasonably satisfactory in form and substance to the Administrative Agent, and which must be either addressed to the Administrative Agent or accompanied by a letter to the Administrative Agent from such engineers authorizing the Administrative Agent’s reliance on such report as if addressed to the Administrative Agent.

17

(l) Appraisals. In addition to the appraisal contemplated in Section A of this Annex II, the Administrative Agent may, from time to time, obtain an appraisal of all or any part of the Denton Property prepared by a third-party appraiser engaged directly by the Administrative Agent and prepared in accordance with written instructions from the Administrative Agent. The Administrative Agent, in the Administrative Agent’s sole discretion, may (but shall have no obligation to) have any such appraisal reviewed by another appraiser. The cost of any such appraisal and review (if any) shall be borne by the Borrower if (i) the appraisal is obtained to confirm compliance with any financial covenants of the Borrower pursuant to this Agreement, (ii) is obtained at least thirty-six (36) months after the last appraisal of the Denton Property, or (iii) the appraisal is obtained after the occurrence of an Event of Default or otherwise required pursuant to applicable rules, regulations or statutes requiring the Administrative Agent or any of the Lenders to obtain same. If the appraisal cost is payable by the Borrower, such cost shall be due and payable upon demand from the Administrative Agent and shall be secured by the Loan Documents.

(m) Permits; Licenses; Approvals. The Borrower shall (i) timely obtain, in accordance with the Construction Schedule and in conformity with the Construction Plans, building permits and all other permits and licenses, and all approvals or consents of the Governmental Authorities and appropriate Persons pursuant to any restrictive covenants, required with respect to the construction of the Improvements; and (ii) obtain prior to the Completion Date, certificates of occupancy and all other permits and licenses required with respect to the occupancy and use of the Denton Property for its intended purposes.

(n) Notice to the Administrative Agent. The Borrower shall promptly, and in any event within five (5) Business Days, after the occurrence of any of the following events, notify the Administrative Agent in writing thereof, specifying in each case the action the Borrower has taken or will take with respect thereto: (i) any material violation of any Governmental Requirement or Requirements of Law that would reasonably be expected to have a Material Adverse Effect; (ii) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against the Borrower, any Loan Party, or the Denton Property, and any material development therein, that would reasonably be expected to have a Material Adverse Effect; (iii) any actual or threatened condemnation of any portion of the Denton Property, any negotiations with respect to any such taking, or any loss of, or substantial damage to, the Denton Property; (iv) any labor controversy pending or threatened against the Borrower or any Contractor during the pendency of the construction of the Denton Property, and any material development in any labor controversy; (v) any notice received by the Borrower with respect to the cancellation, alteration, or nonrenewal of any insurance coverage maintained with respect to the Denton Property; (vi) any failure by the Borrower or any Contractor, subcontractor, or supplier to perform any material obligation under any Construction Contract, Design Services Contract, or subcontract, or any other breach under any Construction Contract or Design Services Contract, or any event or condition which would permit termination of a Construction Contract or Design Services Contract or subcontract or suspension of work thereunder, or any notice given by the Borrower or any Contractor or Design Professional with respect to any of the foregoing; (vii) any Lien

18

filed against any portion of the Denton Property or any stop notice served on the Borrower in connection with construction of the Improvements; (viii) any required permit, license, certificate or approval with respect to the Denton Property is not timely obtained, or lapses or ceases to be in full force and effect and such failure continues for a period of 10 days after Borrower receives notice of such failure from any party; (ix) there is a Material Adverse Effect; or (x) the Borrower receives notice from a junior lienholder on the Denton Property, or from any other Person asserting a Lien against any portion of the Denton Property, of a default or occurrence of an event that with notice and/or the passage of time could be a default with respect to the Lien or asserted Lien against any portion of the Denton Property.

(o) Brokers. The Borrower will indemnify the Administrative Agent and each of the Lenders from claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby, where such claims arise from any action taken by the Borrower, any other Loan Party, or any officer, partner, employee, or representative of any of them.

(p) Advertising by the Administrative Agent. The Borrower agrees that during the term of the Term B Loans, the Borrower may erect, or the Administrative Agent may erect with the Borrower’s approval on the Denton Property, one or more advertising signs furnished by the Administrative Agent indicating that the financing for the Denton Property has been furnished by the Administrative Agent.

(q) Title Insurance Endorsement. Within fifteen (15) days after Completion and full payment of all retainage withheld pursuant to Section 2.10(f) (excluding any amounts withheld due to notices of claims received by the Administrative Agent), the Borrower shall cause the Title Insurance to be endorsed to remove any exception for mechanics’ or materialmen’s Liens or pending disbursements, with no additional title change or exception objectionable to the Administrative Agent, and shall obtain such other endorsements as may be reasonably required by the Administrative Agent.

(r) Audits of Denton Property; Fees. The Administrative Agent shall have the right from time to time to audit the Denton Property and all operations related thereto. In connection with such audits, in addition to the Borrower making the books and records available to the Administrative Agent, the Borrower agrees that the Administrative Agent (including the Administrative Agent’s representatives and consultants) can visit with any parties to any of the Denton Property Contracts. The Borrower agrees to reimburse the Administrative Agent, on demand, for customary and reasonable fees and costs incurred by the Administrative Agent for up to one audit each calendar year (with each such calendar year commencing on the date hereof); provided this shall in no way limit the number of audits that the Administrative Agent can make nor shall it limit any other provisions contained in the Loan Documents.

(s) Inventory of Personal Property. Within twenty (20) days after a request by the Administrative Agent, the Borrower shall prepare and deliver to the Administrative Agent an inventory of all tangible personal Property which constitutes part of the Denton Property, specifically identifying any such personal Property that is damaged, inoperable, or not located on the Land.

19

(t) Storage of Materials. The Borrower shall cause all materials supplied for, or intended to be utilized in, the construction of the Improvements, but not yet affixed to or incorporated into the Improvements or the Land, to be stored on the Land with adequate safeguards acceptable to the Administrative Agent to prevent loss, theft, damage or commingling with materials for other projects. The Borrower shall not purchase or order materials for delivery more than one hundred twenty (120) days prior to the scheduled incorporation of such materials into the Improvements, without the approval of the Administrative Agent. Notwithstanding the foregoing, in the event that such materials are not stored on the Land, with the prior written consent of the Administrative Agent, such materials may be stored off-site; provided that prior to any Advance with respect to such materials, the Administrative Agent shall have received and approved of evidence that such materials are insured as required by Section E(e) of this Annex II.

(u) Construction Contract. The Construction Contract with the General Contractor shall have a guaranteed maximum price in an amount not greater than the costs for construction of the Improvements as specified in the Term B Loan Budget and shall otherwise be reasonably acceptable to the Administrative Agent in its reasonable discretion.

F. Construction Negative Covenants.

(a) Use of Denton Property. At no time shall the Borrower use, maintain, operate, or occupy, or allow the use, maintenance, operation, or occupancy of, any portion of the Denton Property for any purpose which (i) violates any Governmental Requirement or any Requirement of Law; (ii) in any manner may be dangerous unless safeguarded as required by Law; (iii) may constitute a public or private nuisance; (iv) may make void, voidable, or cancelable or increase the premium of any insurance then in force with respect thereto; or (v) conduct business or allow the conduct of business or other activities on the Denton Property that are not consistent with the intended uses by the Borrower as contemplated by Administrative Agent in connection with the Transactions.

(b) No Amendments. The Construction Plans, Construction Contract, and Design Services Contract will not be amended, altered, or changed (pursuant to change order, amendment, or otherwise) unless either (i) the same shall have been approved in advance, which approval shall not be unreasonably withheld, (A) in writing by the Administrative Agent (except to the extent the Administrative Agent’s approval is expressly not required for such action as provided in this Agreement), (B) by all requisite Governmental Authorities; (C) by each surety under payment or performance bonds (if any) covering the Construction Contract or otherwise covering the construction of all or any portion of the Improvements, (D) the Design Professional who prepared the Construction Plans and the General Contractor approve such amendment and the corresponding change order in writing, and a copy of such approval and change order is

20

promptly provided to the Administrative Agent or the Inspector; or (ii) such changes in the Construction Plans (A) do not constitute a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (B) would not result in an increase of construction costs; (C) would not affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements; (D) does not require the approval of any Governmental Authority; and (E) the Design Professional who prepared the Construction Plans and the General Contractor approve such amendment and the corresponding change order in writing, and a copy of such approval and change order is promptly provided to the Administrative Agent or the Inspector. Without limiting the above, the Administrative Agent agrees that the Borrower may make de minimis changes in the Construction Plans without the Administrative Agent’s prior written consent, provided that such changes do not violate any of the conditions specified herein.

G. Retainage. An amount equal to 10% of all hard costs of construction under the Construction Contract and any and all subcontracts entered into by a Contractor for which an Advance has been made, plus the amount of any claims asserted by any laborers or materialmen against any portion of the Property pursuant to stop notices, lien claims or similar demands or notices received by Administrative Agent (which have not been bonded against or otherwise secured in accordance with the applicable provisions of the Security Instrument) (the “Retainage”), shall be retained by Administrative Agent. Such Retainage shall be paid over by Administrative Agent to Borrower, excluding the amount of any such unbonded or unsecured lien claims, plus potential costs and interest related thereto (which funds will be disbursed only as such claims are resolved satisfactorily bonded around in addition to the satisfaction of the following conditions), when all of the following have occurred to the satisfaction of Administrative Agent:

(a) Administrative Agent has received the Certificate of Substantial Completion executed by Borrower, the General Contractor and the appropriate Design Professional, and approved by the Inspector, stating that the Improvements have been completed in accordance with the Construction Plans.

(b) Administrative Agent shall have received such other evidence as Administrative Agent may require that no mechanics’ or materialmen’s liens or other encumbrances have been filed and remain in effect against the Property, and the time periods for the filing of any stop notice or lien claim with respect to the construction of the Improvements shall have elapsed without the filing or providing of any such stop notice or lien claim. The Design Professional, Contractor, and all subcontractors and material suppliers who performed or provided work or materials related to the Improvements have been paid in full, subject to the release of the retainage as provided in the last paragraph of this Section G.

(c) Each applicable Governmental Authority shall have duly inspected and approved the Improvements and the occupancy of same and issued the appropriate permit, license or certificate of occupancy, to evidence such approval.

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(d) All conditions to an Advance contained in Sections A and B of this Annex II are satisfied.

(e) Notwithstanding the previous provisions of this Section G to the contrary, Administrative Agent hereby agrees to release separately the amount of retainage withheld with respect to each subcontractor providing services or materials for the construction of the Improvements, but only after (i) all other conditions to an Advance are satisfied, (ii) the Inspector approves the separate release of such amount, and (iii) such subcontractor and the General Contractor execute an affidavit, lien waiver, and release in form and substance acceptable to Administrative Agent in Administrative Agent’s sole discretion, for the benefit of Administrative Agent stating (A) that the subcontractor has completed all of its services relating to the construction of the Improvements and has been paid in full for such services, and (B) that the subcontractor waives and releases any mechanic’s and materialmen’s or other liens it may have against the Improvements and the Property.

H. Changes to Plans and Contracts. The Construction Plans, Construction Contract, and Design Services Contract will not be amended, altered, or changed (pursuant to change order, amendment, or otherwise) unless either (i) the same shall have been approved in advance (A) in writing by Administrative Agent (except to the extent Administrative Agent’s approval is expressly not required for such action as provided in this Agreement), (B) by all requisite Governmental Authorities, (C) by each surety under payment or performance bonds (if any) covering the Construction Contract or otherwise covering the construction of all or any portion of the Improvements, and (D) by any tenant under a Lease of a portion of the Property to the extent such amendment or supplement affects the premises covered by such Lease; or (ii) such changes in the Construction Plans (A) do not constitute a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (B) would not result in an increase of construction costs in excess of ONE HUNDRED THOUSAND AND NO/100THS DOLLARS ($100,000.00) for any single change or in excess of FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($500,000.00) (“Aggregate Cap”) in the aggregate for all changes except for any change orders relating to the paint and blast booth (“PBB Change Order”), which PBB Change orders shall not count toward the Aggregate Cap; (C) would not affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements; (D) do not require the approval of any Governmental Authority, any surety under any payment and/or performance Bond, or any tenant under a lease of all or any portion of the Property; (E) such change complies with all Governmental Requirements, Legal Requirements and other requirements applicable thereto and all other requirements of the Loan Documents; (F) do not substitute a lesser quality material; (G) do not delay the Completion Date; and (H) are approved by the Borrower, Contractor and the Design Professional who prepared the Construction Plans being changed, which such approval shall be in writing, and a copy of such approval and change shall be promptly provided to Administrative Agent and the Inspector. Without limiting the above, Administrative Agent agrees that Borrower may make de minimis changes in the Construction Plans without Administrative Agent’s prior written consent, provided that such changes do not violate any of the conditions specified herein. Borrower shall have provided evidence reasonably satisfactory to Administrative Agent of all such third party approvals, or, if requested by Administrative Agent, evidence that an approval not obtained by Borrower is not required. Administrative Agent may have the Inspector review and advise Administrative Agent as to any or all of the foregoing or approve any of the foregoing on behalf of Administrative Agent.

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EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 20__

FOR VALUE RECEIVED, PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”) each hereby promises to pay to the order of                                         (the “Lender”), at the principal office of CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the principal sum of                     Dollars ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Revolving Credit Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Credit Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Revolving Credit Loans or affect the validity of such transfer by any Lender of this Revolving Credit Note.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of September 7, 2012 among the Borrower, the Administrative Agent, the other agents and the lenders signatory thereto (including the Lender), and evidences Revolving Credit Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Revolving Credit Note but not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Revolving Credit Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Revolving Credit Note upon the occurrence of certain events, for prepayments of Revolving Credit Loans upon the terms and conditions specified therein and other provisions relevant to this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT A, Form of Revolving Credit Note – Page 1

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG. CO., a Texas corporation

By:
Name:
Title:

EXHIBIT A, Form of Revolving Credit Note – Page 2

EXHIBIT B

FORM OF SWINGLINE NOTE

$	, 20__

FOR VALUE RECEIVED, PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”) each hereby promises to pay to the order of                                         (the “Lender”), at the principal office of CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the principal sum of                     Dollars ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Swingline Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Swingline Loans or affect the validity of such transfer by any Lender of this Swingline Note.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement dated as of September 7, 2012 among the Borrower, the Administrative Agent, the other agents and the lenders signatory thereto (including the Lender), and evidences Swingline Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Swingline Note but not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Swingline Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of Swingline Loans upon the terms and conditions specified therein and other provisions relevant to this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT B, Form of Swingline Note – Page 1

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG. CO., a Texas corporation

By:
Name:
Title:

EXHIBIT B, Form of Swingline Note – Page 2

EXHIBIT C

FORM OF TERM A LOAN NOTE

$	, 20__

FOR VALUE RECEIVED, PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”) each hereby promises to pay to the order of                                         (the “Lender”), at the principal office of CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the principal sum of                     Dollars ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term A Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term A Loan, at such office, in like money and funds, for the period commencing on the date of such Term A Loan until such Term A Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Term A Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Term A Loan Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Term A Loans or affect the validity of such transfer by any Lender of this Term A Loan Note.

This Term A Loan Note is one of the Term A Loan Notes referred to in the Credit Agreement dated as of September 7, 2012 among the Borrower, the Administrative Agent, the other agents and the lenders signatory thereto (including the Lender), and evidences Term A Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Term A Loan Note but not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Term A Loan Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Term A Loan Note upon the occurrence of certain events, for prepayments of Term A Loans upon the terms and conditions specified therein and other provisions relevant to this Term A Loan Note.

THIS TERM A LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT C, Form of Term A Loan Note – Page 1

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG. CO., a Texas corporation

By:
Name:
Title:

EXHIBIT C, Form of Term A Loan Note – Page 2

EXHIBIT D

FORM OF AMENDED AND RESTATED TERM B LOAN NOTE

$	, 20__

FOR VALUE RECEIVED, PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”) each hereby promises to pay to the order of                                         (the “Lender”), at the principal office of CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the principal sum of                     Dollars ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term B Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term B Loan, at such office, in like money and funds, for the period commencing on the date of such Term B Loan until such Term B Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Term B Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Amended and Restated Term B Loan Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Term B Loans or affect the validity of such transfer by any Lender of this Amended and Restated Term B Loan Note.

This Amended and Restated Term B Loan Note is one of the Amended and Restated Term B Loan Notes referred to in the Credit Agreement dated as of September 7, 2012 among the Borrower, the Administrative Agent, the other agents and the lenders signatory thereto (including the Lender), and evidences Term B Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Amended and Restated Term B Loan Note but not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Amended and Restated Term B Loan Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Amended and Restated Term B Loan Note upon the occurrence of certain events, for prepayments of Term B Loans upon the terms and conditions specified therein and other provisions relevant to this Amended and Restated Term B Loan Note.

This Amended and Restated Term B Loan Note, together with the other Amended and Restated Term B Loan Notes issued to the other Lenders, respectively, on the date hereof (collectively, the “Amended and Restated Term B Loan Notes”), is given in assumption, amendment, renewal, extension and restatement of the terms and provisions governing the repayment of the indebtedness evidenced by that certain Promissory Note dated August 14, 2012 in the original principal amount of $12,000,000.00 (the “Prior Note”), executed by Peerless, payable to the order of PMFG, which Prior Note has been assigned to each of the Lenders pursuant to that certain Assignment of Note and Deed of Trust (the “Assignment”) dated of even date herewith by PMFG in favor of Administrative Agent to be recorded in the Real Property Records of Denton County, Texas (the “Records”). In accordance with such amendment, renewal, extension and restatement, Borrower acknowledges and agrees that the

EXHIBIT D, Form of Amended and Restated Term B Loan Note – Page 1

indebtedness evidenced by the Prior Note shall be renewed by and continued in full force and effect in accordance with the terms and conditions of the Amended and Restated Term B Loan Notes (and shall not be extinguished), and this Amended and Restated Term B Loan Note and the indebtedness evidenced hereby shall be secured by the liens and security interest of that certain Deed of Trust with Assignment of Rents, Security Agreement and Financing Statement executed by Peerless to Susan Cox, as trustee, for the benefit of PMFG, dated as of August 14, 2012, and recorded on August 16, 2012 as Document No. 2012-90493 in the Records, as assigned to Administrative Agent (for the benefit of Lenders) by the Assignment, as amended and restated in its entirety by that certain Amended and Restated Deed of Trust with Assignment of Rents, Security Agreement, and Financing Statement executed by Peerless to Mary C. Tucker, as trustee, for the benefit of Administrative Agent as Beneficiary, to be recorded in the Records, all as heretofore, concurrently herewith, or hereafter amended. Borrower, and Lender by acceptance hereof, agree that the original principal amount of the Prior Note shall be reduced pursuant to the terms of the Amended and Restated Term B Loan Notes such that the aggregate principal amount of the Amended and Restated Term B Loan Notes shall be $10,000,000. The Prior Note is being retained by Administrative Agent with a notation placed on the face thereof indicating that the Prior Note has been amended, renewed, extended and restated by the Amended and Restated Term B Loan Notes.

THIS AMENDED AND RESTATED TERM B LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT D, Form of Amended and Restated Term B Loan Note – Page 2

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG. CO., a Texas corporation

By:
Name:
Title:

EXHIBIT D, Form of Amended and Restated Term B Loan Note – Page 3

EXHIBIT E

FORM OF BORROWING REQUEST

                         , 20

PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), pursuant to Section 2.03(a) of the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), each hereby requests a Borrowing as follows:

(I) Requested Borrowing is to be [Revolving Credit Borrowing] [Term A Borrowing];

(II) Aggregate amount of the requested Borrowing is $                    , which in the case of a Term A Borrowing shall be in accordance with Section 2.02(b) of the Credit Agreement;

(III) Date of such Borrowing is                         , 20        , which is a Business Day;

(IV) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(V) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is             ;

(VI) In the case of a Revolving Credit Borrowing, (a) the amount of Borrowing Base in effect on the date hereof is $                    , (b) , the total Revolving Credit Exposures as of the date hereof is $                    (without regard to the requested Borrowing), (c) the total Risk Adjusted Revolving Credit Exposures as of the date hereof is $                    (without regard to the requested Borrowing), (d) the pro forma total Revolving Credit Exposures is $                    (giving effect to the requested Borrowing), and (e) the pro forma total Risk Adjusted Revolving Credit Exposures is $                    (giving effect to the requested Borrowing); and

(VII) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 of the Credit Agreement, is as follows:

In the case of a Term A Borrowing, this certificate shall be accompanied by the applicable invoice for the new equipment purchased by the Borrower or an appraisal of the existing equipment to be financed.

EXHIBIT E, Form of Borrowing Request – Page 1

The undersigned certifies that he/she is the                     of PMFG, INC., a Delaware corporation, and that as such he/she is authorized to execute this certificate on behalf of such corporation. The undersigned further certifies, represents and warrants on behalf of such corporation and not individually, that such corporation is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

PMFG, INC., a Delaware corporation

By:
Name:
Title:

The undersigned certifies that he/she is the                     of PEERLESS MFG. CO., a Texas corporation, and that as such he/she is authorized to execute this certificate on behalf of such corporation. The undersigned further certifies, represents and warrants on behalf of such corporation and not individually, that such corporation is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

PEERLESS MFG. CO., a Texas corporation

By:
Name:
Title:

EXHIBIT E, Form of Borrowing Request – Page 2

EXHIBIT F

FORM OF DRAW REQUEST

[MUST BE SUBMITTED MORE THAN 5 BUSINESS DAYS PRIOR TO DISBURSEMENT]

To:         Citibank N.A., as Administrative Agent

Reference is made to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders (the “Lenders”) which are or become parties thereto. Unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement. This Draw Request serves as Borrower’s request for an Advance under the Credit Agreement, in the amount requested on Line A.1 below, which Advance proceeds are to be deposited into the Advance Account (as defined in the Credit Agreement).

A.	GENERAL.

1.	Requested Advance From Term B Loan.	$

2.	Construction draw cut-off date.

3.	Requested funding date (must be more than 5 business days from date of submission to Administrative Agent

B. FUNDS AVAILABLE TO FUND REQUESTED ADVANCE.

Term B Loan Proceeds

1.	Term B Loan Commitment	$

2.	Plus Borrower’s Deposit	+$

3.	Plus Special Account deposits:	+$

4.	Less all prior Advances (closing costs)	- $

5.	Amount available for additional Advances	$

The amount on Line B.5 must be greater than the amount on Line A.1. Any funds in the Advance Account and, if applicable, the funds in the Special Account must be exhausted before Term B Loan proceeds may be subject to an Advance.

EXHIBIT F, Form of Draw Request – Page 1

C.	RUNNING TOTAL OF AMOUNT SPENT ON CONSTRUCTION OF IMPROVEMENTS TO DATE.

1.	Enter total of the total budget	$

2.	Enter total amount spent to date on construction of Improvements from all sources including costs paid by Borrower and prior advances	$

3.	Enter amount of this construction draw:	$

4.	Construction funds remaining to be disbursed:	$

(Aggregate of C1 minus C2 and C3)

D.	REPRESENTATIONS AND WARRANTIES. Borrower hereby represents, warrants, and certifies to Lenders as follows:

1.	Credit Agreement. The authorized representative of Borrower executing this Draw Request on behalf of Borrower (herein referred to as “Authorized Representative”) has read the Credit Agreement and other pertinent Loan Documents and understands the Advance procedures and requirements, including (without limitation) the Draw Request procedures and the conditions precedent to an Advance. Authorized Representative has made such examination and investigation as is necessary to enable the Borrower to represent, warrant, and certify as to the matters set forth in this Draw Request.

2.	Prior Advances. All prior Advances to Borrower have been applied to the payment of obligations of Borrower for materials, labor and other costs incurred in connection with the construction of the Improvements, and for no other purpose.

3.	Draw Request and Attachments Constituting Complete Draw Package. Attached to this Draw Request is a fully completed set of all the documents required by the Credit Agreement for the requested Advance specified in Line A.1 above. This Draw Request is accompanied by a transmittal letter to the Administrative Agent which lists all of the attachments to this Draw Request which collectively comprise the draw package.

4.	Approval of AIA G702 and AIA G703. The Borrower expressly approves of the attached AIA G702 and AIA G703, if any.

5.	Down Date Endorsement. The Borrower expressly represents that Lenders will receive a title down date endorsement dated within two (2) days prior to the Advance showing no liens or notices of liens against the Property recorded after the Amended and Restated Deed of Trust With Assignment of Rents, Security Agreement, and Financing Statement was recorded.

6.	Requested Advance to Pay Costs Incurred on or Before Construction Draw Cut-off Date. The requested Advance represents items owed by Borrower for labor, materials, and other costs incurred on or before the construction draw cut-off date specified in Line A.2 above.

7.	Disbursement of Proceeds of Requested Advance. The Borrower will use the proceeds of the requested Advance solely for the purpose of paying obligations owed by the Borrower for labor, materials, and other costs incurred in connection with such construction as shown on the Budget and this Draw Request, and for no other purpose.

EXHIBIT F, Form of Draw Request – Page 2

8.	Representation of Full Payment. Upon disbursement by the Borrower of the proceeds of the requested Advance, all obligations for labor, materials, and other costs incurred by the Borrower in connection with such construction and which are due and payable on or before the construction draw cut-off date referred to in Line A.2 above will be fully and promptly paid and satisfied.

9.	Compliance with Conditions Precedent. All covenants, agreements, and conditions required by the terms of the Credit Agreement to be performed or complied with by the Borrower as conditions precedent to the funding of the requested Advance have been performed and complied with.

10.	Confirmation of Representations, Etc. As of the date hereof, the representations and warranties contained in the Credit Agreement are true and correct in all material respects and no Event of Default and/or event which, with the lapse of time or giving of notice, or both, would constitute an Event of Default, exists.

This Draw Request is given for the purpose of inducing the Lenders to disburse the requested Advance. The Borrower recognizes that the Lenders are relying upon this Draw Request and the accuracy of the attachments in making such Advance.

DATED:                     , 20

BORROWER:

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG., CO., a Texas corporation

By:
Name:
Title:

EXHIBIT F, Form of Draw Request – Page 3

EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

                    , 20

PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), pursuant to Section 2.05 of the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), each hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is/are [                                        ];

(ii) The effective date of the election made pursuant to this Interest Election Request is             , 20    , which is a Business Day;

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing]; and

(iv) If the resulting Borrowing is a Eurodollar Borrowing, the Interest Period applicable to the resulting Borrowing after giving effect to such election is [                    ], which is a period contemplated by the definition of the term “Interest Period”.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT G, Form of Interest Election Request – Page 1

The undersigned certifies that he/she is the                     of PMFG, INC., a Delaware corporation, and that as such he/she is authorized to execute this certificate on behalf of such corporation. The undersigned further certifies, represents and warrants on behalf of such corporation that such corporation is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

PMFG, INC., a Delaware corporation

By:
Name:
Title:

The undersigned certifies that he/she is the                     of PEERLESS MFG., CO., a Texas corporation, and that as such he/she is authorized to execute this certificate on behalf of such corporation. The undersigned further certifies, represents and warrants on behalf of such corporation that such corporation is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

PEERLESS MFG., CO., a Texas corporation

By:
Name:
Title:

EXHIBIT G, Form of Interest Election Request – Page 2

EXHIBIT H

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the                                         of PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article VII of the Credit Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Credit Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) Since July 2, 2011, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(c) No Default or Event of Default has occurred or is continuing [except to the extent waived in writing by the Lenders or the Required Lenders, as applicable, in accordance with the Credit Agreement] [or specify Default and describe].

(d) Attached hereto as Schedule 2 are the detailed computations necessary to determine the Applicable Margin and whether the Borrower is in compliance with Section 9.01 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending [            , 20    ].

(e) Attached hereto as Schedule 3 are updates to all Schedules to the Security Agreement to the extent that information therein has become inaccurate or incomplete.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT H, Form of Compliance Certificate – Page 1

EXECUTED AND DELIVERED this             day of             , 20    .

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG., CO., a Texas corporation

By:
Name:
Title:

EXHIBIT H, Form of Compliance Certificate – Page 2

For the Quarter/Year ended                         (“Statement Date”).

For purposes hereof, “Subject Period” is the period of four consecutive fiscal quarters ending on the Statement Date.

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 9.01(a) – Consolidated Leverage Ratio.

A. Aggregate total liabilities of Borrower and its Consolidated Subsidiaries on the Statement Date:	$

B.     Consolidated Tangible Net Worth

1.      Total assets of Borrower and its Consolidated Subsidiaries, excluding all assets which would be classified as intangible assets under GAAP, including without limitation, good will, patents, trademarks, trade names, copyrights, and franchises and excluding any obligations due from Affiliates on the Statement Date:

2.      Total liabilities of Borrower and its Consolidated Subsidiaries on the Statement Date:

3.      Consolidated Tangible Net Worth on the Statement Date (Line I.B.1 – I.B.2):

$ $ $

C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B.3): Maximum Permitted: 1.75 to 1.00	to 1.00

II Section 9.01(b) – Debt Service Coverage Ratio.

A. Consolidated EBITDA for the Subject Period[1]

1. Consolidated Net Income for the Subject Period:	$

2.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, income tax expense:

$

[1]

Consolidated EBITDA shall be determined after giving effect, on a Pro Forma basis, to Acquisitions and Dispositions made by the Borrower or a Consolidated Subsidiary during the Subject Period. If any Acquisition(s) or Disposition(s) were made during the Subject Period, attach a separate explanation to this Compliance Certificate indicating the Pro Forma adjustments being made for such Acquisition(s) and/or Disposition(s). Such pro forma adjustments shall be calculated in a manner reasonably satisfactory to the Administrative Agent.

EXHIBIT H, Form of Compliance Certificate – Page 3

3.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, Consolidated Interest Expense:

$

4.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, depreciation, depletion and amortization expense:

$

5.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, out-of-pocket expenses incurred in connection with the closure and sale of the Abilene facility:

$

6.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, transaction fees and expenses incurred in connection with the negotiation, execution and closing of the Credit Agreement and the Ex-Im Credit Agreement:

$

7.      Without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, any non-cash expenses, losses or other charges (including whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets (other than Inventory) outside of the ordinary course of business and any Inventory write up due to purchase accounting, but excluding losses or charges resulting from write-downs or write-offs with respect to Accounts or Inventory, and including non-cash Restricted Payments and unrealized gains earned and losses incurred under Swap Agreements):

$

8. Cash payments in such period required for any prior non-cash expenses or losses:	$

9. Consolidated EBITDA for the Subject Period (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8):	$

EXHIBIT H, Form of Compliance Certificate – Page 4

B.      Cash Restricted Payments constituting of dividends and distributions made by the Borrower and its Consolidated Subsidiaries to any Person other than to PMFG or a Subsidiary of PMFG during the Subject Period:

$

C. Maintenance Capex made during the Subject Period

1.      The actual amount paid by the Borrower and its Consolidated Subsidiaries in cash on account of Capital Expenditures (other than Capital Expenditures made in connection with the Denton Property and Capital Expenditures made by Peerless Manufacturing (Zhenjiang) Co. Ltd. for the building of a manufacturing plant in Zhenjiang, China to the extent permitted pursuant to Section 9.06 of the Credit Agreement) for the Subject Period:

$ $ $ $

2. The depreciation expense of Borrower and its Consolidated Subsidiaries with respect to such Capital Expenditures for the Subject Period:	$

3. Maintenance Capex (lesser of Line II.C.1 and Line II.C.2):	$

D. Cash Taxes for the Subject Period:

E. Consolidated Fixed Charges

1. Without duplication, all Consolidated Interest Expense paid or payable in cash by any of the Borrower or its Consolidated Subsidiaries in respect of the Subject Period:	$

2.      Without duplication, all installments of principal due and payable by any of the Borrower or its Consolidated Subsidiaries with respect to long-term Indebtedness and Indebtedness set forth in clauses (a) and (b) of the definition of “Funded Debt” during the Subject Period (including principal payment in respect of the Term Loans, but excluding voluntary prepayments of the Term Loans):

$

3. Without duplication, all earn-out payments paid or payable in cash during the Subject Period:

4. Consolidated Fixed Charges for the Subject Period (Lines II.E.1 + 2 + 3):

F. Debt Service Coverage Ratio ((Line II.A.9 – II.B – II.C.3 – II.D) ÷ Line II.E.4):	to 1.00

Minimum Permitted: 1.50 to 1.00

EXHIBIT H, Form of Compliance Certificate – Page 5

III. Section 9.01(c) – Consolidated Tangible Net Worth.

A.     Total assets of Borrower and its Consolidated Subsidiaries, excluding all assets which would be classified as intangible assets under GAAP, including without limitation, good will, patents, trademarks, trade names, copyrights, and franchises and excluding any obligations due from Affiliates on the Statement Date:

$

B. Total liabilities of Borrower and its Consolidated Subsidiaries on the Statement Date:	$

C. Consolidated Tangible Net Worth on the Statement Date (Line III.A – III.B):	$

D. Borrower’s Consolidated Net Income:	$

E. Minimum Consolidated Tangible Net Worth ($65,000,000 + 0.5 * Line III.D):	$
IV. Applicable Margin – Consolidated Funded Debt to EBITDA Ratio.

A. Consolidated Funded Debt:	$

B. Consolidated EBITDA for the Subject Period (Line II.A.9):	$

C. Consolidated Funded Debt to EBITDA Ratio (Line IV.A ÷ Line IV.B):	$

EXHIBIT H, Form of Compliance Certificate – Page 6

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

The undersigned hereby certifies that he/she is the                                     of PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), the undersigned represents and warrants that the attached Borrowing Base Certificate is true and correct in all respects as of                                     ,             . Each capitalized term used herein shall have the same meaning given to it in the Credit Agreement unless otherwise specified.

EXECUTED AND DELIVERED this                 day of             , 20        .

PMFG, INC., a Delaware corporation

By:
Name:
Title:

PEERLESS MFG., CO., a Texas corporation

By:
Name:
Title:

EXHIBIT I, Form of Borrowing Base Certificate – Page 1

PMFG, Inc.

Peerless Mfg. Co.

Borrowing Base Report                                 a/o

ACCOUNTS RECEIVABLE				INVENTORY
Rollforward

1.	A/R Balance per G/L

2.	Invoices (Since Last Report) - Pee	+

3.	Misc. Debits (Since Last Report) *	+

4.	Cash Receipts (Since Last Report)	-

5.	Credit Memos (Since Last Report)	-

6.	Change in International Accounts	-

7.	Change in Retention	-

8.	Other Changes in AR Balances	-

9.	A/R Balance per G/L		=	9.	Inventory Balance per G/L	=

Borrowing Base Calculation

10.	A/R Balance per Aging		=	10.	Inventory Balance per Perpetual	=

11.	Variance (Lines: 10 - 9) *			11.	Variance (Lines: 10 - 9) *

12.	Ineligible Accounts *		-	12.	Ineligible Inventory *	-

13.	Net Eligible Accounts Receivable (Lines: 8 - 10)		=	13.	Net Eligible Inventory (Lines: 10 - 12)	=

14.	Loan Formula of Line 13		*	14.	Loan Formula of Line 13	*

15.	A/R Capped @			15.	Invy Capped @

16.	Lessor of Line 14 or Line 15		=	16.	Lessor of Line 14 or Line 15	=

17.	Total A/R Borrowing Base (Lines: 14+15+/-16)		=	17.	Total Inventory Borrowing Base (Lines: 16+17+/-18)	=

18.				18.	Sum of A/R and Inventory Borrowing Base

Loan and Letter of Credit Balances
Loan Balance per Last Report
Less: Net Payments		-
Plus: Net Advances		+
Loan Balance as of		=

Warranty Letters of Credit	Risk Adjusted Rate	+

All other Letters of Credit (excluding EXIM)

Total Balance

Net Funded Availability/(Deficit)

Restricted Cash

Net Funded Availability/(Deficit) after Restricted Cash

To the best of my knowledge and belief, this information is correct and may be relied upon by you as a basis for advancing any credit to us.

Company Name:	Peerless Mfg. Co.	Signature:
		Name:	Ronald McCrummen
Date Report Submitted:		Title:	CFO

*	Please detail on the “Ineligible Calculations Page” in the “Comments” section.

EXHIBIT I, Form of Borrowing Base Certificate – Page 2

Each capitalized term used herein shall have the same meaning given to it in the Credit Agreement unless otherwise specified.

I.	Accounts and Inventory

Amount
	A.	Eligible Accounts

		1.	Accounts of the Borrower and its Domestic Subsidiaries		$

Less ineligible Accounts (without duplication)

			a.	Accounts that are not subject to a valid, perfected first priority Lien in favor of the Administrative Agent or that are subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank	$

			b.	Accounts that are not owned by the Borrower or its Domestic Subsidiaries or are subject to any right, claim or interest of another Person other than (i) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank	$

			c.	Accounts as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Accounts have both (i) been breached, and (ii) such breach is still existing at the relevant date of determination	$

			d.	Accounts with respect to which an invoice has not been sent	$

			e.	Accounts which are not due and payable within sixty (60) days after their invoice date	$

			f.	Accounts that arise from a sale of goods to or performance of services for an employee of the Borrower or its Domestic Subsidiaries	$

			g.	Account that are backed by a letter of credit unless the Inventory covered by the subject letter of credit has been shipped	$

EXHIBIT I, Form of Borrowing Base Certificate – Page 3

h.	Accounts that are due and payable from an Account Debtor who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other Law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such Debtor Relief Laws	$

i.	Accounts with respect to which the obligation of payment of the Account Debtor is or may be conditional for any reason whatsoever, including, without limitation, Accounts that are billed in advance (other than progress billings or similar billings in advance or on delivery against deliverables or standards specified in the applicable contract, provided that such deliverables have been received or standards attained) or arise from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis	$

j.	Accounts that are evidenced by chattel paper	$

k.	Accounts that are subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except (i) for customary discounts allowed by the applicable Loan Party in the ordinary course of business for prompt payment, and (ii) to the extent there is any agreement between the applicable Loan Party and the relevant Account Debtor, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto; or for which the Account Debtor is also a creditor or supplier of the Borrower	$

l.	Accounts to the extent they include any finance charges, service charges, taxes, discounts, credits, allowances and retainages	$

EXHIBIT I, Form of Borrowing Base Certificate – Page 4

m.	Accounts owing by an Account Debtor if twenty-five percent (25%) or more of the aggregate balance of Accounts owing by such Account Debtor is ineligible, unless specifically approved by the Administrative Agent in its sole discretion	$

n.	Accounts with respect to which the Account Debtor is the U.S. or any other federal government body unless such accounts are duly assigned to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation reasonably satisfactory to the Administrative Agent in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended)	$

o.	Accounts which are for that portion of an account balance owed by a single Account Debtor that would exceed thirty percent (30%) (or such greater percentage as permitted by the Administrative Agent in its sole discretion) of the aggregate amount of all Accounts	$

p.	Accounts that are due and payable from an Account Debtor that is not a resident or citizen of the United States or a province in or territory of Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in the Province of Ontario as of the Effective Date, unless each such Account is secured by a letter of credit issued by a bank acceptable to the Administrative Agent which letter of credit shall be in form and substance acceptable to the Administrative Agent and/or is adequately covered by foreign credit insurance provided by a solvent insurer acceptable to the Administrative Agent	$

q.	Accounts that are otherwise deemed ineligible for any reason by the Administrative Agent in its reasonable discretion	$

r.	Accounts for which any of the Inventory giving rise to such Accounts have been returned, rejected or repossessed	$

EXHIBIT I, Form of Borrowing Base Certificate – Page 5

		s.	Accounts for which the Inventory giving rise to such Accounts have not been delivered to and accepted by the Account Debtor, the services giving rise to such Accounts have not been performed by the Borrower or its Domestic Subsidiaries or the Accounts otherwise do not represent a final sale, other than, in each case, any Accounts that arise from progress billings or similar billings in advance or on delivery against deliverables or standards specified in the applicable contract, provided that such deliverables have been received or standards attained	$

		t.	Except for the U.S. Navy, Accounts that are due and payable from a military Account Debtor	$

		u.	Accounts that are due and payable in a currency other than Dollars, Canadian Dollars or Euros	$

		v.	Accounts that the Administrative Agent, in its reasonable judgment, deems uncollectible for any reason	$

		w.	Accounts which remain unpaid more than ninety (90) days past their invoice date	$

		x.	During the Ex-Im Period, Accounts that are Export-Related Accounts, except to the extent such Export-Related Accounts are fully insured and not part of the borrowing base under the Ex-Im Credit Agreement	$

		y.	Accounts that do not arise from the sale of Inventory in the ordinary course of the Borrower’s or any of its Domestic Subsidiaries’ business	$

		z.	Total Ineligible Accounts (Lines I.A.1.a + b + c + d + e + f + g + h + i + j + k + l + m + n + o + p + q + r + s + t + u + v + w + x + y)	$

	2.	Total (Line I.A.1 – Line I.A.1.z) x 80%		$

B.	Eligible Inventory

	1.	Inventory of the Borrower and its Domestic Subsidiaries, valued at the lower of cost or market		$

Less ineligible Inventory (without duplication):

	a.	Inventory that is not subject to a valid, perfected first priority Lien in favor of the Administrative Agent or that is subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank		$

EXHIBIT I, Form of Borrowing Base Certificate – Page 6

b.	Inventory that is not owned by the Borrower or its Domestic Subsidiaries or is subject to any right, claim or interest of another Person other than (i) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) during the Ex-Im Period, the second priority Liens in favor of the Ex-Im Lender for the benefit of the Ex-Im Lender and the Ex-Im Bank	$

c.	Inventory that is located at an address that has not been approved in writing by the Administrative Agent (which approval the Administrative Agent shall not unreasonably withhold, condition or delay), unless such location (i) is owned in fee by the Borrower or any Domestic Subsidiary, or (ii) satisfies clause (e) or (f) of the definition of Eligible Inventory	$

d.	Inventory that is placed by the Borrower or any of its Domestic Subsidiaries on consignment or held by the Borrower or any of its Domestic Subsidiaries on consignment from another Person	$

e.	Inventory that is in transit to the U.S. unless (A) the Administrative Agent is in possession of all documents of title such as, but not limited to, bills of lading necessary to perfect a first priority security interest in such Inventory, and (B) the Borrower or any of its Domestic Subsidiaries has delivered to the Administrative Agent satisfactory evidence that such Inventory is insured against such risks and in such amounts as the Administrative Agent, in the exercise of its reasonable determination, determines to be reasonable	$

f.	Inventory that is in the possession of a processor or bailee, or located on premises leased or subleased to the Borrower or any of its Domestic Subsidiaries, or on premises subject to a mortgage in favor of a Person other than the Administrative Agent, unless, in each case, such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Administrative Agent shall reasonably require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and the Administrative Agent’s right to gain access thereto, provided, however, that Inventory with an aggregate value of not more than $1,000,000 at any time shall not be excluded pursuant to this clause if it is located at a site of a contractor, subcontractor or customer of the Borrower or any Domestic Subsidiary or any customer of any such contractor or subcontractor	$

g.	Inventory that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section	$

EXHIBIT I, Form of Borrowing Base Certificate – Page 7

		h.	Inventory as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has both (i) been breached, and (ii) such breach is still existing at the relevant date of determination	$

		i.	Inventory that is not located in the U.S. or in any territory or possession of the U.S. that has adopted Article 9 of the UCC or in any province in Canada which has adopted the Personal Property Security Act which is substantially similar to the Personal Property Security Act in effect in the Province of Ontario on the Effective Date, unless permitted pursuant to clause (e) of the definition of Inventory or expressly permitted by Administrative Agent on terms acceptable to Administrative Agent	$

		j.	Inventory that is sample or demonstration Inventory	$

		k.	Inventory that consists of proprietary software (i.e. software designed solely for the Borrower’s internal use and not intended for resale)	$

		l.	Inventory that is damaged, slow moving, obsolete, returned (unless such returned Inventory is saleable in the normal course of the Borrower’s operations), defective, recalled or unfit for further processing or not currently saleable in the normal course of the Borrower’s operations	$

		m.	Inventory that has been previously exported from the U.S.	$

		n.	Inventory that is perishable or live	$

		o.	Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof	$

		p.	Inventory that is work-in-progress Inventory	$

		q.	Inventory that is Inventory otherwise deemed ineligible by the Administrative Agent in its reasonable discretion	$

		r.	Inventory that is to be incorporated into Inventory whose sale would result in an Account which would not be an Eligible Account	$

		s.	during the Ex-Im Period, Inventory that is Export-Related Inventory	$

		t.	Total Ineligible Inventory (Lines I.B.1.a + b + c + d + e + f + g + h + i + j + k + l + m + n + o + p + q + r + s)	$

		2.	Total (Line I.B.1 – Line I.B.1.t) x 50%	$

II.	Borrowing Base

	A.	80% of Eligible Accounts (Line I.A.2)		$

	B.	50% of Eligible Inventory (Line I.B.2)		$

EXHIBIT I, Form of Borrowing Base Certificate – Page 8

	C.	100% of cash held in the LC Cash Account	$

	D.	Foreign Currency Letter of Credit Contingency Amount	$

	E.	Borrowing Base (Line II.A + B + C - D)

III.	Total Risk-Adjusted Revolving Credit Exposure		$

IV.	Borrowing Base Availability (Deficiency)

	A.	Borrowing Base (Line II.E) minus	$

	B.	Total Risk-Adjusted Revolving Credit Exposure (Line III)	$

	C.	Borrowing Base Availability (Deficiency) (Line IV.A – Line IV.B)	$

EXHIBIT I, Form of Borrowing Base Certificate – Page 9

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto. Unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-1, Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto. Unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-2, Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto. Unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-3, Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of September 7, 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among PMFG, INC., a Delaware corporation (“PMFG”), and PEERLESS MFG. CO., a Texas corporation (“Peerless”, and PMFG and Peerless, individually and collectively shall be referred to herein as, the “Borrower”), CITIBANK, N.A., a national banking association, as Administrative Agent, the other agents and the lenders which are or become parties thereto. Unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-4, Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT K

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and                                         [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	PMFG, INC. and PEERLESS MFG. CO.

4.	Administrative Agent:	CITIBANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of September 7, 2012 among PMFG, INC. and PEERLESS MFG. CO., the Lenders parties thereto, CITIBANK, N.A., as Administrative Agent, and the other agents parties thereto

[2]	Select as applicable.

EXHIBIT K, Form of Assignment and Assumption – Page 1

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

	$	$	%

	$	$	%

	$	$	%

Effective Date:                     , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT K, Form of Assignment and Assumption – Page 2

[Consented to and][3] Accepted: CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:] [NAME OF RELEVANT PARTY][4]

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank, Swingline Lender) is required by the terms of the Credit Agreement.

EXHIBIT K, Form of Assignment and Assumption – Page 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT K, Form of Assignment and Assumption – Page 4

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT K, Form of Assignment and Assumption – Page 5

EXHIBIT L-1

FORM OF CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project

Job No.

On receipt by the signer of this document of a check from                     (maker of check) in the sum of $                     payable to                     (payee         or payees of check) and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the property of                     (owner) located at                     (location) to the following extent:                                         (job description).

This release covers the final payment to the signer for all labor, services, equipment, or materials furnished to the property or to                     (person with whom signer contracted).

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer.

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project up to the date of this waiver and release.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT L-1, Form of Conditional Waiver and Release on Final Payment – Page 1

Date:

[COMPANY NAME]

By:
Name:
Title:

STATE OF TEXAS

COUNTY OF

This Conditional Waiver and Release on Final Payment was acknowledged before me on this         day of             , 20    , by                     , on behalf of                     a                     .

Notary Public, State of Texas

EXHIBIT L-1, Form of Conditional Waiver and Release on Final Payment – Page 2

EXHIBIT L-2

FORM OF CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project

Job No.

On receipt by the signer of this document of a check from                     (maker of check) in the sum of $                     payable to                     (payee         or payees of check) and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the property of                     (owner) located at                     (location) to the following extent:                                         (job description).

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to                      (person with whom signer contracted) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer.

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT L-2, Form of Conditional Waiver and Release on Progress Payment – Page 1

Date:

[COMPANY NAME]

By:
Name:
Title:

STATE OF TEXAS

COUNTY OF

This Conditional Waiver and Release on Progress Payment was acknowledged before me on this         day of             , 20    , by                     , on behalf of                     a                     .

Notary Public, State of Texas

EXHIBIT L-2, Form of Conditional Waiver and Release on Progress Payment – Page 2

EXHIBIT L-3

FORM OF UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

NOTICE

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below (if you have not been paid, use a conditional release form).

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project

Job No.

The signer of this document has been paid in full for all labor, services, equipment, or materials furnished to the property or to                     (person with whom signer contracted) on the property of                     (owner) located at                     (location) to the following extent:                     (job description). The signer therefore waives and releases any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position.

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project up to the date of this waiver and release.

[SIGNATURES BEGIN NEXT PAGE]

EXHIBIT L-3, Form of Unconditional Waiver and Release on Final Payment – Page 1

Date:

[COMPANY NAME]

By:
Name:
Title:

STATE OF TEXAS

COUNTY OF

This Unconditional Waiver and Release on Final Payment was acknowledged before me on this         day of             , 20    , by                     , on behalf of                     a                     .

Notary Public, State of Texas

EXHIBIT L-3, Form of Unconditional Waiver and Release on Final Payment – Page 2

EXHIBIT L-4

FORM OF UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

NOTICE

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below.

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project

Job No.

The signer of this document has been paid and has received a progress payment in the sum of $                      for all labor, services, equipment, or materials furnished to the property or to                                          (person with whom signer contracted) on the property of                      (owner) located at                      (location) to the following extent:                                          (job description). The signer therefore waives and releases any mechanic’s lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer’s position that the signer has on the above referenced project to the following extent:

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to (person with whom signer contracted) as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer’s laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

Date:

[COMPANY NAME]

By:
Name:
Title:

STATE OF TEXAS

COUNTY OF

EXHIBIT L-4, Form of Unconditional Waiver and Release on Progress Payment – Page 1

This Unconditional Waiver and Release on Progress Payment was acknowledged before me on this             day of                     , 20        , by                     , on behalf of                     a                     .

Notary Public, State of Texas

EXHIBIT L-4, Form of Unconditional Waiver and Release on Progress Payment – Page 2

EXHIBIT M

FORM OF AFFIDAVIT OF COMPLETION

BEFORE ME, the undersigned authority, on this day personally appeared                     (“Affiant”), the                                     of                                         , a                                          (“Owner”), known to me to be the person whose name is subscribed below, and who, being by me first duly sworn, did on his or her oath state as follows:

1. Owner: The name and address of Owner are:

2. Contractor. The name and address of the original contractor (“Contractor”) are:

3. Improvements. Certain improvements (the “Improvements”) were furnished under an original contract (“Contract”) between Owner and Contractor, which Improvements are generally described as follows:

.

4. Real Property. Owner is the owner of the real property (the “Real Property”) situated in             County, Texas, on which the Improvements were constructed and are located, which Real Property is more particularly described on Exhibit A attached hereto and made a part hereof.

5. Completion. The Improvements under the Contract between Owner and Contractor have been completed within the meaning of Texas Property Code §53.106, and the date of such completion was             , 201            (the “Date of Completion”).

6. Affiant. Affiant is an authorized representative of Owner and has been duly authorized to execute this Affidavit of Completion and cause it to be recorded with the County Clerk of the county in which the Real Property is situated.

NOTICE: A CLAIMANT MAY NOT HAVE A LIEN ON RETAINED FUNDS UNLESS THE CLAIMANT FILES THE AFFIDAVIT CLAIMING A LIEN NOT LATER THAN THE 30TH DAY AFTER THE DATE OF COMPLETION.

EXHIBIT M, Form of Affidavit of Completion – Page 1

DATED this             day of                     , 201    .

AFFIANT:

Name:
An authorized representative of Owner

SUBSCRIBED AND SWORN BEFORE ME, on this the             day of                         , 201    .

Notary Public, State of Texas

EXHIBIT M, Form of Affidavit of Completion – Page 2

EXHIBIT A

Real Property

EXHIBIT M, Form of Affidavit of Completion – Page 3

EXHIBIT N

FORM OF CERTIFICATE OF SUBSTANTIAL COMPLETION

Certificate of Substantial Completion

PROJECT: (Name and Address):	PROJECT NUMBER: CONTRACT FOR: General Construction CONTRACT DATE:	OWNER: ☐ ARCHITECT: ☐ CONTRACTOR: ☐

TO OWNER: (Name and Address):	TO CONTRACTOR: (Name and Address):	FIELD: ☐ OTHER: ☐

PROJECT OR PORTION OF THE PROJECT DESIGNATED FOR PARTIAL OCCUPANCY OR USE SHALL INCLUDE:

The Work performed under this Contract has been reviewed and found, to the Architect’s best knowledge, information and belief, to be substantially complete. Substantial Completion is the stage in the progress of the Work when the Work or designated portion is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work for its intended use. The date of Substantial Completion of the Project or portion designated above is the date of issuance established by this Certificate, which is also the date of commencement of applicable warranties required by the Contract Documents, except as stated below:

Warranty	Date of Commencement

ARCHITECT	BY	DATE OF ISSUANCE

A list of items to be completed or corrected is attached hereto. The failure to include any items on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. Unless otherwise agreed to in writing, the date of commencement of warranties for items on the attached list will be the date of issuance of the final Certificate of Payment or the date of final payment.

Cost estimate of Work that is incomplete or defective: $

The Contractor will complete or correct the Work on the list of items attached hereto within             (            ) days from the above date of Substantial Completion.

CONTRACTOR	BY	DATE

The Owner accepts the Work or designated portion as substantially complete and will assume full possession at             (time) on             (date).

OWNER	BY	DATE

The responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance shall be as follows:

(Note: Owner’s and Contractor’s legal and insurance counsel should determine and review insurance requirements and coverage.)

EXHIBIT N, Form of Certificate of Substantial Completion – Page 1

Exhibit O

Project Name:	Peerless Mfg.	Draw Number: DRAFT	Date of Draw:	Developer:	Phone #:

		Draw Amount:		Contractor:	Phone #:

	Final	Previous	Current		PREVIOUS FUNDING			CURRENT FUNDING				Total Balance		Balance
	Budget	Change	Change	Adjusted	Previous	Borrower	CITIBANK	Requested	Borrower	CITBANK		Funded	%	to
Description	at Closing	Orders	Orders	Budget	Draws	Equity	Funds	Draw	Equity	Funds	Retainage	(after draw)	Funded	Finish
Land Cost	$1,813,596.41	$0.00	$0.00	$1,813,596.41	$1,813,596.41	$1,813,596.41	$0.00	$0.00	$0.00	$0.00	$0.00	$1,813,596.41	100.00%	$0.00
Construction Contract	$9,839,572.00			$9,839,572.00	$0.00			$0.00		$0.00	$0.00	$0.00		$9,839,572.00
Site Work				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
General Conditions				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Contingency Reserve	$491,978.60			$491,978.60	$0.00			$0.00			$0.00	$0.00		$491,978.60
Tenant Improvements				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Security System				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00

Total Construction Costs	$10,331,550.60	$0.00	$0.00	$10,331,550.60	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00		$10,331,550.60

Architectural				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Engineering-testing				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Appraisal				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Environmental				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Legal-Borrower atty.				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Legal -Citi atty.				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Title & closing costs				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Permit Fees				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
SBA Fees				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Inspection fees & cost review				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Citi Bank Commitment Fee				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Security System				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Project Manager Fee				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Builder’s Risk Ins.				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Landscaping				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00
Building Signage				$0.00	$0.00			$0.00			$0.00	$0.00		$0.00

Total Soft Costs	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00		$0.00

TOTAL COSTS	$12,145,147.01	$0.00	$0.00	$12,145,147.01	$1,813,596.41	$1,813,596.41	$0.00	$0.00	$0.00	$0.00	$0.00	$1,813,596.41	14.93%	$10,331,550.60

Sources of	Original	%		Adjusted	Amount	Balance
Funds	Amount	Total	Adjustments	Total	Funded	Remaining
Equity	$2,145,147.01	18%	$0.00	$2,145,147.01	$1,813,596.41	$331,550.60
Loan Proceeds	$10,000,000.00	82%	$0.00	$10,000,000.00	$0.00	$10,000,000.00

Total	$12,145,147.01	100.00%	$0.00	$12,145,147.01	$1,813,596.41	$10,331,550.60

Citi Loan Proceeds	$4,760,000.00	0%	$0.00	$4,760,000.00	$0.00	$4,760,000.00

Bank Allocation:		Previous	Current	Balance
		Draw	Draw	Remaining
Citi	$4,760,000.00
HSBC	$2,860,000.00
Compass	$2,380,000.00

	$10,000,000.00

Schedule 7.05

Litigation

In June 2010, Peerless received notice from a customer claiming approximately $9.1 million in repair costs associated with four heat exchangers sold by Alco Products, a division of Nitram, in 2006 prior to the Peerless’ acquisition of Nitram. The customer requested reimbursement for the repair costs pursuant to Alco Products’ warranty obligations under the terms and conditions of the purchase order. Peerless has not received sufficient information to assess the validity of the claim and has notified the Nitram insurance carrier and the selling stockholders of Nitram of this claim. Peerless believes if any valid claim exists, Peerless is entitled to be indemnified by Nitram selling stockholders pursuant to the terms of the Nitram acquisition agreement for any amounts that are paid by Peerless in connection with such claim. At this time, Peerless cannot estimate any potential range of loss that may result from this asserted claim as Peerless has not received sufficient information to assess the validity of the claim. No amount has been accrued in the financial statements for this claim as of June 30, 2012. At this time, Peerless has not been notified that any lawsuit has been filed by the customer.

Schedule 7.06

Environmental

In connection with Peerless’ acquisition of Nitram and the related financing transactions, environmental site assessments were performed on both our existing manufacturing properties and Nitram’s properties in Cisco, Texas and Wichita Falls, Texas. These assessments involved visual inspection, testing of soil and groundwater, interviews with site personnel and a review of publicly available records. The results of these assessments indicated soil and groundwater contamination at the dormant Vermont Street facility in Wichita Falls and groundwater concerns at the Jacksboro Highway facility in Wichita Falls and the Cisco facilities. Additional sampling and evaluation of the groundwater concerns at the Jacksboro Highway and Cisco facilities indicated levels of impact did not exceed applicable regulatory standards and that further investigation and remediation was not required. Soil remediation at the Vermont Street facility in Wichita Falls was completed in July 2009 and we will continue to monitor groundwater at the sites. We have an accrued liability of $0.2 million at June 30, 2012, for the estimated costs relating to these environmental matters. We are seeking reimbursement for the full cost of the remediation and ongoing and future monitoring activities under our purchase agreement with Nitram’s former stockholders in the amount of $0.6 million. Funds have been deposited into an escrow account that may be used to reimburse these costs.

Schedule 7.14

Subsidiaries

See attached.

PMFG, Inc. Corporate Structure

Schedule 9.02

Existing Indebtedness

Obligor	Obligee	Current Principal Amount
Peerless Europe Ltd.	Rainer Diekmann	€1,000,000

Schedule 9.03

Existing Liens

ENTITY	STATE	JURISDICTION	SECURED PARTY	FILE NO. FILE DATE	COLLATERAL DESCRIPTION
PMFG, Inc.	TX	SOS	IKON Financial Svcs	File No: 11-0000446874 File Date: 01/06/11	All of the equipment now or hereafter leased by Lessor to Lessee in connection with that certain Master Agreement; and all accessions, additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds thereof.

Peerless Mfg. Co.	TX	SOS	NMHG Financial Services, Inc.	File No: 09-0007094140 File Date: 03/12/09	All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds thereof.

Schedule 9.05

Existing Investments

PMFG, Inc. owns 100% of the equity interests of Peerless Mfg. Co.

Peerless Mfg. Co. owns 100% of the equity interests of each of:

1. Nitram Energy, Inc.

2. PMC Acquisition, Inc.

3. Peerless Europe Ltd.

4. Peerless Manufacturing Canada Ltd.

5. Peerless Asia Pacific Pte. Ltd.

Peerless Mfg. Co. owns 60% of the equity interests of Peerless Propulsys China Holdings LLC.

Peerless Propulsys China Holdings LLC owns 100% of the equity interests of Peerless Manufacturing (Zhenjiang) Co. Ltd.

Peerless Europe Ltd. owns 100% of the equity interests of Burgess-Manning Gmbh.

Nitram Energy, Inc. owns 100% of the equity interests of each of:

1. Burgess-Manning, Inc.

2. BurMan Management, Inc.

3. Bos-Hatten, Inc.

Burgess-Manning, Inc. owns (a) 100% of the equity interests of Burgess-Manning Europe Limited and (b) 51% of the equity interests of Burgess Manning (India) Private Limited

Burgess-Manning Europe Limited owns 100% of the equity interests of each of:

1. Burgess-Manning S.A.

2. Skimovex B.V.

Peerless Mfg. Co. made two loans to Peerless Europe Ltd., its direct, wholly-owned subsidiary, each with a current principal balance of £1,400,000.